     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999
                                                    REGISTRATION NO. 333-      .
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             4811                            13-4924710
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

    32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, 10013-2412 (212) 387-5400 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MARILYN J. WASSER, ESQ.
                      VICE PRESIDENT -- LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

       DAVID M. SILK, ESQ.               MARK D. GERSTEIN, ESQ.           RICHARD C. ROWLENSON, ESQ.
  WACHTELL, LIPTON, ROSEN & KATZ            LATHAM & WATKINS           VANGUARD CELLULAR SYSTEMS, INC.
       51 WEST 52ND STREET              SEARS TOWER, SUITE 5800       2002 PISGAH CHURCH ROAD, SUITE 300
     NEW YORK, NEW YORK 10019            233 SOUTH WACKER DRIVE        GREENSBORO, NORTH CAROLINA 27455
          (212) 403-1000              CHICAGO, ILLINOIS 60606-6401              (336) 282-3690
                                             (312) 876-7700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of AT&T Corp. and Vanguard Cellular Systems, Inc. as described in the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 1998, by and among AT&T Corp., Winston, Inc. and Vanguard Cellular Systems, Inc. (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED                PROPOSED
    TITLE OF EACH CLASS OF          AMOUNT TO BE          MAXIMUM OFFERING        MAXIMUM AGGREGATE           AMOUNT OF
 SECURITIES TO BE REGISTERED         REGISTERED            PRICE PER SHARE         OFFERING PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00
  per share...................      12,637,514(1)              N/A(2)                  N/A(3)                 $0(3)(4)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

    (1) Represents 50% of the sum of the number of shares of common stock of Vanguard (the "Vanguard Shares") outstanding on March 25, 1999 plus the number of Vanguard Shares subject to stock options that will be exercisable prior to the effective time of the Merger, multiplied by the exchange ratio of 0.59805. The amount to be registered has been adjusted to reflect AT&T's announced three-for-two split of its common stock.

    (2) Not applicable.

    (3) Pursuant to Rules 457(f)(1) and (3) and 457(c) of the Securities Act, and solely for purposes of calculating the registration fee, the registration fee was computed on the basis of the average high and low prices of Vanguard Shares as reported on the NASDAQ/NM on March 23, 1999, less the amount of cash to be paid by AT&T in connection with the Merger.

    (4) Pursuant to Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended, the total registration fee of $177,702.82 was reduced in amount by $191,917.65, the filing fee paid by Vanguard pursuant to Exchange Act Rule 0-11 in connection with the filing of the preliminary proxy materials of Vanguard with the Securities and Exchange Commission on December 10, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [VANGUARD CELLULAR SYSTEMS LOGO]

Dear Vanguard Shareholder:

     The Board of Directors of Vanguard Cellular Systems, Inc. has unanimously approved a merger with AT&T Corp.

     For each Vanguard share you own, you may request to receive in the merger either: (1) 0.59805 shares of AT&T common stock OR (2) $23.00 in cash. The
0.59805 exchange ratio has been adjusted to reflect the previously announced three-for-two stock split of AT&T common stock. Our ability to grant your request will be determined by how many shareholders request AT&T shares versus how many request cash. We must ensure that 50% of the outstanding non-dissenting Vanguard shares are exchanged for AT&T shares and the remaining 50% are exchanged for cash. If we are unable to grant your request, you will receive a mixture of AT&T shares and cash for your Vanguard shares. AT&T shares are listed on the New York Stock Exchange under the symbol "T."

     The merger cannot be completed unless holders of a majority of the outstanding Vanguard shares vote to approve the merger. We have scheduled a special meeting of Vanguard shareholders to obtain this vote, and shareholders who owned Vanguard shares as of March 22, 1999 may vote at this special meeting. The Board of Directors of Vanguard unanimously recommends that you vote "FOR" approval of the merger at the special meeting.

     Whether or not you plan to attend the special meeting, please take the time to vote by promptly completing, signing and dating the enclosed white proxy card and mailing it in the white postage-paid envelope to the American Stock Transfer & Trust Company. Even if you return the proxy card, you may attend the special meeting and vote your shares in person. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     The date, time and place of the special meeting are as follows:

          April 27, 1999
          9:00 a.m. local time
          Offices of Vanguard
          2002 Pisgah Church Road, Suite 300
          Greensboro, North Carolina 27455-3314

                                         Sincerely,
                                         /s/ Haynes G. Griffin

                                         Haynes G. Griffin
                                         Chairman of the Board

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE AT&T SHARES TO BE ISSUED UNDER THE PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THE PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The proxy statement/prospectus is dated March 26, 1999, and was first mailed to shareholders of Vanguard on or about March 27, 1999.

                        VANGUARD CELLULAR SYSTEMS, INC.
                            2002 PISGAH CHURCH ROAD
                        GREENSBORO, NORTH CAROLINA 27455

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            Date: April 27, 1999
                            Time: 9:00 a.m. local time
                           Place: Offices of Vanguard
                                  2002 Pisgah Church Road, Suite 300
                                  Greensboro, North Carolina 27455-3314

PURPOSE OF THE MEETING:

     - To consider and vote upon the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 1998, by and among Vanguard, AT&T and Winston, Inc. (a wholly owned subsidiary of AT&T), and the merger of Vanguard with and into Winston, Inc. contemplated thereby.

     - To consider any other matters that may be properly brought before the meeting.

     THE BOARD OF DIRECTORS OF VANGUARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AS IN THE BEST INTERESTS OF VANGUARD AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE PLAN OF MERGER THAT IS PART OF THE MERGER AGREEMENT, AND THE MERGER.

     You are entitled to assert dissenters' rights under Article 13 of the North Carolina Business Corporation Act, but must follow certain procedures strictly in order to do so. A copy of Article 13, which sets forth such procedures, is attached as Appendix D to this proxy statement/prospectus.

     The merger is explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the Amended and Restated Agreement and Plan of Merger is attached as Appendix A to the proxy statement/prospectus.

                                          By Order of the Board of Directors
                                          /s/ Richard C. Rowlenson

                                          Richard C. Rowlenson
                                          Secretary

March 26, 1999

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER...........................    1
SUMMARY............................    4
  The Companies....................    4
  The Special Meeting..............    4
  The Merger and the Merger
     Agreement.....................    5
  Other Agreements.................    7
  Comparative Per Share Market
     Price and Dividend
     Information...................    8
  Selected Historical Financial
     Information...................    9
  Selected Pro Forma Condensed
     Financial Information.........   11
  Unaudited Comparative Per Share
     Data..........................   12
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS.......   13
THE COMPANIES......................   15
  AT&T.............................   15
  Winston, Inc.....................   16
  Vanguard.........................   16
THE SPECIAL MEETING................   17
  General..........................   17
  Record Date and Voting...........   17
  Voting and Revocation of
     Proxies.......................   18
THE MERGER.........................   20
  Background.......................   20
  Vanguard's Reasons for the
     Merger; Recommendation of the
     Vanguard Board................   22
  Opinion of the Financial Advisor
     to the Vanguard Board.........   23
  AT&T's Reasons for the Merger....   28
  Effective Time of the Merger.....   29
  Certificate of Incorporation and
     Bylaws........................   29
  Directors and Officers...........   29
  Material Federal Income Tax
     Consequences..................   29

                                     PAGE
                                     ----
  Accounting Treatment.............   32
  Consents and Regulatory
     Approvals.....................   32
  Vanguard Debentures..............   33
  Listing of the AT&T Shares on the
     NYSE..........................   33
  Resale of AT&T Shares Issued in
     the Merger; Vanguard
     Affiliates....................   33
  Interests of Certain Persons in
     the Merger....................   34
  Other............................   36
RIGHTS OF DISSENTING VANGUARD
  SHAREHOLDERS.....................   39
THE MERGER AGREEMENT...............   42
  General..........................   42
  Conversion of Vanguard Shares....   42
  Representations and Warranties...   47
  Business of Vanguard Pending the
     Merger........................   49
  Reasonable Efforts...............   49
  No Solicitation..................   50
  Special Meeting;
     Recommendation................   51
  Conditions; Waivers..............   51
  Termination......................   54
  Termination Fees.................   55
  Expenses.........................   57
  Amendment........................   57
  Extension; Waiver................   57
  Indemnification..................   57
  Employee Benefits................   57
OTHER AGREEMENTS...................   58
  Option Agreement.................   58
  Voting Agreements................   59
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS................   61
SECURITY OWNERSHIP OF MANAGEMENT...   62
COMPARATIVE RIGHTS OF VANGUARD
  SHAREHOLDERS AND AT&T
  SHAREHOLDERS.....................   64

                                     PAGE
                                     ----
  Business Combinations............   64
  State Takeover Legislation.......   64
  Rights of Dissenting
     Shareholders..................   65
  Amendments to Charters...........   66
  Amendments to Bylaws.............   66
  No Preemptive Rights.............   67
  Redemption of Capital Stock......   67
  Dividend Sources.................   68
  Duration of Proxies..............   68
  Shareholder Action...............   68
  Shareholder Proposals............   69
  Meetings of Shareholders.........   69
  Cumulative Voting................   69
  Number and Election of
     Directors.....................   70
  Removal of Directors.............   70
  Vacancies........................   71
  Indemnification of Directors and
     Officers......................   71
  Limitation of Personal Liability
     of Directors..................   73
LEGAL OPINIONS.....................   74

                                     PAGE
                                     ----
EXPERTS............................   74
SHAREHOLDER PROPOSALS FOR THE 1999
  VANGUARD ANNUAL MEETING..........   75
WHERE YOU CAN FIND MORE
  INFORMATION......................   76
LIST OF DEFINED TERMS..............   78

                                   APPENDICES

APPENDIX A -- Amended and Restated
  Agreement and Plan of Merger,
  dated as of October 2, 1998, among
  AT&T, Merger Sub and Vanguard.....  A-1
APPENDIX B -- Option Agreement,
  dated as of October 2, 1998,
  between AT&T and Vanguard.........  B-1
APPENDIX C -- Opinion of Wasserstein
  Perella & Co., Inc................  C-1
APPENDIX D -- Article 13 of the
  North Carolina Business
  Corporation Act...................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHAT IS THE PROPOSED TRANSACTION?

A.  AT&T will acquire Vanguard by merging Vanguard into a subsidiary of AT&T.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. It depends. For each Vanguard share you own, you may request to receive in the merger either: (1) 0.59805 shares of AT&T common stock OR (2) $23.00 in cash. Our ability to grant your request will be determined by how many shareholders request AT&T shares versus how many request cash. We must ensure that 50% of the outstanding non-dissenting Vanguard shares are exchanged for AT&T shares and the remaining 50% are exchanged for cash. If we are unable to grant your request, you will receive a mixture of AT&T shares and cash for your Vanguard shares. The 0.59805 exchange ratio has been adjusted to reflect the previously announced three-for-two stock split of AT&T common stock which will be paid on April 15, 1999.

    After giving effect to the merger, the former holders of Vanguard shares that are converted into AT&T shares will hold less than 1% of the outstanding AT&T shares.

Q. CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A. Yes. The value of the AT&T share portion of the consideration can change, although the $23.00 per share cash portion will not change. The 0.59805 exchange ratio is a fixed exchange ratio, which means that it will not change even if the trading price of an AT&T share changes. Therefore, the market value of the total transaction, and of the AT&T shares you may receive in the merger, will increase or decrease as the price of AT&T shares increases or decreases.

Q.  WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A. Your tax consequences will depend upon what form of payment you receive in the merger as well as your basis in your Vanguard shares. For more detail, see page 29 of this proxy statement/ prospectus.

Q.  HOW DO I VOTE?

A. You vote by indicating on the enclosed white proxy card how you want to vote, and signing and mailing the white proxy card in the enclosed prepaid white return envelope. Please vote as soon as possible to ensure that your shares are represented at the special meeting.

Q.  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. Holders of a majority of the outstanding Vanguard shares must approve the merger under North Carolina law and under the merger agreement. Therefore, it is important that you return your signed proxy card.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. It depends. Your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger agreement and the merger, which will have the same effect as voting against the merger agreement and the merger.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY?

A. Yes. You can change your vote at any time before we vote your proxy at the Vanguard special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Vanguard at the address below. Second, you can complete a new proxy card and send it to the Secretary of Vanguard, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend, and vote in person at, the special meeting. You should send any written notice or new proxy card to the Secretary of Vanguard, at the following address: Richard C. Rowlenson, Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455-3314, Tel: (336) 545-2223.

Q.  DO I HAVE THE RIGHT TO DISSENT?

A. Yes. However, you must follow certain procedures strictly in order to do so. For a description of these procedures, see page 39 and Appendix D of this proxy statement/prospectus.

Q.  HOW DO I ELECT THE FORM OF PAYMENT THAT I PREFER?

A. To elect the form of payment you prefer, you must complete a green letter of transmittal and election form, with instructions for making an election as to your preference between receiving AT&T shares or cash in the merger. You cannot elect to receive both cash and AT&T shares in the merger. A green election form, together with a green return envelope, is being mailed to you at the same time as the mailing of this proxy statement/prospectus. The fully completed green election form, together with your certificates representing outstanding Vanguard shares, must be returned to Boston Equiserve Trust Company, N.A. before the election deadline on April 26, 1999. If we do not expect to complete the merger within three to five business days after the special meeting, we will extend the election deadline and publicly announce the extension.

Q.  WHAT HAPPENS IF I DON'T MAKE AN ELECTION FOR CASH OR SHARES?

A. If you fail to make an election prior to the election deadline, you will not be entitled to elect from among the alternative forms of payment and will receive cash if there is an oversubscription for AT&T shares, AT&T shares if there is an oversubscription for cash, or both cash and AT&T shares if there is no oversubscription. For example, if you do not make an election and the value of a pre-split AT&T share is $83.00, and stock elections are made for 75% of the outstanding Vanguard shares, assuming there are no dissenting shares, you and any other Vanguard shareholders who did not make a stock election will receive $23.00 in cash for each Vanguard share and each of the Vanguard shareholders that elected to receive AT&T shares will receive a combination of AT&T shares and cash having an aggregate value at such time of approximately $29.73 per Vanguard share. For more detail, see page 43 of this proxy statement/prospectus.

Q.  WHEN DO YOU HOPE TO COMPLETE THE MERGER?

A.  We hope to complete the merger in the second quarter of 1999.

Q.  WILL MY RIGHTS AS A SHAREHOLDER CHANGE AS A RESULT OF THE MERGER?

A. Yes. Currently, Vanguard shareholder rights are governed by North Carolina law and Vanguard's articles of incorporation and bylaws, whereas AT&T shareholder rights are governed by New York law and AT&T's charter and by-laws. After the merger, Vanguard shareholders who receive AT&T shares in the merger will become shareholders of AT&T and, therefore, their rights will be governed by New York law and AT&T's charter and by-laws. For a summary of material differences between the rights of Vanguard shareholders and the rights of AT&T shareholders, see page 64 of this proxy statement/ prospectus.

Q. WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS?

A.  You should call D.F. King & Co. at (800) 735-3568.

Q.  WHERE CAN I FIND MORE INFORMATION ABOUT AT&T AND VANGUARD?

A. You can find more information about AT&T and Vanguard from various sources described under "Where You Can Find More Information" on page 76 of this proxy statement/ prospectus.

                      WHAT YOU WILL RECEIVE IN THE MERGER

     The following chart illustrates the approximate value of what a holder of 100 Vanguard shares will receive in the merger assuming varying values for AT&T shares and different percentages of cash and AT&T shares. You should bear in mind that the value of AT&T shares is subject to fluctuation. This chart does not adjust the value of an AT&T share or the exchange ratio to reflect the three-for-two split of AT&T shares which will be paid on April 15, 1999, and uses hypothetical pre-split AT&T share prices.

                                            IF THE VALUE OF A PRE-SPLIT
                                                  AT&T SHARE IS:
                                           $78.00     $83.00     $88.00
                                           -------    -------    -------
and you receive:
   100% cash                               $2,300     $2,300     $2,300
   75% cash/25% AT&T shares                $2,502     $2,552     $2,602
   50% cash/50% AT&T shares                $2,705     $2,805     $2,904
   25% cash/75% AT&T shares                $2,907     $3,057     $3,206
   100% AT&T shares                        $3,110     $3,309     $3,509

     To find out the current price of an AT&T share, please call (800) 735-3568.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 76 of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

                                 THE COMPANIES

AT&T CORP. (SEE PAGE 15)
32 Avenue of the Americas
New York, New York 10013-2412
Tel: (212) 387-5400

     AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international and local communication transmission services, including cellular telephone and other wireless services. Internet users can obtain information about AT&T and its services at http://www.att.com.

     On March 9, 1999, AT&T acquired Tele-Communications, Inc. TCI is a provider of cable television services in the United States. The TCI transaction is described briefly on page 15 of this proxy statement/ prospectus, and in more detail in the proxy statement/prospectus of AT&T and TCI that was filed with the Securities and Exchange Commission on January 8, 1999, which is incorporated by reference into this proxy statement/prospectus.

     On March 17, 1999, AT&T declared a three-for-two stock split of its common shares. The record date for AT&T stockholders eligible to receive the stock split is March 31, 1999, and the payment date for the stock split is April 15, 1999. Pursuant to the merger agreement, the exchange ratio for the stock portion of the payment to be made to Vanguard shareholders in the merger will be adjusted to reflect the stock split from 0.3987 shares of AT&T common stock per Vanguard share to 0.59805 shares of AT&T common stock per Vanguard share. Because the merger is expected to be completed after the stock split, we refer in this proxy statement/prospectus to the post-split exchange ratio of 0.59805 shares of AT&T common stock per Vanguard share.

VANGUARD CELLULAR SYSTEMS, INC.
(SEE PAGE 16)
2002 Pisgah Church Road, Suite 300
Greensboro, North Carolina 27455-3314
Tel: (336) 282-3690

     Vanguard is one of the largest independent operators of cellular telephone systems in the United States and provides service under the Cellular One(R) brand name. Vanguard's operations are focused primarily in the northeastern quarter of the United States. Vanguard provides analog and digital wireless telephone and data, paging, long-distance and Internet services to more than 664,000 customers. Internet users can obtain information about Vanguard and its services at http://www.vcela.com.

                       THE SPECIAL MEETING (SEE PAGE 17)

     The special meeting of Vanguard shareholders will be held at the offices of Vanguard, 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455-3314 on April 27, 1999, at 9:00 a.m. local time.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and the merger. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding Vanguard shares.

     Only holders of Vanguard shares who are holders at the close of business on the record date, March 22, 1999, will be entitled to notice of and to vote at the special meeting. As of March 22, 1999, directors and executive officers of Vanguard and their affiliates beneficially owned approximately 21.65% of the outstanding Vanguard shares.

     Each Vanguard share carries one vote. As of March 22, 1999, 40,177,375 votes were eligible to be cast at the special meeting.

     No vote of AT&T shareholders is required to approve the merger.

                      THE MERGER AND THE MERGER AGREEMENT

     The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

REASONS FOR THE MERGER (SEE PAGE 22)

     The Vanguard Board of Directors considered a number of factors in evaluating the merger agreement and the merger. After consideration of all the factors taken as a whole, the Vanguard Board of Directors determined that the merger agreement and the merger are fair to, and in the best interests of, Vanguard and its shareholders.

RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 22)

     The Vanguard Board of Directors has unanimously adopted and approved the merger agreement and the merger and recommends that you vote for approval and adoption of the merger agreement and the merger at the special meeting.

FAIRNESS OPINION (SEE PAGE 23)

     Vanguard's financial advisor, Wasserstein Perella & Co., Inc., has given a written opinion to Vanguard's Board of Directors that, as of October 2, 1998, the payment to be received by Vanguard shareholders under the merger agreement is fair to Vanguard shareholders from a financial point of view. A copy of this opinion is attached as Appendix C to this proxy statement/prospectus. You should read this opinion in its entirety to fully understand it.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 29)

     The U.S. federal income tax consequences to you of the merger will depend on the form of consideration you receive in the merger. Under current law, if you receive solely AT&T shares for your Vanguard shares, you will not recognize any gain or loss for U.S. federal income tax purposes. If you receive part cash and part AT&T shares, and your adjusted basis in your Vanguard shares is less than the fair market value, as of the date of the merger, of the AT&T shares and cash you receive, you will recognize a gain. This recognized gain will equal the lesser of (1) the excess, if any, as of the date of the merger, of the fair market value of the AT&T shares and cash received by you over the adjusted basis of your Vanguard shares and (2) the amount of cash you receive. However, in the event you realize a loss because your adjusted basis in your Vanguard shares is greater than the fair market value of the AT&T shares and cash you receive, such loss would not be currently allowed. If you receive solely cash, gain or loss will generally be recognized by you to the extent of the difference between the amount of cash received by you and your adjusted basis in your Vanguard shares, and such gain or loss will generally be a capital gain or loss to you.

     Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger, we recommend that you consult a tax advisor concerning the applicable U.S. federal, state and local income tax consequences of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 34)

     Certain members of Vanguard management and of the Vanguard Board of Directors have interests in the merger that are different from, or in addition to, the interests of the other Vanguard shareholders. The Vanguard Board of Directors was aware of such interests and considered them, among other matters, in adopting and approving the merger agreement and the merger.

ACCOUNTING TREATMENT (SEE PAGE 32)

     The merger will be treated as a "purchase" and, therefore, the purchase price will be allocated to the assets and liabilities of Vanguard based on their estimated fair market values at the date of acquisition.

CONSENTS AND REGULATORY APPROVALS (SEE PAGE 32)

     In order to complete the merger, Vanguard and AT&T must receive authorizations from and/or make certain filings with various U.S. federal and state governmental agencies and must obtain certain consents from other persons or entities.

CONDITIONS TO THE MERGER (SEE PAGE 51)

     Completion of the merger depends upon a number of conditions being satisfied, or waived by the party benefitted by the condition waived. The conditions to the merger include, among others, the following:

     - approval of the merger agreement and the merger by Vanguard shareholders;

     - obtaining the final approval of the Federal Communications Commission on terms acceptable to AT&T;

     - obtaining other regulatory approvals other than those that, if not obtained, could not reasonably be expected to have a material adverse effect on Vanguard or AT&T, on terms acceptable to AT&T;

     - obtaining, on certain terms, contractual consents that, if not obtained, could reasonably be expected to have a material adverse effect on Vanguard;

     - dissenters' rights not being asserted for more than 5% of the Vanguard shares;

     - the absence of any event, development or change of circumstance which could reasonably be expected to have a material adverse effect on Vanguard; and

     - receipt by AT&T of an opinion from Wachtell, Lipton, Rosen & Katz and receipt by Vanguard of an opinion from Latham & Watkins stating that the merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. This condition may not be waived. If the merger qualifies as a "reorganization," then the merger will be tax-free to Vanguard, and Vanguard shareholders will generally be taxable on an amount equal to the lesser of the gain in their Vanguard shares on the date of the merger and the amount of cash they receive in the merger. The consequences of the merger qualifying as a "reorganization" are discussed in more detail under "Material Federal Income Tax Consequences" on page 29.

     The merger will occur as soon as practicable after Vanguard and AT&T satisfy all of the conditions in the merger agreement. However, even if the conditions are satisfied, the closing of the merger may be delayed (1) by AT&T until not later than 12 or, under certain circumstances, 18 months from the date of the merger agreement if, in its good faith judgment, AT&T believes such delay is necessary in connection with avoiding interference with a material transaction or (2) by the agreement of AT&T and Vanguard.

TERMINATION (SEE PAGE 54)

     The merger agreement may be terminated, and the merger abandoned, only in a limited number of circumstances, including, among others, the following:

     - if the merger is not completed by October 1, 1999, or April 1, 2000 if certain conditions to the merger have been or are capable of being satisfied at that time;

     - if the merger agreement or the merger is not approved by Vanguard shareholders;

     - by AT&T, if the Vanguard Board of Directors withdraws or adversely modifies its recommendation of the merger to Vanguard shareholders or Vanguard furnishes information or engages in negotiations or discussions in connection with an alternate acquisition proposal; and

     - if AT&T and Vanguard agree to terminate the merger agreement.

     The merger agreement provides for the payment of termination fees in certain cases. For example, if the merger agreement is terminated under certain circumstances involving an alternative acquisition proposal for Vanguard, Vanguard must pay AT&T a termination fee of $52.5 million plus expenses.

OTHER AGREEMENTS (SEE PAGE 58)

     In connection with the merger agreement, AT&T and Vanguard entered into an option agreement, dated as of October 2, 1998. In the option agreement, Vanguard granted AT&T an option to purchase up to 19.9% of the issued and outstanding Vanguard shares, at an exercise price of $23.00 per share.

     Also in connection with the merger agreement, AT&T entered into separate voting agreements with Haynes G. Griffin, Stephen R. Leeolou, L. Richardson Preyer, Jr., Stuart S. Richardson, Piedmont Harbor-Piedmont Associates Limited Partnership, the Smith Richardson Foundation, Inc. and certain related trusts and foundations. In these agreements, these shareholders granted AT&T an option to purchase all of their Vanguard shares which, as of the record date, was an aggregate of 6,678,889 Vanguard shares or approximately 16.62% of the outstanding Vanguard shares, at an exercise price, generally, of $23.00 per share. Vanguard shares acquired after October 2, 1998 by any person or entity who executed a voting agreement are also covered by the voting agreement. AT&T consented to the transfer of 784,782 of these Vanguard shares to certain charitable trusts and family foundations, and entered into voting agreements with these trusts and foundations.

     Except in certain limited circumstances, AT&T may not exercise any of these options until the merger agreement is terminated.

     Each person or entity who executed a voting agreement agreed to vote its Vanguard shares in favor of approval of the merger agreement and the merger and against any other acquisition proposal.

     Certain Vanguard executives who may borrow from Vanguard to finance the exercise of stock options will also agree in connection with such borrowing (1) to vote Vanguard shares acquired with the proceeds of the borrowing in favor of the merger and (2) not to sell or transfer any of these shares prior to March 31, 1999.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     AT&T shares are listed and primarily traded on the New York Stock Exchange under the symbol "T." Vanguard shares trade on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "VCELA."

     The following table sets forth the high and low sale prices for an AT&T share and for a Vanguard share, rounded up to the nearest sixteenth, and, in the case of AT&T shares, the dividends declared, for the periods indicated. Vanguard has never paid any cash dividends to its shareholders. The prices are, in the case of AT&T shares, as reported on the NYSE Composite Transaction Tape and, in the case of Vanguard shares, as reported on the NASDAQ/NM, in each case based on published financial sources.

     The AT&T share price has not been adjusted to reflect (1) the spin-off stock dividend of .324084 shares of Lucent Technologies, Inc. for each AT&T share in the third quarter of 1996, (2) the spin-off stock dividend of .0625 shares of NCR Corporation for each AT&T share in the fourth quarter of 1996 or
(3) the AT&T three-for-two stock split which will be paid on April 15, 1999.

                                                                                             VANGUARD
                                                            AT&T SHARES                       SHARES
                                                  --------------------------------       ----------------
                                                                           CASH
                                                                         DIVIDENDS
                                                                            PER
                                                  HIGH       LOW           SHARE         HIGH         LOW
                                                  ----       ---         ---------       ----         ---
1996
  First Quarter.................................  $68 7/8    $60 1/8       $0.33         $23 1/2      $18
  Second Quarter................................   64 7/8    58             0.33          24 5/8       20
  Third Quarter.................................   62 3/8    49 1/4         0.33          23 3/4       17 1/2
  Fourth Quarter................................   44 1/2    33 1/4         0.33          19 3/8       14 1/4
1997
  First Quarter.................................   42 5/8    34 1/8         0.33          16 1/4       10 7/8
  Second Quarter................................   38 1/2    30 3/4         0.33          14 1/2        9 1/4
  Third Quarter.................................   46 1/8    34             0.33          16           13 3/8
  Fourth Quarter................................   64        43             0.33          16 15/16     11 5/8
1998
  First Quarter.................................   68 1/2    57 3/8         0.33          20 3/16      11 5/8
  Second Quarter................................   67 3/8    56 1/8         0.33          20           16 1/2
  Third Quarter.................................   61 3/8    48 3/8         0.33          25 1/4       17 7/8
  Fourth Quarter................................   79        56 3/16        0.33          26 5/8       18 11/16
1999
  First Quarter (through March 25, 1999)........   96 1/8    75 7/8         0.33          32           25 3/4

     On October 2, 1998, the last full trading day before the public announcement of the proposed merger, the last reported closing price on the NYSE Composite Transaction Tape for AT&T shares was $58.63 per share, and the last reported sale price on the NASDAQ/NM for Vanguard shares was $19.88 per share. On March 25, 1999, the most recent available date prior to the printing of this proxy statement/prospectus, the last reported closing price on the NYSE Composite Transaction Tape for AT&T shares was $81.88 per share, and the last reported sale price on the NASDAQ/NM for Vanguard shares was $27.50 per share.

SELECTED HISTORICAL FINANCIAL INFORMATION

AT&T

     In the table below, we provide you with selected historical consolidated financial data of AT&T. AT&T prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. AT&T derived the consolidated income statement data below for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997 from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. AT&T derived the remaining data from unaudited consolidated financial statements, which are not included here. This information is only a summary and you should read it together with financial information incorporated by reference to this proxy statement/prospectus.

     Income from continuing operations for 1998 includes $1.0 billion of nonoperational items, including restructuring and other charges as well as benefits from gains on sales and the adoption of a new accounting standard. 1995 income from continuing operations includes $2.0 billion of restructuring and other charges. The number of AT&T common shares outstanding and per share data have not been adjusted to reflect the AT&T three-for-two stock split which will be paid on April 15, 1999.

               AT&T -- SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1998      1997      1996      1995      1994
                                                             -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
  Revenues.................................................  $53,223   $51,577   $50,688   $48,449   $46,063
  Operating income.........................................    7,487     6,836     8,709     5,169     7,393
  Income from continuing operations........................    5,235     4,249     5,458     2,981     4,230
  Weighted average common shares and potential common
    shares.................................................    1,800     1,789     1,767     1,741     1,714
  Per common share -- basic:
    Income from continuing operations(1)...................  $  2.93   $  2.39   $  3.10   $  1.72   $  2.48
  Per common share -- diluted:
    Income from continuing operations(2)...................     2.91      2.38      3.09      1.71      2.47
  Cash dividends declared per common share.................     1.32      1.32      1.32      1.32      1.32
BALANCE SHEET DATA:
  Total assets.............................................  $59,550   $61,095   $57,348   $62,864   $57,817
  Long-term debt, including capital leases.................    5,556     7,857     8,878     8,913     9,138
  Shareowners' equity......................................   25,522    23,678    21,092    17,400    18,100

---------------
(1) Basic earnings from continuing operations per AT&T common share, adjusted to reflect the three-for-two stock split, for the five years ended December 31, 1998 would be $1.96, $1.59, $2.07, $1.15, and $1.65, respectively.

(2) Diluted earnings from continuing operations per AT&T common share, adjusted to reflect the three-for-two stock split, for the five years ended December 31, 1998 would be $1.94, $1.59, $2.07, $1.14, and $1.64, respectively.

VANGUARD

     In the table below, we provide you with selected historical consolidated financial data of Vanguard. Vanguard prepared this information using the consolidated financial statements of Vanguard as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1997, and for the nine-month periods ended September 30, 1998 and 1997. Vanguard derived the consolidated income statement data below for each of the five years ended December 31, 1997, and the consolidated balance sheet data at December 31, 1997, 1996, 1995, 1994 and 1993 from financial statements audited by Arthur Andersen LLP, independent accountants. Vanguard derived the remaining data from unaudited consolidated financial statements, which are not included here.

     When you read this selected historical consolidated financial information, you should consider reading along with it the historical financial statements and accompanying notes that Vanguard has included in its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 76 of this proxy statement/prospectus.

     In 1998, Vanguard recognized net gains of $265.9 million adjusted for income tax expense of $101.9 million on the dispositions of its cellular systems in Myrtle Beach, South Carolina and western Florida as well as its interests in a joint venture providing cellular services in Wilmington/ Jacksonville, North Carolina. In 1997 and 1996, Vanguard recognized a deferred income tax benefit of $42.7 million and $5.0 million, respectively. The extraordinary charges for the nine months ended September 30, 1998 and for the years ended December 31, 1994 and 1993 reflect the write-off of deferred financing costs associated with Vanguard's credit facilities that were replaced during those periods.

             VANGUARD -- SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   AT OR FOR THE NINE
                                      MONTHS ENDED
                                      SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------   ----------------------------------------------------
                                     1998       1997       1997       1996       1995       1994       1993
                                   --------   --------   --------   --------   --------   --------   --------
                                       (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues.......................  $319,380   $275,780   $374,518   $302,054   $236,071   $168,001   $109,064
  Income from operations.........    50,877     42,710     49,264     53,928     31,858     11,866        122
  Income (loss) before
    extraordinary item...........   136,787      1,370    (10,027)     6,499     (7,013)   (13,945)   (15,283)
  Extraordinary charge...........    (3,971)        --         --         --         --     (8,402)    (3,715)
  Net income (loss)..............  $132,816   $  1,370   $(10,027)  $  6,449   $ (7,013)  $(22,347)  $(18,998)
  Net income (loss) per common
    share:
    Basic........................  $   3.57   $   0.03   $  (0.25)  $   0.16   $  (0.17)  $  (0.58)  $  (0.50)
    Diluted......................      3.44       0.03      (0.25)      0.15      (0.17)     (0.58)     (0.50)
  Common shares used in computing
    per share amounts:
    Basic........................    37,232     40,466     40,224     41,320     41,100     38,628     38,038
    Diluted......................    38,634     40,872     40,224     41,898     41,100     38,628     38,038
BALANCE SHEET DATA:
  Total assets...................  $753,339   $806,560   $827,961   $730,581   $596,577   $431,711   $284,429
  Long-term debt.................   532,851    736,963    768,967    629,954    522,143    348,649    238,153
  Shareholders' equity...........   137,782     15,270        910     33,451     29,048     39,027     21,898

SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

     In the table below, we provide you with unaudited selected pro forma condensed financial information for AT&T as if the merger with TCI had been completed on January 1, 1997 for income statement purposes and on December 31, 1998 for balance sheet purposes. Because AT&T does not have a "controlling financial interest" in the Liberty Media Group, which was previously consolidated in TCI's results, the Liberty Media Group has been reflected as an equity method investment in the pro forma financial statements. See also
"-- Selected Historical Financial Information" on page 9 of this proxy statement/prospectus.

     This unaudited selected pro forma condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of AT&T and of TCI, which are incorporated by reference in this proxy statement/prospectus. It is also important that you read the unaudited pro forma condensed financial information and accompanying discussion and notes that are included in the Current Report of AT&T on Form 8-K filed March 22, 1999, the proxy statement/prospectus of AT&T and TCI and AT&T's 1998 Annual Report on Form 10-K incorporated herein by reference. See "Where You Can Find More Information" on page 76 of this proxy statement/prospectus. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transaction with TCI had taken place earlier or of the results of operations or financial position of AT&T after the completion of such transactions.

     Income from continuing operations available to AT&T common shareowners excludes the results of the Liberty Media Group and dividend requirements on preferred stock. The number of AT&T common shares outstanding and per share data have not been adjusted to reflect the three-for-two stock split which will be paid on April 15, 1999.

     The pro forma financial statements included herein do not show any adjustments to reflect the merger of Vanguard with and into a subsidiary of AT&T, as the merger would not have a material effect on the earnings per share or the financial condition of AT&T.

                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                                 NINE MONTHS
                                                               YEAR ENDED           ENDED        YEAR ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,   DECEMBER 31,
                                                                  1998              1998            1997
                                                            -----------------   -------------   ------------
UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT DATA:
  Revenues................................................       $59,426           $44,375        $58,156
  Operating income........................................         7,101             4,263          7,196
  Income from continuing operations available to AT&T
    common shareowners....................................       $ 3,764             2,603          3,052
  Weighted average shares and potential shares of AT&T
    common stock..........................................         2,174             2,215          2,189
  Basic earnings per AT&T common share -- Income from
    continuing operations(1)..............................       $  1.80              1.22           1.44
  Diluted earnings per AT&T common share -- Income from
    continuing operations(1)..............................       $  1.74              1.18           1.40

                                                            DECEMBER 31, 1998
                                                            ------------------
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA:
  Total assets............................................       $138,098
  Long-term debt, including capital leases................         24,870
  Shareowners' equity -- AT&T.............................         44,514
  Shareowners' equity -- Liberty Media Group..............         23,351

------------------------
(1) Pro forma basic and diluted earnings from continuing operations per AT&T common share, adjusted to reflect the three-for-two stock split, would be $1.20 and $1.16 for the year ended December 31, 1998, $0.96 and $0.93 for the year ended December 31, 1997 and $0.81 and $0.79 for the nine months ended September 30, 1998, respectively.

UNAUDITED COMPARATIVE PER SHARE DATA

     In the table below, we provide you with historical and pro forma per share information (with respect to AT&T) as of and for the nine months ended September 30, 1998 and as of and for each of the years ended December 31, 1998 and December 31, 1997 and the historical and pro forma equivalent per share information (with respect to Vanguard) as of and for the nine months ended September 30, 1998 and as of and for the year ended December 31, 1997. The number of AT&T common shares outstanding used to calculate the AT&T per share data has not been adjusted to reflect the AT&T three-for-two stock split which will be paid on April 15, 1999.

     The AT&T pro forma per share financial information is presented as if the transaction with TCI had been completed on January 1, 1997 for income statement purposes and on December 31, 1997 for balance sheet purposes. The Vanguard pro forma equivalent information presents AT&T per share data on a pro forma, pre-split basis multiplied by the unadjusted, pre-split exchange ratio of 0.3987.

     It is important that when you read this information, you read along with it the financial statements and accompanying notes of AT&T, TCI and Vanguard included in the documents that are described on page 76 of this proxy statement/prospectus under "Where You Can Find More Information" and are incorporated herein by reference. It is also important that you read the unaudited pro forma condensed financial information and accompanying discussion and notes that are included in the Current Report of AT&T on Form 8-K filed March 22, 1999 and the proxy statement/prospectus of AT&T and TCI incorporated herein by reference. See "Where You Can Find More Information" on page 76 of this proxy statement/prospectus. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transaction with TCI had taken place earlier or of the results of operations or financial position of AT&T after the completion of such transactions.

     The pro forma financial statements included herein do not show any adjustments to reflect the merger of Vanguard with and into a subsidiary of AT&T, as the merger would not have a material effect on the earnings per share or financial condition of AT&T. The per share data presented below for AT&T pro forma amounts is calculated based on shares of AT&T common stock, not including shares of Liberty Media Group tracking stock.

                                                                                                  VANGUARD
                                                                                         AT&T       PRO
                                                               VANGUARD       AT&T       PRO       FORMA
                                                              HISTORICAL   HISTORICAL   FORMA    EQUIVALENT
                                                              ----------   ----------   ------   ----------
Book value per common share:
  December 31, 1998.........................................       N/A       $14.55     $21.20     $8.45
  September 30, 1998........................................    $ 3.75        13.72      21.60      8.61
  December 31, 1997.........................................      0.02        13.24      20.18      8.05
Income from continuing operations:
Earnings (loss) per common share -- basic:
  For the year ended December 31, 1998......................       N/A       $ 2.93     $ 1.80     $0.72
  For the nine months ended September 30, 1998..............    $ 3.57         1.76       1.17      0.47
  For the year ended December 31, 1997......................     (0.25)        2.39       1.44      0.57
Income from continuing operations:
Earnings (loss) per common share -- diluted:
  For the year ended December 31, 1998......................       N/A       $ 2.91     $ 1.74     $0.69
  For the nine months ended September 30, 1998..............    $ 3.44         1.74       1.14      0.45
  For the year ended December 31, 1997......................     (0.25)        2.38       1.40      0.56

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for stock of AT&T and Vanguard and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to AT&T and Vanguard, wherever they occur in this Proxy Statement/ Prospectus, are necessarily estimates reflecting the best judgment of the senior management of AT&T and Vanguard and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement/Prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - the effects of vigorous competition in the markets in which these entities operate;

     - the ability to enter into agreements to, and the cost of entering new markets necessary to, provide nationwide services;

     - the ability of AT&T to establish a significant market presence in new geographic and service markets;

     - requirements imposed on these entities or latitude allowed to their competitors by the Federal Communications Commission or state regulatory commissions under the Telecommunications Act or other applicable laws and regulations;

     - changes in technology that may increase the number of competitors AT&T or Vanguard face or require significant capital expenditures to provide competitive services;

     - general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     - costs or difficulties related to the integration of Vanguard's business with that of AT&T may be greater than expected;

     - costs or difficulties related to the integration of the businesses of other entities acquired by AT&T, including the business of Tele-Communications, Inc., with that of AT&T may be greater than expected;

     - legislative or regulatory changes may adversely affect the businesses in which AT&T and Vanguard are engaged;

     - the rate of customer bankruptcies and other defaults may increase;

     - necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to make than anticipated; and

     - adverse changes may occur in the securities markets.

     The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Proxy Statement/Prospectus and the other documents incorporated herein by reference, including, but not limited to, the December 31, 1998 Annual Report on Form 10-K of AT&T (including any amendments thereto) and the December 31, 1997 Annual Report on Form 10-K of Vanguard (including any amendments thereto). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Neither AT&T nor Vanguard undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 THE COMPANIES

     For your convenience, we have included on page 78 a list of certain defined terms used in this Proxy Statement/Prospectus.

AT&T

     AT&T Corp., a New York corporation, is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services. AT&T also provides billing, directory and calling card services to support its communications business.

     On March 9, 1999, AT&T acquired Tele-Communications, Inc. through a merger. In connection with the TCI transaction, AT&T issued (1) 0.7757 AT&T shares for each share of TCI Group Series A tracking stock, (2) 0.8533 AT&T shares for each share of TCI Group Series B tracking stock, (3) one share of newly created Liberty Media Group Class A or Class B tracking stock for each share of the corresponding series of Liberty Media Group Series A or Series B tracking stock and (4) a cash payment in lieu of any fractional AT&T share. In the merger, AT&T also exchanged AT&T shares or Liberty Media Group common stock for shares of TCI convertible preferred stock. In total, AT&T issued approximately 439 million AT&T common shares, approximately 540 million Liberty Media Group Class A Tracking Shares and approximately 55 million Liberty Media Group Class B Tracking Shares in the TCI transaction. References to AT&T common shares in this paragraph are prior to the three-for-two split that will be paid on April 15, 1999.

     TCI, through its subsidiaries and affiliates, engages principally in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping program services to various video distribution media, principally cable television systems.

     Before the acquisition, TCI common stock was divided into three groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of TCI: TCI Group tracking stock was intended to reflect the separate performance of the "TCI Group," which consisted primarily of TCI's domestic cable and telecommunications businesses; Liberty Media Group tracking stock was intended to reflect the separate performance of the "Liberty Media Group," which consisted primarily of TCI's programming assets; and TCI Ventures Group tracking stock was intended to reflect the separate performance of the "TCI Ventures Group," which was comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

     At the time of the closing of the TCI transaction, AT&T common stock was divided into two groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of AT&T: (1) AT&T common stock, par value $1.00 per share ("AT&T SHARES"), which is intended to reflect the performance of the "AT&T Common Stock Group," which consists of the combined AT&T and the TCI Group, and (2) Liberty Media Group tracking stock, which is intended to reflect the performance of the "Liberty Media Group," which consists of all of the businesses conducted by the current Liberty Media Group and the current TCI Ventures Group after giving effect to certain asset transfers from the TCI Ventures Group to the TCI Group that were negotiated in connection with the TCI transaction.

     For more information regarding the TCI transaction, reference is made to the Proxy Statement/ Prospectus filed by AT&T with the Securities and Exchange Commission (Registration No. 333-70279), a copy of which is available upon request. See "Where You Can Find More Information" and "Summary -- Selected Pro Forma Condensed Financial Information."

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number 212-387-5400). Internet users can obtain information about AT&T and its services at http://www.att.com.

WINSTON, INC.

     Winston, Inc. ("MERGER SUB") is a Delaware corporation formed by AT&T in September 1998 solely for the purpose of having Vanguard merge into Merger Sub. Merger Sub is wholly owned by AT&T. The mailing address of Merger Sub's principal executive offices is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number 212-387-5400). AT&T plans to change the name of Merger Sub.

VANGUARD

     Vanguard Cellular Systems, Inc., a North Carolina corporation, is one of the largest independent operators of cellular telephone systems in the United States and provides service under the Cellular One(R) brand name. Vanguard's operations are focused primarily along the northeastern quarter of the United States and cover approximately 6.8 million POPs. "POPS" refer to the population of a market multiplied by a percentage ownership interest in an entity licensed by the Federal Communications Commission (the "FCC") to construct and operate a cellular telephone system in such market (and POPs do not represent actual subscribers in the cellular system). Vanguard provides analog and digital wireless telephone and data, paging, long-distance and Internet services to more than 664,000 customers.

     Vanguard was incorporated in 1984 under the laws of the State of North Carolina and has its principal executive offices at 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455-3314 (telephone number 336-282-3690). Internet users can obtain information about Vanguard and its services at http://www.vcela.com.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to Vanguard shareholders as part of the solicitation of proxies by the Vanguard Board of Directors for use at a Special Meeting of shareholders of Vanguard, to be held on April 27, 1999 at 9:00 a.m. local time, at the offices of Vanguard, 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455-3314. This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to shareholders of Vanguard on or about March 27, 1999.

     At the Special Meeting, the shareholders of Vanguard will be asked to consider and vote upon: (1) a proposal (the "MERGER PROPOSAL") to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 1998, by and among Vanguard, AT&T and Merger Sub, including the plan of merger contained therein (the "MERGER AGREEMENT"), and to approve the merger of Vanguard with and into Merger Sub (the "MERGER") contemplated thereby, and (2) such other business that may properly come before the Special Meeting.

     Each copy of this Proxy Statement/Prospectus mailed to holders of shares of Class A Common Stock, par value $0.01 per share, of Vanguard, is accompanied by a white form of proxy for use at the Special Meeting. Contemporaneously with the mailing of this Proxy Statement/Prospectus, in a separate envelope, Vanguard shareholders are being mailed a green letter of transmittal and form of election ("FORM OF ELECTION") to be used in connection with the exchange of Vanguard Shares for AT&T Shares and/or cash.

     The Vanguard Board unanimously recommends that shareholders vote FOR the Merger Proposal. Approval of the Merger Proposal by Vanguard shareholders is a condition to consummation of the Merger.

RECORD DATE AND VOTING

     Vanguard has fixed the close of business on March 22, 1999 as the record date for the determination of the Vanguard shareholders entitled to notice of and to vote at the Special Meeting (the "RECORD DATE"). Accordingly, only holders of record of Vanguard Shares on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote 40,177,375 Vanguard Shares, which Vanguard Shares were held by approximately 761 holders of record. Each holder of record of Vanguard Shares on the Record Date is entitled to one vote per share, which votes may be cast either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Vanguard Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the Vanguard Shares outstanding on the Record Date (the "REQUIRED VANGUARD VOTE").

     Vanguard Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Special Meeting. Broker non-votes will be treated as Vanguard Shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the Merger Proposal. Unless contrary instructions are indicated on the proxy, all Vanguard Shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the Merger Proposal. With respect to any other business that may properly come before the Special Meeting and be submitted to a vote of Vanguard shareholders, proxies received by the Vanguard Board will be voted in accordance with the judgment of the designated proxy holders. Under the rules of the NASDAQ/NM, Vanguard Shares held by a broker or nominee may not be voted on the Merger Proposal without instructions to do so from the beneficial owners.

     Haynes G. Griffin, Stephen R. Leeolou, L. Richardson Preyer, Jr., Stuart S. Richardson, Piedmont Harbor-Piedmont Associates Limited Partnership, the Smith Richardson Foundation, Inc. and certain related trusts and foundations owning, as of the Record Date, in the aggregate approximately 6,678,889 Vanguard Shares (or approximately 16.62% of the outstanding Vanguard Shares) have each entered into Voting Agreements (as defined herein) with AT&T pursuant to which these holders have agreed, among other things, to vote their Vanguard Shares (including any Vanguard Shares subsequently acquired by such persons) in favor of the Merger Proposal. In addition, certain executive officers of Vanguard who may borrow from Vanguard to finance the exercise of certain options to purchase Vanguard Shares have agreed (or will as a condition to such borrowing be required to agree) to vote Vanguard Shares acquired thereby in favor of the Merger Proposal. See "Other Agreements -- Voting Agreements." As of the Record Date, directors and executive officers of Vanguard and their affiliates may be deemed to be beneficial owners of an aggregate of approximately 21.65% of the outstanding Vanguard Shares (including Vanguard Shares covered by the Voting Agreements described above) and have informed Vanguard that they intend to vote their Vanguard Shares in favor of the Merger Proposal.

VOTING AND REVOCATION OF PROXIES

     All Vanguard Shares that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted in favor of the Merger Proposal.

     The Vanguard Board does not know of any matters other than the Merger Proposal that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on these matters in accordance with their judgment if so authorized by instructions given on such proxy. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the Special Meeting for the purpose of providing Vanguard additional time to solicit votes to approve such proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Vanguard, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same Vanguard Shares and delivering it to the Secretary of Vanguard before the taking of the vote at the Special Meeting, or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road,

Suite 300, Greensboro, North Carolina 27455-3314, Attention: Secretary, or be hand delivered to the Secretary of Vanguard at or before the taking of the vote at the Special Meeting.

     All expenses of Vanguard's solicitation of proxies for the Special Meeting will be borne by Vanguard. In addition to solicitation by use of the mails, proxies may be solicited from Vanguard shareholders by directors, officers and employees of Vanguard in person or by telephone, telegram or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Vanguard has retained D.F. King & Co., a proxy solicitation firm, to assist it in the solicitation of proxies for the Special Meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, Vanguard will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Vanguard Shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Vanguard will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses.

                                   THE MERGER

     We are furnishing this Proxy Statement/Prospectus to you in connection with the proposed merger between Merger Sub and Vanguard because you are a holder of Vanguard Shares. If completed, the Merger will be carried out as provided in the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus.

     The Merger Agreement provides that Vanguard will be merged into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of AT&T. The consideration to be received in the Merger for one Vanguard Share is referred to in this Proxy Statement/Prospectus as the "MERGER CONSIDERATION."

     In the Merger, each outstanding Vanguard Share will be converted into the right to receive:

     - 0.59805 fully paid and nonassessable AT&T Shares (the "PER SHARE STOCK AMOUNT"); or

     - $23.00 in cash, without interest (the "PER SHARE CASH AMOUNT"); or

     - a combination of AT&T Shares and cash.

     The following Vanguard Shares will not be converted into the right to receive Merger Consideration:

     - Vanguard Shares held by shareholders who have not voted in favor of the Merger and have properly given written notice of their intent to demand payment for their shares if the Merger is effectuated in accordance with
       Article 13 of the North Carolina Business Corporation Act and have preserved their right to receive payment for such shares by taking those actions required by Article 13 within the time periods stipulated therein (collectively, the "DISSENTING SHARES"); and

     - Vanguard Shares held by Vanguard or any wholly owned subsidiary of Vanguard ("VANGUARD-HELD SHARES").

     On March 17, 1999, AT&T declared a three-for-two stock split of its common shares. The record date for AT&T stockholders eligible to receive the stock split is March 31, 1999, and the payment date for the stock split is April 15, 1999. Pursuant to the Merger Agreement, the exchange ratio for the stock portion of the payment to be made to Vanguard shareholders in the Merger will be, and in this Proxy Statement/Prospectus has been, adjusted to reflect the stock split from 0.3987 shares of AT&T common stock per Vanguard share to 0.59805 shares of AT&T common stock per Vanguard share.

     The total aggregate amount of consideration to be received by Vanguard shareholders in the Merger, based on the closing price of the AT&T Shares on March 25, 1999 and the pre-split exchange ratio of 0.3987, is approximately $1.18 billion. After giving effect to the Merger, former holders of Vanguard Shares that are converted into AT&T Shares will hold less than 1% of the outstanding AT&T Shares.

BACKGROUND

     In early 1997, Vanguard began a long-term strategic planning process, the goals of which were to position Vanguard to deal effectively with present and anticipated changes in the telecommunications industry and to enhance the value of shareholder investments in Vanguard. Throughout 1997, management of Vanguard and the Vanguard Board considered various alternatives to enhance shareholder value.

     In February 1998, as a result of this process, Vanguard began to focus on reducing its debt and concentrating its operations geographically in order to expand in the areas where Vanguard's principal operations were located and enhance shareholder value. To that end, the Vanguard Board approved the sale of Vanguard's Myrtle Beach, South Carolina and Florida operations, Vanguard's interest in a joint venture providing cellular services in Wilmington/Jacksonville, North Carolina and certain minority interests in cellular markets located in the same geographic regions as the foregoing markets. These sales were completed in June 1998, September 1998 and August 1998, respectively.

     At the May 19, 1998 Vanguard Board meeting, the Vanguard Board considered whether the best way to enhance shareholder value would be to sell Vanguard, taking advantage of the prevailing favorable capital markets and the market for control of wireless companies. The Vanguard Board authorized the management of Vanguard to retain the services of Wasserstein Perella & Co., Inc. as its financial advisor to assist Vanguard in exploring its options and to consider avenues for a potential sale of Vanguard.

     Thereafter, Vanguard and representatives of Wasserstein Perella prepared a confidential memorandum containing information relating to Vanguard and its business for distribution to potential strategic and financial purchasers of Vanguard. Potential purchasers contacted by Wasserstein Perella that entered into confidentiality agreements with Vanguard received the confidential memorandum. In the memorandum, estimates of certain 1998 budgeted and 1999 projected performance measures were provided, including: (1) estimated market penetration of 9.8% and 11.1%; (2) estimated total revenues of approximately $337.2 million and approximately $371.7 million; (3) estimated operating cash flow of approximately $142.0 million and approximately $170.9 million; and (4) estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $128.2 million and $160.0 million, in each case for 1998 budget and 1999 projected, respectively.

     Vanguard received preliminary indications of interest from potential purchasers in late July 1998. Three potential purchasers, including AT&T, were selected from this group and were permitted to review extensive additional due diligence information about Vanguard. Of these three potential purchasers, only AT&T made a firm proposal to acquire Vanguard, which proposal was for consideration of $22.00 per Vanguard Share in stock and cash.

     During August 1998, Vanguard management and Wasserstein Perella met with representatives of AT&T on several occasions and had numerous telephone conferences to discuss the principal terms of a possible transaction by which AT&T might acquire Vanguard. In August 1998, Vanguard submitted to AT&T a proposed agreement and plan of merger, and legal counsel and management for Vanguard and AT&T met over the course of several weeks in September 1998 to negotiate the terms of the Merger Agreement and the Vanguard Option Agreement (as defined herein). Such negotiations, as well as negotiations with the Shareholders (as defined herein) concerning the Voting Agreements, continued through execution of the Merger Agreement (which was executed at the same time as the Vanguard Option Agreement and the Voting Agreements). During this period, AT&T and its representatives concurrently conducted an in-depth due diligence investigation of Vanguard. Also during this period, Vanguard and its representatives were successful in negotiating an increase in AT&T's offer to consideration of $23.00 per Vanguard Share in stock and cash. Vanguard and Wasserstein Perella conducted their due diligence investigation of AT&T, including discussions with authorized employees of AT&T concerning certain aspects of AT&T's business and affairs.

     Vanguard's directors were kept apprised of the status of negotiations throughout August and September 1998 through discussions with Vanguard management. A special meeting of the Vanguard Board to consider the proposed transaction was held on October 1, 1998 in New York. At the meeting, the Vanguard Board was provided with the Merger Agreement and the terms and conditions of the proposed transaction were reviewed in detail by Vanguard management and legal counsel. In addition, Vanguard management described the benefits and rationales for the transaction. Representatives of Wasserstein Perella made a detailed presentation to the Vanguard Board and advised the Vanguard Board that, in its opinion, the Merger Consideration was fair to Vanguard shareholders from a financial point of view. Extensive discussion and numerous questions from Vanguard Board members followed the presentations. After considering the matters described under "-- Vanguard's

Reasons for the Merger; Recommendation of the Vanguard Board," the Vanguard Board concluded that the proposed transaction was fair to, and in the best interests of, Vanguard and Vanguard shareholders and unanimously adopted and approved the Merger Agreement, the Merger and the Vanguard Option Agreement.

VANGUARD'S REASONS FOR THE MERGER; RECOMMENDATION OF THE VANGUARD BOARD

     The Vanguard Board has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Vanguard and Vanguard shareholders and has recommended that Vanguard shareholders approve the Merger Agreement and the Merger.

     During the course of its deliberations relating to the Merger Agreement and the Merger, the Vanguard Board considered the following factors:

     - the terms and conditions of the Merger Agreement, including the consideration to be received by Vanguard shareholders and the premium to recent prevailing market prices represented thereby;

     - the opinion, analyses and presentation of Wasserstein Perella presented to the Vanguard Board on October 1, 1998, and the written opinion of October 2, 1998 from Wasserstein Perella to the effect that the Merger Consideration was fair from a financial point of view to Vanguard shareholders;

     - the possibility that, because the ratio at which 50% of the Vanguard Shares (excluding Dissenting Shares and Vanguard-held Shares) will be exchanged for AT&T Shares in the Merger is fixed, the value of the share component of the consideration received by Vanguard shareholders in the Merger may increase or decrease;

     - historical market prices and trading information with respect to Vanguard Shares and historical data relating to the market prices and trading volumes and dividends on AT&T Shares;

     - the Vanguard Board's familiarity with, and review of, the business, assets, management, competitive position and prospects of Vanguard, including Vanguard's prospects if it were to continue as an independent company;

     - the changing technical and competitive environment in the telecommunications industry, including the competitive position of AT&T in the industry and its substantial technological and financial resources, and the fact that the Vanguard Board anticipated that the operating climate for an independent company, such as Vanguard, could become increasingly competitive because of the emergence of new services, such as, but not limited to, personal communications services and enhanced specialized mobile radio, which are emerging as competitive technologies to cellular telephones, the trend toward the "bundling" of several services by a single service provider and the resultant competitive advantages, and the trend toward consolidation in the industry;

     - the opportunity for Vanguard shareholders, through receipt of AT&T Shares in the Merger, to retain a continuing interest in the telecommunications industry in general through a larger and more geographically diversified company with substantially greater resources;

     - the requirement that Vanguard and the Shareholders enter into the Vanguard Option Agreement and the Voting Agreements, respectively;

     - the regulatory approvals required for the Merger and the estimated length of time required to consummate the Merger; and

     - the structure of the Merger, including the anticipated tax consequences thereof to Vanguard and its shareholders.

     The foregoing discussion addresses the material facts considered by the Vanguard Board in its consideration of the Merger. In view of the variety of factors and the amount of information considered, the Vanguard Board did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to adopt and approve the Merger Agreement and the Merger was made after consideration of all the factors taken as a whole, though individual members of the Vanguard Board may have given different weights to different factors.

OPINION OF THE FINANCIAL ADVISOR TO THE VANGUARD BOARD

     Wasserstein Perella was retained to act as financial advisor to Vanguard in connection with the Merger. On October 1, 1998, Wasserstein Perella delivered a financial presentation and its oral opinion, which was subsequently confirmed in a written opinion dated as of October 2, 1998 (the "FAIRNESS OPINION"), to the Vanguard Board that, as of the date of such opinion, and based upon the assumptions made, matters considered and limits of review set forth in the Fairness Opinion, the Merger Consideration is fair to shareholders of Vanguard (other than AT&T) from a financial point of view. In connection with its engagement, Wasserstein Perella solicited proposals from other parties with respect to the acquisition of Vanguard or Vanguard's assets. Vanguard considered the responses to such solicitation and determined that the Merger was the best proposal for Vanguard.

     THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/ PROSPECTUS. HOLDERS OF VANGUARD SHARES ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WASSERSTEIN PERELLA IN RENDERING THE FAIRNESS OPINION. REFERENCES TO THE FAIRNESS OPINION HEREIN AND THE SUMMARY OF THE FAIRNESS OPINION SET FORTH BELOW ARE QUALIFIED BY APPENDIX C, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     The Fairness Opinion addresses only the fairness from a financial point of view to Vanguard shareholders of the Merger Consideration, and it does not address any other aspect of the Merger. Specifically, the Fairness Opinion does not address Vanguard's underlying business decision to effect the transactions contemplated by the Merger Agreement, nor does it address the solvency of Vanguard or AT&T following consummation of the Merger or at any time. The Fairness Opinion does not constitute a recommendation to any Vanguard shareholder as to how such Vanguard shareholder should vote with respect to the Merger. In addition, the Fairness Opinion does not express an opinion as to the price at which AT&T Shares will or may actually trade at any time.

     The Fairness Opinion was prepared and delivered based upon conditions as they existed and could be evaluated by Wasserstein Perella as of October 2, 1998. In arriving at the Fairness Opinion, Wasserstein Perella:

     - reviewed the Merger Agreement;

     - reviewed and analyzed certain publicly available business and financial information relating to Vanguard and AT&T for recent years and interim periods to date;

     - reviewed and analyzed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Vanguard and provided to Wasserstein Perella for purposes of its analysis;

     - met with management of Vanguard to review and discuss such information and, among other matters, Vanguard's business, operations, assets, financial condition and future prospects;

     - spoke with authorized employees of AT&T regarding AT&T's business operations, assets, financial condition and future prospects, as discussed above;

     - reviewed and considered certain financial and stock market data relating to Vanguard and certain publicly available financial and stock market data relating to AT&T, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that it believes to be relevant or comparable in certain respects to Vanguard and AT&T or one or more of its respective businesses or assets;

     - reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the cellular telephone industry specifically and in other industries generally that Wasserstein Perella believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry; and

     - performed other financial studies, analyses, and investigations and reviewed other information as Wasserstein Perella considered appropriate for purposes of the Fairness Opinion.

     In rendering the Fairness Opinion, Wasserstein Perella assumed and relied upon, without independent verification, the accuracy and completeness of all the financial and other information that was provided to, discussed with or publicly available to it. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses supplied to it by management of Vanguard, and has assumed that they were reasonably prepared in good faith on bases reflecting the best currently available judgments and estimates of management of Vanguard. Wasserstein Perella expresses no opinion with respect to such financial projections, forecasts and analyses, and did not review any of the books and records of Vanguard or AT&T and does not assume any responsibility for conducting a physical inspection of the properties or facilities of Vanguard or AT&T or for making an independent evaluation or appraisal of the assets or liabilities of Vanguard or AT&T. Wasserstein Perella also assumed (1) that the Merger will qualify as a "reorganization" within the meaning of Section 386(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), (2) that obtaining all regulatory and other approvals and third-party consents required for consummation of the Merger will not have an adverse impact on Vanguard or AT&T or on the anticipated benefits of the Merger, and (3) that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without waiver or modification of any of the material terms or conditions.

     In performing its analyses for the Fairness Opinion, Wasserstein Perella relied on numerous assumptions made by management of Vanguard, and made judgments of its own with regard to the performance of Vanguard, industry performance, general business and economic conditions, and other matters, many of which are beyond Vanguard's ability to control. Any estimates contained in such analyses are not necessarily indicative of actual values or actual future results. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold. Since such estimates are inherently subject to uncertainty, neither Vanguard, Wasserstein Perella nor any other person assumes responsibility for their accuracy.

     At the October 1, 1998 meeting of the Vanguard Board, Wasserstein Perella reviewed with the members of the Vanguard Board certain financial, industry and market information with respect to Vanguard, the procedures used and the analyses underlying the Fairness Opinion. The summary set forth herein does not purport to be a complete description of the Fairness Opinion or of Wasserstein Perella's financial presentation but does summarize all material aspects thereof. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. It involves complex considerations and judgments.

     In connection with its presentation to the Vanguard Board on October 1, 1998, advising the Vanguard Board of its opinion on October 1, 1998 and confirming its opinion in writing on October 2, 1998, representatives of Wasserstein Perella considered and discussed various financial and other matters that they deemed relevant. General valuation considerations deemed to be relevant by Wasserstein Perella included, without limitation:

     - wireless communications and demographic trends as a whole in Vanguard's markets;

     - Vanguard's historical financial and operating performance and future prospects in the context of its business strategy, market position and current and prospective competition;

     - Vanguard's technological, marketing and product strategy;

     - projections for Vanguard provided by management of Vanguard;

     - Vanguard's size and asset mix;

     - terms of alternative transaction proposals, including the ability of potential acquirors to consummate such transactions;

     - potential public market trading value range of Vanguard as a stand-alone entity; and

     - publicly available commentary and research of industry analysts.

     Management of Vanguard prepared projections of financial performance under three cases for Vanguard based on certain common assumptions that include (1) a complete digital build-out and coverage to position Vanguard as a highly competitive provider of wireless communications services in its markets, (2) significant cutbacks in corporate headquarters' executive expenses due to relocation of several service infrastructure functions from Greensboro, North Carolina to the individual markets, and (3) significant downward pressure on local and roaming revenues due to recent nationwide marketing plans by other service providers. From the foregoing common assumptions, management of Vanguard estimated financial performance under a low case (the "LOW CASE"), a base case (the "BASE CASE") and a high case (the "HIGH CASE") based on additional assumptions. The assumptions from which the Low Case was derived include a strong market with 45% total penetration by year 2003, Vanguard holding a 30% market share by year 2003, aggressive pricing due to competitive pressures (with four major competitors in each market), expense cuts required due to fewer subscribers and lower average monthly revenue per subscriber ("ARPU"), five-year revenue compound annual growth rate ("CAGR") at 4.7% and EBITDA margins approaching 40%. The assumptions for the Base Case include a strong market with 45% total penetration by year 2003, Vanguard holding a 40% market share by year 2003, two other successful competitors in each market, lower decline in ARPU compared to the Low Case, five-year revenue CAGR at 11.1% and EBITDA margin percentages of low to mid 40's. The assumptions for the High Case include a 55% total market penetration by year 2003, Vanguard holding a 40% market share by year 2003, lower ARPU compared to the Base Case, five-year revenue CAGR at 13.8% and EBITDA margin percentages in the low 40's. Management of Vanguard assigned a 30% probability to the Low Case, a 50% probability to the Base Case and a 20% probability for the High Case based on its assessment of future prospects of Vanguard and the cellular telephone industry. Such projections do not represent current or anticipated results, and no assurance can be given as to whether or not such projections or the underlying assumptions would prove accurate.

     Financial Analyses Underlying the Fairness Opinion. Wasserstein Perella's analysis relied on reference ranges of implied values per Vanguard Share based on Wasserstein Perella's judgment of the data analyzed. These reference ranges include reference points implied by the Merger Consideration, including:

     - a multiple of estimated 1998 EBITDA of 12.0x;

     - multiples of estimated latest 12 months ending September 30, 1999 EBITDA of 10.6x in the Low Case, 10.0x in the Base Case and 10.5x in the High Case (with a probability weighted average of 10.3x);

     - multiples of estimated 1999 EBITDA of 10.2x in the Low Case, 9.4x in the Base Case and 10.1x in the High Case (with a probability weighted average of 9.8x); and

     - a price of $214 per POP.

     The foregoing reference points are derived with no value allocated to Vanguard's non-core assets (which include minority interests in certain cellular markets, certain local multi-point distribution services licenses, an equity interest in International Wireless Communications Holdings, Inc., a development-stage company holding equity interests in wireless businesses primarily in Asia and Latin America, and an equity interest in Inter-Act Systems, Inc., a development-stage kiosk-based retail promotion company).

     Wasserstein Perella also derived another set of reference points based on an allocation of $30 million net value to non-core assets, and those reference points include:

     - an estimated 1998 EBITDA multiple of 11.7x;

     - multiples of estimated latest 12 months ending September 30, 1999 EBITDA of 10.4x in the Low Case, 9.8x in the Base Case and 10.3x in the High Case (with a probability weighted average of 10.0x);

     - multiples of estimated 1999 EBITDA of 10.0x in the Low Case, 9.2x in the Base Case and 9.9x in the High Case (with a probability weighted average of 9.6x); and

     - a price of $210 per POP.

     All of the foregoing reference points were considered in the context of the analyses described below.

     Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis based on the Low Case, the Base Case and the High Case financial projections provided by management of Vanguard. The analysis derives a range of present values per Vanguard Share as of January 1, 1999. The analysis uses an estimate based on management of Vanguard projections from 1999 to 2003. Wasserstein Perella noted that, given the nature of the cellular telephone industry, discounted cash flow valuation ranges are extremely sensitive to changes in both operating assumptions and valuation parameters.

     Wasserstein Perella believed it appropriate to, and did, utilize a discount rate range of 11.0% to 13.0%. Wasserstein Perella also believed it appropriate to, and did, use (1) terminal valuations based on multiples of terminal year EBITDA (2003) of 7.0x to 10.0x and (2) perpetuity growth rate of free cash flow of 3.5% to 4.5%.

     As determined by Wasserstein Perella, the reference range values were $6.00 to $12.50 per Vanguard Share in the Low Case, $20.00 to $26.00 per Vanguard Share in the Base Case, and $25.00 to $32.00 per Vanguard Share in the High Case, with a probability weighted average range of $16.80 to $23.15 per Vanguard Share.

     With respect to the discounted cash flow analysis, Wasserstein Perella noted that the selection of an appropriate discount rate is an inherently subjective process, and is affected by such factors as Vanguard's cost of capital, the uncertainty associated with achieving the projections provided by management of Vanguard and transaction risk generally. Wasserstein Perella also noted that the discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

     Precedent Merger and Acquisition Transactions Analysis. Wasserstein Perella reviewed and analyzed selected merger and acquisition transactions involving other companies in the cellular telephone industry that it deemed relevant. The transactions reviewed included the following, which are listed by acquiror/seller: Dobson Communications Corp./Sygnet Wireless Inc., Welsh, Carson, Anderson & Stowe/Centennial Cellular Corp., ALLTEL Corporation/360 degrees Communications and American Cellular Corporation/PriCellular Corporation. Wasserstein Perella deemed appropriate and derived the reference ranges of 11.5x to 13.0x, as a multiple of estimated 1998 EBITDA, 9.75x to 10.50x, as a multiple of LTM EBITDA ending September 30, 1999, and 9.25x to 10.25x, as a multiple of estimated 1999 EBITDA. Wasserstein Perella's analysis yielded an implied value reference range of $20.00 to $23.00 per Vanguard Share in the Low Case, $22.00 to $25.00 per Vanguard Share in the Base Case and $23.00 to $26.00 per Vanguard Share in the High Case, with a probability weighted average range of $21.60 to $24.60 per Vanguard Share.

     Public Company Trading Analysis. Wasserstein Perella reviewed, analyzed and compared certain operating, financial and trading information of Vanguard and eight other publicly traded cellular companies: AirTouch Communications, Inc.; Centennial Cellular Corp.; CommNet Cellular Inc.; Cellular Communications of Puerto Rico, Inc.; Price Communications Corporation; Rural Cellular Corporation; United States Cellular Corporation; and Western Wireless Corporation (collectively, the "COMPARABLE COMPANIES"). This analysis included reviewing, analyzing and comparing the market values, adjusted market values (defined as market value plus debt, preferred stock and minority interest less cash and cash equivalents) (also referred to as enterprise value), estimated adjusted market values of non-U.S. and non-cellular operations, estimated adjusted market values of domestic cellular operations, number of domestic POPs, and multiples derived by dividing estimated adjusted market values of domestic cellular operations by each of domestic cellular estimated 1998 EBITDA and estimated 1999 EBITDA of the Comparable Companies set forth herein. These values and multiples, based on closing stock prices on September 30, 1998, are set forth below.

                                                       ENTERPRISE           ENTERPRISE
                                                         VALUE/               VALUE/
                                                          1998E                1999E
                                                         EBITDA               EBITDA
                                                    -----------------    -----------------
AirTouch..........................................        10.8x                10.4x
Centennial Cellular...............................        10.1x                 8.0x
CommNet Cellular..................................        11.9x                 8.9x
Cellular of Puerto Rico...........................         9.6x                 8.8x
Price Communications..............................        11.1x                 9.9x
Rural Cellular....................................        10.2x                 9.2x
US Cellular.......................................         7.5x                 6.3x
Western Wireless..................................         9.9x                 8.0x

     Based on the above values and multiples and in Wasserstein Perella's judgment, the appropriate reference ranges for Vanguard derived from its public company trading analysis were 10.0x-11.0x as a multiple range of estimated 1998 EBITDA, and 8.5x-9.5x as a multiple range of estimated 1999 EBITDA, yielding a reference range of implied public trading prices of $17.50 to $20.50 per Vanguard Share in the Low Case, $18.00 to $22.00 per Vanguard Share in the Base Case, and $19.00 to $21.00 per Vanguard Share in the High Case, with a probability weighted average range of $18.05 to $21.35 per Vanguard Share.

     Wasserstein Perella also discussed with the Vanguard Board certain aspects of AT&T's business and prospects thereof based on publicly available information, the discussions with authorized employees of AT&T referred to above and recent analyst reports.

     In addition to the above-outlined analyses, Wasserstein Perella performed such other valuation analyses as it deemed appropriate in determining the fairness to Vanguard shareholders of the Merger Consideration to be received in the Merger. Wasserstein Perella concluded, based on the full range of its analyses, that the Merger Consideration to be paid in the Merger was fair from a financial point of view to Vanguard shareholders.

     Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities, and private placements. Wasserstein Perella was selected to render a fairness opinion because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the cellular telephone industry.

     Terms of Wasserstein Perella's Engagement. Pursuant to the terms of an engagement letter, dated April 7, 1997, supplemented by another engagement letter, dated June 30, 1998, Vanguard agreed to pay Wasserstein Perella a transaction fee equal to 0.45% of the aggregate consideration, based on the total value of equity, debt, obligations and liabilities paid, payable, assumed or otherwise repaid in the Merger, to be paid as follows: (1) $1,500,000 of such transaction fee to be paid on the date on which, at Vanguard's request, Wasserstein Perella informed Vanguard that it was prepared to render a fairness opinion, and (2) the remainder of such transaction fee, which is contingent upon consummation of the Merger, to be paid on the Closing Date (as defined herein). Both Wasserstein Perella and Vanguard can terminate the Wasserstein Perella engagement, upon 30 days' prior notice to the other, provided that, notwithstanding any termination, Wasserstein Perella is entitled to the full transaction fee if, during the 12-month period after the termination by Vanguard, a definitive agreement is executed for a transaction and the transaction is consummated any time thereafter. Vanguard also agreed to reimburse Wasserstein Perella for its out-of-pocket expenses, including reasonable fees and disbursements of its counsel. Vanguard agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein Perella or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of such engagement.

     From time to time, Wasserstein Perella has provided investment banking services to Vanguard. Wasserstein Perella advised Vanguard in the sale of certain assets of Vanguard Cellular Systems of South Carolina, Inc., and in the sale of the assets of Western Florida Cellular Telephone Corp. and related minority owned cellular interests. Wasserstein Perella received customary fees for such services. In the ordinary course of business, Wasserstein Perella may actively trade the debt and equity securities of Vanguard and AT&T for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

AT&T'S REASONS FOR THE MERGER

     AT&T believes that the Merger is in the best interests of AT&T and its shareholders. AT&T expects the Merger to enable it to enhance its ability to offer nationwide wireless services to business and retail customers, to permit AT&T to more effectively manage the components of the infrastructure comprising its nationwide wireless services and, particularly, to integrate the wireless infrastructure of Vanguard's core service areas with that of AT&T on a more seamless and cost effective basis. AT&T expects the Merger also to enable more effective marketing of nationwide wireless services to customers in Vanguard's core service areas and, thereby, to strengthen its overall strategic positioning.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective (1) when articles of merger (the "ARTICLES OF MERGER") are filed with the Secretary of State of North Carolina in such form as is required by and executed in accordance with Section 55-11-05 of the North Carolina Business Corporation Act and a certificate of merger (the "CERTIFICATE OF MERGER") is filed with the Secretary of State of Delaware in accordance with Sections 251 and 252 of the Delaware General Corporation Law or (2) at such other time as AT&T and Vanguard shall agree in writing should be specified in the Articles of Merger and the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

     The Effective Time will occur at 8 a.m. on the first business day after the satisfaction or waiver of the conditions to the Merger, provided that, if such conditions are satisfied or waived upon completion of the Special Meeting, the Effective Time will occur within three to five business days thereafter.

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation of the surviving corporation of the Merger, until thereafter amended or as provided therein by applicable law. The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation of the Merger, until thereafter amended or as provided therein by applicable law.

DIRECTORS AND OFFICERS

     The directors and officers of Merger Sub will be the directors and officers, respectively, of the surviving corporation of the Merger, until they resign, are removed from office, or they otherwise cease to be a director or officer, or until their respective successors are duly elected and qualified.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material U.S. federal income tax consequences of the Merger applicable to Vanguard shareholders. This summary is not a complete description of all the tax consequences of the Merger and is based on the Code, Treasury Regulations and rulings thereunder and judicial opinions, all as in effect on the date of this Proxy Statement/Prospectus. Each Vanguard shareholder's individual circumstances may affect the tax consequences of the Merger to such Vanguard shareholder, and the particular facts or circumstances of a Vanguard shareholder that may so affect the consequences are not considered in the discussion below. The summary may not apply to Vanguard shareholders in special situations, such as dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding Vanguard Shares or AT&T Shares as part of a hedging, straddle, conversion or other integrated transaction, non-U.S. persons, persons whose functional currency is not the U.S. dollar and Vanguard shareholders who acquired Vanguard Shares pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided herein with respect to the tax consequences of the Merger under state, local or foreign laws. Consequently, each Vanguard shareholder is advised to consult a tax advisor as to the specific tax consequences of the Merger to such Vanguard shareholder.

     Neither AT&T nor Vanguard has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. It is a non-waivable condition to the Merger that AT&T receive an opinion from Wachtell, Lipton, Rosen & Katz, its special counsel, and that Vanguard receive an opinion from Latham & Watkins, its special counsel, each stating that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Such opinions will be based upon certain customary assumptions and factual representations. Assuming that the Merger is a reorganization, none of AT&T, Vanguard or Merger Sub will recognize gain or loss as a result of the Merger. The following discussion of U.S. federal income tax consequences of the Merger to Vanguard shareholders assumes that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

     As discussed below, the U.S. federal income tax consequences of the Merger to a Vanguard shareholder depend on the form of consideration received by the shareholder.

     Exchange of Vanguard Shares Solely for AT&T Shares. A Vanguard shareholder who receives solely AT&T Shares in exchange for all Vanguard Shares owned by such Vanguard shareholder will not recognize any gain or loss upon such exchange for U.S. federal income tax purposes. The tax basis of the AT&T Shares received in the exchange will equal the basis of the Vanguard Shares surrendered in exchange therefor and, provided that the Vanguard Shares surrendered were held as capital assets at the time of the exchange, the holding period of the AT&T Shares received will include the holding period of the Vanguard Shares surrendered therefor. (See the discussion below under "-- Cash in lieu of Fractional Shares" for the U.S. federal income tax consequences of the receipt of cash in lieu of fractional AT&T Shares.)

     Exchange of Vanguard Shares for Cash and AT&T Shares. If the consideration received in the Merger by a Vanguard shareholder consists of part cash and part AT&T Shares and the shareholder's adjusted basis in the shareholder's Vanguard Shares is less than the fair market value, as of the date of the Merger, of the AT&T Shares and cash received by the shareholder, then the shareholder will recognize a gain. This recognized gain will equal the lesser of (1) the excess, if any, of the fair market value, as of the date of the Merger, of the AT&T Shares and cash received over the adjusted basis of the Vanguard Shares surrendered in exchange therefor and (2) the amount of cash received in the exchange. However, if a Vanguard shareholder's adjusted basis in the Vanguard Shares surrendered in the transaction is more than such fair market value of the AT&T Shares and cash received, such Vanguard shareholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

     In the case of a shareholder who recognizes gain on the exchange, if the exchange does not have the effect of a distribution of a dividend (as discussed below) and the Vanguard Shares exchanged were held as capital assets by the Vanguard shareholder, the gain will be characterized as a capital gain. If the exchange does have the effect of a distribution of a dividend, such gain will be taxable as a dividend to the extent of the shareholder's ratable share of available earnings and profits (and the remainder, if any, of such recognized gain will be capital gain if the Vanguard Shares exchanged were held as capital assets by the Vanguard shareholder).

     The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Under those rules, for purposes of determining whether the exchange has the effect of a distribution of a dividend, a Vanguard shareholder is treated as if (a) such Vanguard shareholder's entire interest were first exchanged for AT&T Shares and (b) a portion of those AT&T Shares were then redeemed for the cash actually received in the Merger. The Vanguard shareholder's hypothetical interest in AT&T (both actual and constructive) after hypothetical step (a) is compared to such Vanguard shareholder's hypothetical interest in AT&T (both actual and constructive) after hypothetical step (b). Dividend treatment will apply unless the shareholder's interest has been sufficiently reduced. While the determination is based on a Vanguard shareholder's particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small minority shareholder in a publicly held corporation will meaningfully reduce the shareholder's interest in the corporation, and, therefore, will result in capital gain treatment for shareholders who hold the shares as capital assets if the shareholder exercises no control with respect to corporate affairs.

     BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH VANGUARD SHAREHOLDER, VANGUARD SHAREHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER, INCLUDING THE APPLICATION OF THE CONSTRUCTIVE OWNERSHIP RULES OF THE CODE AND THE EFFECT OF ANY TRANSACTIONS IN SHARES OF AT&T BY THE VANGUARD SHAREHOLDER.

     A Vanguard shareholder's basis in the AT&T Shares received in the Merger will equal such shareholder's basis in the shareholder's Vanguard Shares reduced by any cash received in the Merger and increased by any gain recognized on the Merger. Provided that the Vanguard Shares surrendered were held as capital assets at the time of the Merger, the holding period of the AT&T Shares received will include the holding period of the Vanguard Shares surrendered.

     Exchange of Vanguard Shares Solely for Cash. A Vanguard shareholder who receives cash in exchange for all the shareholder's Vanguard Shares will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash received and the shareholder's tax basis in the Vanguard Shares surrendered in exchange therefor. Assuming that such shareholder holds the Vanguard Shares as capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period is more than one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income. If a Vanguard shareholder who receives only cash in exchange for all such shareholder's Vanguard Shares constructively owns Vanguard Shares before the Merger or actually or constructively owns AT&T Shares after the Merger (as the result of constructive ownership of Vanguard Shares that are exchanged for AT&T Shares in the Merger, prior actual or constructive ownership of AT&T Shares or otherwise), the cash received by such shareholder may, in certain circumstances, be taxed as a dividend, and such shareholders should consult their tax advisors. The circumstances under which dividend treatment may apply and the consequences thereof are similar to those discussed above applicable to Vanguard shareholders who receive cash and AT&T Shares in the Merger, except that the amount treated as a dividend would not be limited to the amount of such shareholder's gain recognized in the transaction and it is possible that there would be some variation in the manner in which the provisions of Section 302 of the Code, discussed above, would be applied.

     Special Rules for Shareholders that are Corporations. To the extent that cash received in exchange for Vanguard Shares is treated as a dividend to a corporate shareholder of Vanguard Shares, such shareholder will be (1) eligible for a dividends received deduction (subject to applicable limitations) and (2) subject to the "extraordinary dividend" provisions of the Code. Under recently enacted legislation, any such cash which is treated as a dividend to a corporate shareholder will constitute an extraordinary dividend. Consequently, the nontaxed portion of any such dividend would reduce a corporate shareholder's adjusted tax basis in the AT&T Shares received in the Merger, but not below zero, and would thereafter be taxable as capital gain.

     Cash in lieu of Fractional Shares. Holders of Vanguard Shares who receive cash in lieu of fractional AT&T Shares will be treated as having first received such fraction of an AT&T Share and then as having received cash in exchange for the fractional share interest. Thus, such holders will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of fractional AT&T Shares and the portion of the basis in the Vanguard Shares allocable to the fractional interest.

     Dissenters. The transaction will be a taxable event for U.S. federal income tax purposes for holders of Vanguard Shares who exercise Dissenters' Rights and receive cash in exchange for their

Vanguard Shares in connection therewith. Such a Vanguard shareholder will be taxed based on principles similar to the principles described above that are applicable to Vanguard shareholders who receive solely cash in the Merger.

     Backup Withholding. Unless an exemption applies, the Exchange Agent (as defined herein) will be required to withhold, and will withhold, 31% of any payments to which a Vanguard shareholder or other payee is entitled pursuant to the Merger Agreement unless the Vanguard shareholder or other payee provides such shareholder's or payee's taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each Vanguard shareholder and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the transmittal letter to avoid backup withholding unless an applicable exemption exists and is proved in a manner satisfactory to AT&T and the Exchange Agent.

ACCOUNTING TREATMENT

     The Merger will be treated as a "purchase" and, as such, the purchase price will be allocated to the assets and liabilities of Vanguard based on their estimated fair market values at the date of acquisition.

CONSENTS AND REGULATORY APPROVALS

     Antitrust. As a condition to the Merger and under law, AT&T and Vanguard must observe the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The Hart-Scott-Rodino Antitrust Improvements Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of certain Notification and Report Forms by the parties to the Merger.

     On October 26, 1998, AT&T and Vanguard filed the Notification and Report Forms with the Department of Justice and the Federal Trade Commission for review in connection with the Merger. The applicable waiting periods were granted early termination by the Federal Trade Commission. Notwithstanding expiration of the waiting periods, at any time before or after the Effective Time, the Federal Trade Commission, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking the divestiture by AT&T of all or part of the shares or assets of Vanguard, or of other business conducted by AT&T, or seeking to subject AT&T or Vanguard to certain operating conditions, before or after the Merger is completed. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, AT&T will prevail.

     Federal Communications Commission. In addition, as a condition to the Merger and under law, Vanguard and AT&T are required to obtain approvals from the FCC. On October 27, 1998, Vanguard and AT&T filed the required applications with the FCC, seeking approval of the transfer of control to AT&T of the FCC radio and international operating licenses and authorizations held by certain Vanguard subsidiaries. On March 11, 1999, Vanguard and AT&T received the FCC approvals from the Staff of the FCC, which will become final on April 21, 1999 if no appeals are filed with respect thereto and if the Commission of the FCC itself does not reconsider the Staff approval.

     State Governmental Authorities. The Merger is subject to state regulatory consent from the Pennsylvania Public Utility Commission, which has been obtained. The Merger is also subject to state regulatory notifications in Maine, West Virginia, Ohio and Kentucky which must be made, and AT&T and Vanguard intend to make, from 14 days prior to completion of the Merger to 10 days subsequent to completion of the Merger, varying by state.

     Other Consents. Under the Merger Agreement, Vanguard must obtain consent to the Merger from lenders under Vanguard's loan agreement, to the extent it remains outstanding immediately prior to Effective Date, and from NACN, Inc. with respect to the North American Cellular Services Agreements. Both of those consents have been obtained. The Merger is also subject to Vanguard obtaining other consents, the failure of which to obtain could reasonably be expected to have a material adverse effect (as defined in the Merger Agreement) on Vanguard.

VANGUARD DEBENTURES

     It is a condition to consummation of the Merger that either (1) all of Vanguard's $200 million outstanding 9 3/8% Senior Debentures due 2006 have been covenant defeased (and all conditions thereto satisfied) in accordance with the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture, dated as of April 1, 1996, as amended by the First Supplemental Indenture thereto, dated as of April 1, 1996, by and between Vanguard and The Bank of New York, pursuant to which the Debentures were issued or (2) a supplemental indenture to the Indenture containing certain amendments to the Indenture (the "PROPOSED AMENDMENTS") has become effective and the provisions thereof shall have become operative, pursuant to which substantially all of the covenants of the Indenture that may be deleted from the Indenture with the consent of a majority in principal amount of outstanding Debentures shall no longer apply to or restrict the operations of Vanguard and its successors. In connection therewith, on November 4, 1998, Vanguard commenced a tender offer to purchase any and all of the Debentures and a solicitation of consents to effect the Proposed Amendments. As of November 18, 1998, consents were received from holders of more than a majority in aggregate principal amount of Debentures outstanding. In connection therewith, the supplemental indenture containing the Proposed Amendments was executed. On December 3, 1998, Vanguard consummated the tender offer by accepting $196,724,000 in outstanding principal amount of Debentures for payment. In connection therewith, the Proposed Amendments became operative with respect to the Indenture.

LISTING OF THE AT&T SHARES ON THE NYSE

     In the Merger Agreement, AT&T has agreed to use reasonable best efforts to cause AT&T Shares that are to be issued pursuant to the Merger Agreement to be listed for trading on the NYSE. Such authorization for listing, subject to official notice of issuance, is a condition to the obligations of AT&T, Merger Sub and Vanguard to complete the Merger.

RESALE OF AT&T SHARES ISSUED IN THE MERGER; VANGUARD AFFILIATES

     AT&T Shares to be issued to Vanguard shareholders in connection with the Merger will be freely transferable under the Securities Act of 1933, as amended, except for AT&T Shares issued to any person deemed to be an affiliate of Vanguard for purposes of Rule 145 under the Securities Act at the time of the Special Meeting. Such persons may not sell their AT&T Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such AT&T Shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, Vanguard has delivered to AT&T a letter identifying all persons who at the time of the Special Meeting may be deemed to be affiliates of Vanguard. It is a condition to the Merger that each person identified in such letter deliver to AT&T an agreement with respect to the disposition of AT&T Shares received in the Merger and other matters customary for transactions of such type.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Vanguard Board with respect to the Merger, Vanguard shareholders should be aware that certain members of Vanguard management and of the Vanguard Board have interests in the Merger that may be considered different from, or in addition to, the interests of the shareholders of Vanguard generally. The Vanguard Board was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the Merger. See also "The Merger Agreement -- Indemnification" and "The Merger Agreement -- Employee Benefits."

     Employment Agreements. Pursuant to the terms of pre-existing employment agreements, each of Messrs. Griffin, Leeolou and Preyer (the "VANGUARD FOUNDERS") is entitled to receive a lump sum payment in the event his employment is terminated after the Merger without cause or upon certain events which result in the diminution of his position, his relocation or a change in travel obligations. The amount of the severance payment in each case is equal to 2.99 times the Vanguard Founder's average annual total cash compensation for the immediately preceding five fiscal years of Vanguard; provided, however, that the severance payment shall be reduced to the extent necessary to avoid application of the provisions of Sections 280G and 4999 of the Code (which provisions impose excise taxes on, and deny the payor a deduction for, certain payments made in connection with a change in control, as defined therein). If the employment of each Vanguard Founder is terminated immediately after the Merger, the estimated value of the severance payments for Messrs. Griffin, Leeolou and Preyer would be $2,196,000, $2,112,000 and $1,990,000, respectively.

     Pursuant to the Merger Agreement, Vanguard is permitted to amend the employment agreements with each of the Vanguard Founders to provide that the severance payments thereunder will be payable no later than 90 days after the Effective Time; provided that with respect to each Vanguard Founder, at the time of such payment, such Vanguard Founder is otherwise in compliance with his employment agreement and such amendment is otherwise on terms and conditions reasonably acceptable to AT&T. Vanguard has informed AT&T that it intends to so amend such employment agreements.

     Tax Reimbursement Agreements. Vanguard entered into Tax Reimbursement Agreements on July 22, 1998, which agreements replaced prior agreements to the same effect originally entered into in 1987 that expired on September 30, 1998, with the Vanguard Founders as well as each of Stuart S. Richardson and Stephen
L. Holcombe, pursuant to which each Vanguard Founder, Mr. Richardson and Mr. Holcombe are entitled to receive, upon the Merger, payment equal to the amount of income tax paid in 1991 and 1992 (the "TAX REIMBURSEMENT AMOUNTS") on amounts includable in their respective incomes as a result of the lapse of restrictions on certain Vanguard Shares. The Tax Reimbursement Agreements, however, limit the Tax Reimbursement Amounts to amounts that would not be subject to the provisions of Sections 280G and 4999 of the Code. Under the Merger Agreement, AT&T has agreed to pay, within 90 days after the Merger, such Tax Reimbursement Amounts to Messrs. Griffin, Leeolou, Preyer, Richardson and Holcombe, which Vanguard has informed AT&T are anticipated to be $5,278,000, $5,278,000, $5,278,000, $992,000
and $165,000, respectively.

     Executive Officer Long-Term Incentive Compensation Plan. Under the terms of the pre-existing Vanguard Executive Officer Long-Term Incentive Compensation Plan (the "LONG TERM PLAN"), which was amended on July 22, 1998 to extend the expiration date from September 30, 1998 to September 30, 2003, each of the Vanguard Founders will become entitled to receive $500,000 and Mr. Richardson will become entitled to receive $94,000 on the 90th day following the Merger. If the Merger had not been approved by the Vanguard Board, the Vanguard Founders and Mr. Richardson would have been entitled to such payments under the Long Term Plan only upon the attainment of certain performance goals, as enumerated in the Long Term Plan.

     Senior Management Severance Plan. Under the terms of the pre-existing Vanguard Senior Management Severance Plan, each of Stephen L. Holcombe, Richard
C. Rowlenson, Timothy G. Biltz, Dennis B. Francis and S. Tony Gore, III (the "SENIOR EXECUTIVES") are entitled to receive a lump sum severance payment should his employment be terminated following the Merger without cause or because of a change in position or employment conditions. The amount of the severance payment is equal to 2.99 times the Senior Executive's average annual total cash compensation for the immediately preceding five fiscal years of Vanguard; provided, however, that the severance payment shall be reduced to the extent necessary to avoid application of the provisions of Sections 280G and 4999 of the Code. If the employment of each of Messrs. Holcombe, Rowlenson, Biltz, Francis and Gore were terminated immediately after the Merger, the estimated value of their severance payments would be $809,000, $809,000, $783,000, $670,000 and $551,000, respectively.

     Pursuant to the Merger Agreement, Vanguard is permitted to amend existing severance agreements under the Vanguard Senior Management Severance Plan with each of the Senior Executives, in form and substance and pursuant to documentation reasonably acceptable to AT&T, to provide that, notwithstanding whether such Senior Executive is terminated without cause, the payments due thereunder upon termination of employment without cause following a change of control shall be made upon the earlier to occur of (1) six months following the Effective Time or (2) 12 months following the date of the Merger Agreement, in each case if such person continues to perform services for a period of six months following the Effective Date or such shorter period as requested by AT&T, and on other reasonable terms to be provided by AT&T. Vanguard has informed AT&T that it intends to so amend such severance agreements.

     Employee Stock Options. Under Vanguard's Amended and Restated Stock Compensation Plan, the 1989 Stock Plan and the Restated 1994 Long Term Incentive Plan (collectively, the "VANGUARD STOCK OPTION PLANS"), Vanguard or its subsidiaries have granted options to purchase Vanguard Shares ("OPTIONS"). In accordance with the terms of the Merger Agreement, the Compensation Committee of the Vanguard Board intends to accelerate the vesting of Options to purchase 136,500 Vanguard Shares for each Vanguard Founder prior to the Effective Time. With respect to other optionees, under the Merger Agreement, Options that are not vested as of the date of the Special Meeting may be accelerated by action of the Vanguard Board to such date if (1) the Merger is approved at the Special Meeting and (2) the holder of such Options signs a consent that such holder will be entitled to receive only cash upon exercise of such Options. Vanguard has informed AT&T that it intends to take such action.

     Under the Merger Agreement, subject to AT&T's consent, each Vanguard Founder, as well as Mr. Richardson and each Senior Executive, may be loaned by Vanguard the amount necessary to exercise his vested Options and the amount necessary to satisfy the tax withholding associated therewith on a part recourse and part nonrecourse basis (which will become fully recourse upon the Merger). Such loans would be secured by, among other things, the Vanguard Shares issued upon the exercise of such Options and any amounts due under employment agreements, Tax Reimbursement Agreements and the Vanguard Senior Management Severance Plan (as described above) and would become due and payable upon the Merger to the extent of any cash received in the Merger and 90 days following the Merger for any remaining balance, if the Merger is consummated, or five years from the date of loan, if the Merger is not consummated. As of December 31, 1998, Messrs. Griffin, Leeolou, Preyer and Richardson had exercised 550,062, 467,062, 472,062 and 137,000 Options, respectively, borrowing $9,401,061,
$7,791,301, $7,888,275 and $2,407,487, respectively. As of March 22, 1999,
Messrs. Griffin, Leeolou, Preyer, Richardson, Holcombe, Rowlenson, Biltz, Francis and Gore had 319,938, 402,938, 397,938, 81,250, 285,899, 251,299,
60,299, 10,100 and 91,949 Options that will be exercisable prior to the Effective Time, respectively. Assuming that each Vanguard Founder and each Senior Executive and Mr. Richardson exercises all of his outstanding vested Options and assuming that the value of the Vanguard Shares at the time of exercise is $23.00 per Vanguard Share, then the maximum amount of each Vanguard Founder's loan would be $14,160,560, and the maximum amount of the loan to each of Messrs. Richardson, Holcombe, Rowlenson, Biltz, Francis and Gore would be $3,410,601, $5,465,453, $4,857,201, $1,149,562, $174,415, and $1,658,520, respectively.
Vanguard Shares acquired upon exercise of Options by any person who is not a party to a Voting Agreement, the purchase price for which is borrowed from Vanguard, will be required to be voted in favor of the Merger, and may not be sold, transferred or disposed of before March 31, 1999.

     Vanguard Founders and Senior Executives who exercise their Options and thereby acquire Vanguard Shares will receive the Merger Consideration for such Vanguard Shares in the Merger. The Merger Agreement provides that, at the Effective Time, each Option, whether or not then currently exercisable, shall be canceled and the Option holder shall receive from AT&T cash equal to the product of (a) $23.00, less the exercise price per share of such Option, times (b) the number of Vanguard Shares that may be purchased upon exercise of such Option.

     As of March 22, 1999, Vanguard's non-employee directors, Doris R. Bray, Robert A. Silverberg, F. Cooper Brantley and Robert M. DeMichele (the "NON-EMPLOYEE DIRECTORS") held Options to purchase an aggregate of 33,000 Vanguard Shares pursuant to the Vanguard Stock Option Plans and the 1996 Stock Option Plan for Non-Employee Directors, all of which were exercisable. Assuming that the Non-Employee Directors do not exercise any of their Options prior to the Merger, then, upon the Merger, Doris R. Bray, Robert A. Silverberg, F. Cooper Brantley and Robert M. DeMichele will receive $56,178, $29,930, $29,930 and $56,178, respectively, in exchange for their outstanding Options.

     Additionally, as of March 22, 1999, the Senior Executives and Mr. Richardson (as a group) held Options to purchase an aggregate of 286,300 Vanguard Shares, which Options would not be exercisable prior to the Effective Time. Messrs. Richardson, Holcombe, Rowlenson, Biltz, Francis and Gore will receive in the Merger, or upon exercise prior thereto (assuming that the Senior Executives execute the consent referred to above), approximately $389,625, $516,825, $516,825, $516,825, $496,025, and $422,775, respectively, in exchange for their Options that are currently unexercisable.

OTHER

     Paging Business. On July 31, 1998, Vanguard purchased NationPage, Inc., a leading regional paging provider in Pennsylvania and New York, for approximately $28.5 million. In addition, as part of its business, Vanguard resells paging services (together with NationPage, Inc., the "VANGUARD PAGING BUSINESS"). In connection with the sale of the Advanced Messaging Division of AT&T Wireless Services, Inc., an AT&T subsidiary, and a nationwide 50KHz/50KHz Narrowband Personal Communication Services License to Metrocall, Inc., AT&T Wireless agreed, among other things, that, if AT&T Wireless or its affiliates purchase stock or assets of an entity with a business providing paging services during a specified period, they will offer to sell such paging business to Metrocall upon terms and conditions as Metrocall and AT&T Wireless may mutually agree. Accordingly, upon completion of the Merger, AT&T will offer to sell the Vanguard Paging Business to Metrocall. If AT&T and Metrocall cannot agree on a price for the Vanguard Paging Business, AT&T will obtain a valuation from a nationally recognized investment banker. If Metrocall elects not to purchase the Vanguard Paging Business at such valuation price, AT&T may operate such business (or sell such business) thereafter.

     Litigation and Proceedings Concerning International Wireless Communications Holdings, Inc. As of December 31, 1997, Vanguard owned approximately 29% of International Wireless Communications Holdings, Inc. ("IWCH"). IWCH is a development stage company specializing in securing, building and operating wireless businesses, primarily in Asia and Latin America. For the years ended December 31, 1996 and 1997, losses recognized by Vanguard related to IWCH were

$11.5 million and $1.5 million, respectively. Since December 31, 1996, Vanguard's investment in IWCH has had a carrying value of zero.

     IWCH and International Wireless Communications, Inc., an affiliate of IWCH, projected that they would need to raise substantial funds to satisfy their 1998 funding and operational obligations. As a result, in part, of IWCH's failure to raise sufficient funds, IWCH and its affiliates, International Wireless Communications, Inc., Radio Movil Digital Americas, Inc., International Wireless Communications Latin America Holdings, Ltd. and Pakistan Wireless Holdings Limited filed separate petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on September 3, 1998 (the "BANKRUPTCY CASE"). On December 21, 1998, the Bankruptcy Court in the Bankruptcy Case approved the Debtors' Second Amended Disclosure Statement for Debtors' Second Amended Joint Chapter 11 Plan of Reorganization. A group of IWCH shareholders, among others, filed objections to the confirmation of the Plan. The hearing on the confirmation of the Debtors' Second Amended Joint Chapter 11 Plan of Reorganization (the "PLAN") was held in February 1999.

     Under the Plan, IWCH's investments in Pakistan and Brazil will form the core of IWCH's post-bankruptcy operations. There may be, however, numerous political, economic and legal uncertainties surrounding these investments which, along with market conditions, could decrease the ability of IWCH to realize value from them. In addition, there is no assurance as to when or on what terms the Plan may eventually be confirmed.

     The Plan also incorporates a settlement between the debtors and Vanguard. Under the Plan, Vanguard and the debtors have agreed that Vanguard will:

     - waive all distributions under the Plan in respect of certain pre-petition claims;

     - permit the debtors to repay and satisfy all obligations in respect of a $4.6 million "debtor-in-possession" loan facility (under which Vanguard will be the lender) via a distribution of new IWCH common stock;

     - transfer to the debtors 100% of its equity interests in Vanguard Pakistan, Inc.;

     - provide the debtors with a 17.5% interest in a company ("New Vanguard Sub") holding an interest in Star Digitel Limited ("Star Digitel");

     - through New Vanguard Sub, receive 100% of the debtors' remaining equity interest in Star Digitel;

     - provide credit support for certain obligations of the debtors that will provide the debtors with approximately $7,000,000 of needed post-bankruptcy funds for operations;

     - re-allocate its pro-rata distribution of certain warrants;

     - receive certain releases provided in the Plan; and

     - receive certain warrants to purchase shares of common stock of post-bankruptcy IWCH and of the entity that will hold IWCH's business in Pakistan.

While the value of the consideration to be received by Vanguard under the Plan is uncertain, Vanguard does not believe that it is material.

     On January 22, 1999, a group of IWCH shareholders filed a complaint in the Supreme Court of the State of New York (Warburg Dillon Read, et al. v. Vanguard Cellular Systems, Inc., et al.) against Vanguard and certain of Vanguard's and IWCH's directors and officers, alleging fraud and misrepresentation in connection with the merger of Radio Movil Digital Americas into a subsidiary of IWCH. The complaint seeks $81 million in compensatory damages and $325 million in punitive damages. The plaintiffs are former Radio Movil shareholders who received IWCH Series I Preferred Stock as consideration in the merger.

     On December 16, 1998, another group of IWCH shareholders, who also were formerly Radio Movil shareholders, filed a complaint in the U.S. District Court for the District of Delaware (Loeb Partners Corp., et al. v. Griffin, et al.) against present and former officers and directors of IWCH (including certain present and former officers and directors of Vanguard), seeking damages in excess of $3.5 million with respect to the Radio Movil transaction. In addition, in the course of the Bankruptcy Case, certain other shareholders of IWCH or their representatives have asserted that they have as yet unasserted claims against Vanguard, certain of its officers and directors, and individual directors of IWCH arising from events or transactions occurring during 1998 leading up to the September 1998 bankruptcy filing, and that they intend to assert those claims at some later date.

     On March 15, 1999, a stipulation (the "STIPULATION") was agreed to among Vanguard, certain bondholders of IWCH and IWCH in the Bankruptcy Case pursuant to which, among other things:

     - a letter agreement of certain bondholders of IWCH committing them to support the Plan was extended until the earlier of consummation of the Plan or occurrence of certain events of default under the "debtor-in-possession" loan facility provided by Vanguard;

     - Vanguard agreed to pay $2,000,000 to IWCH on the earlier of the date of the mailing of the Proxy Statement or the termination of the Merger Agreement;

     - Vanguard agreed to reimburse certain expenses of IWCH incurred in connection with obtaining auditors' consents for SEC filings related to Vanguard and to indemnify IWCH and certain officers and directors of IWCH in connection therewith;

     - IWCH and its officers and directors and certain other parties were authorized and directed by the Bankruptcy Court to provide full cooperation, by among other things delivering representation letters to auditors, in connection with SEC filings related to Vanguard, including this Proxy Statement/Prospectus; and

     - certain modifications were made to the Plan, including the deletion of releases of Vanguard and its officers and directors from direct claims held by equity holders of IWCH for liability relating to IWCH.

     On March 19, 1999, the Bankruptcy Court approved the Stipulation.

     Litigation Concerning Star Digitel. On March 16, 1999, Vanguard received a letter from an attorney purporting to represent Star Digitel, in which he threatened that Star Digitel would sue Vanguard, a Vanguard affiliate, and Vanguard's chairman, based on purported failures to fulfill certain alleged promises to raise funds for Star Digitel, to assist Star Digitel in finding a strategic investment partner, and to assist Star Digitel in resolving disputes with a commercial equipment supplier, and on unspecified other purported violations of agreements involving Star Digitel and the Vanguard affiliate. The letter asserts that the damages could exceed $500,000,000. Vanguard has been informed that Star Digitel filed suit in federal district court in Los Angeles on March 24, 1999, but as of March 25, 1999 Vanguard had not been served with a complaint. Vanguard believes that the allegations of the March 16th letter are without merit and intends to vigorously defend any such litigation.

                   RIGHTS OF DISSENTING VANGUARD SHAREHOLDERS

     Under Article 13 of the North Carolina Business Corporation Act, each Vanguard shareholder is permitted to dissent from, and to obtain the fair value of such Vanguard shareholder's Vanguard Shares in the event of the consummation of, the Merger ("DISSENTERS' RIGHTS"). The following summary of Dissenters' Rights under Article 13 does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, Article 13, a complete copy of which is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference. Any Vanguard shareholder who intends to dissent from the Merger should carefully review the text and comply with the requirements of Article 13, as well as consult with an attorney. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY
ARTICLE 13 WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS. Except as provided below, no further notices will be given to Vanguard shareholders by Vanguard regarding the existence of Dissenters' Rights or the time periods within which or the procedures by which such Dissenters' Rights must be exercised.

     Any Vanguard shareholder who intends to dissent from the Merger must give Vanguard, and Vanguard must actually receive, before a vote on the Merger Proposal is taken at the Special Meeting, written notice of such Vanguard shareholder's intent to demand payment for such Vanguard shareholder's Dissenting Shares if the Merger is consummated. Any such notice should be mailed to the Corporate Secretary of Vanguard at the following address: Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road, Greensboro, North Carolina 27455, Attention: Corporate Secretary. A vote against the Merger Proposal will not be deemed to satisfy this notice requirement. A Vanguard shareholder who provides such written notice, does not vote in favor of the Merger Proposal and follows the other procedures in Article 13 will be entitled to receive the fair value of such shareholder's Vanguard Shares in accordance with Article 13 and not the Merger Consideration for such shareholder's Vanguard Shares. A Form of Election will be disregarded if submitted by a holder of Dissenting Shares.

     In addition, a Vanguard shareholder dissenting from the Merger must not vote such holder's Vanguard Shares in favor of the Merger Proposal, but must, instead, either vote against or abstain from voting on the Merger Proposal. Vanguard shareholders who return a signed proxy but fail to provide instructions as to the manner in which such Vanguard Shares are to be voted will be deemed to have voted in favor of the Merger Proposal and will not be entitled to assert Dissenters' Rights. A Vanguard shareholder who dissents must dissent with respect to all Vanguard Shares beneficially owned by such Vanguard shareholder.

     If the Merger is authorized by Vanguard shareholders at the Special Meeting (or at any adjournments thereof), Vanguard must, no later than 10 days following such Vanguard shareholder approval, send (by registered or certified mail, return receipt requested) a written notice (the "DISSENTERS' NOTICE") to each dissenting Vanguard shareholder who satisfies the requirements described in the preceding two paragraphs. The Dissenters' Notice will:

     - state where the dissenting Vanguard shareholder's payment demand must be sent, and where and when certificates evidencing Vanguard Shares ("CERTIFICATES") must be deposited;

     - supply a form for demanding payment;

     - set a date by which Vanguard must receive the dissenting Vanguard shareholder's payment demand (which may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is mailed); and

     - be accompanied by a copy of Article 13.

     Vanguard shareholders receiving the Dissenters' Notice must then demand payment and deposit their Certificates in accordance with the terms of the Dissenters' Notice to be entitled to Dissenters' Rights. Any Vanguard shareholder who demands payment and deposits such Vanguard shareholder's

Certificates in accordance with Article 13 will retain all other rights as a Vanguard shareholder until such rights are canceled or modified by consummation of the Merger. A Vanguard shareholder who does not demand payment or deposit such Vanguard shareholder's Certificates where required, each by the date set in the Dissenters' Notice, will not be entitled to payment for such Vanguard shareholder's Dissenting Shares under Article 13. If Vanguard does not consummate the Merger within 60 days after the date set for demanding payment and depositing Certificates in the Dissenters' Notice, Vanguard must return the deposited Certificates. If the Merger is consummated thereafter, Vanguard must send a new Dissenters' Notice and repeat the payment demand procedure described above. Any holder of Dissenting Shares at the time of the Merger who thereafter does not strictly follow the procedures described herein will receive in the Merger the form of consideration receivable by shareholders making a Non-Election. See "The Merger Agreement -- Conversion of Vanguard Shares".

     As soon as the Merger is consummated, Vanguard will be required to pay each dissenting Vanguard shareholder who timely demanded payment and deposited such shareholder's Certificates in accordance with the terms of the Dissenters' Notice the amount that Vanguard estimates to be the fair value of such Vanguard shareholder's Dissenting Shares, plus interest accrued from the Effective Date to the date of payment. The payment will be accompanied by:

     - Vanguard's most recent year-end financial statements together with its most recent interim financial statements;

     - an explanation of how Vanguard estimated the fair value of the Dissenting Shares;

     - an explanation of how interest was calculated;

     - a statement of the dissenting Vanguard shareholder's right to demand payment if dissatisfied with the amount of Vanguard's payment; and

     - a copy of Article 13.

     If (1) a dissenting Vanguard shareholder believes that the amount paid by Vanguard is less than the fair value of each holder's Dissenting Shares or that the interest due is incorrectly calculated, (2) Vanguard fails to make payment to a dissenting Vanguard shareholder as soon as the Merger is consummated or within 30 days after receipt of a payment demand from the dissenting Vanguard shareholder, or (3) Vanguard fails to consummate the Merger and does not return the deposited Certificates within 60 days after the date set for demanding payment, then such dissenting Vanguard shareholder may notify Vanguard in writing of such dissenting Vanguard shareholder's own estimate of the fair value of such dissenting Vanguard shareholder's Dissenting Shares and the amount of interest due and may demand payment of the amount by which such estimate exceeds the amount paid by Vanguard. This notice must be given within 30 days after Vanguard makes payments or fails to perform. Any dissenting Vanguard shareholder who does not give notice within such 30-day period will waive such shareholder's Dissenters' Rights under Article 13 and will be deemed to have withdrawn such Vanguard shareholder's dissent and demand for payment.

     If a dissenting Vanguard shareholder has taken all required actions and such Vanguard shareholder's demand for payment remains unsettled, the dissenting Vanguard shareholder may commence a proceeding within 60 days after the earlier of the date Vanguard made payment for such shareholder's Dissenting Shares and the date such dissenting Vanguard shareholder gives the notice described in the immediately preceding paragraph by filing a complaint with the North Carolina Superior Court Division of the General Court of Justice to determine the fair value of such holder's Dissenting Shares and accrued interest. There is no right to a jury trial in any such proceeding commenced by a Vanguard shareholder. A dissenting Vanguard shareholder who takes no action within such 60-day period shall be deemed to have withdrawn such Vanguard shareholder's dissent and demand for payment. The court has discretion to make all dissenting Vanguard shareholders whose demands remain unsettled parties to the proceeding, in which case all parties must be served with a copy of the complaint. The court may appoint one or more persons as appraisers with such powers as the court may determine to receive evidence and recommend a decision on the question of fair value. Each dissenting Vanguard shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the Dissenting Shares, plus interest, to exceed the amount paid by Vanguard. Court costs, as well as the fees and expenses of court-appointed appraisers, counsel and experts, may be assessed by the court as it deems equitable.

     For a discussion of certain tax consequences applicable to dissenting Vanguard shareholders who receive cash upon the exercise of Dissenters' Rights, see "The Merger -- Material Federal Income Tax Consequences."

                              THE MERGER AGREEMENT

     The following is a description of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference.

GENERAL

     Pursuant to the Merger Agreement, Vanguard will merge with and into Merger Sub on the date and at the time that the Articles of Merger are filed with the Secretary of State of the State of North Carolina in accordance with North Carolina law and the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Delaware law (or such later time as specified in the Articles of Merger and the Certificate of Merger). See "The Merger -- Effective Time of the Merger." Upon the Merger, the separate corporate existence of Vanguard will cease, and the internal corporate affairs of Merger Sub, as the surviving corporation of the Merger, will continue to be governed by the laws of the State of Delaware as well as the certificate of incorporation and bylaws of Merger Sub.

     Pursuant to the Merger Agreement, the closing of the Merger will take place at 8 a.m. on the first business day after the satisfaction or waiver of the conditions to the Merger (the "CLOSING DATE"), provided that, if such conditions are satisfied or waived upon completion of the Special Meeting, the closing will take place within three to five business days thereafter. See "-- Conditions; Waivers." The Closing Date may be delayed if (1) AT&T elects a later date because, in its good faith judgment, AT&T believes such delay is necessary in connection with avoiding interference with a material transaction (but such delay may not extend beyond the date that is 12 or, under certain circumstances, 18 months from the date of the Merger Agreement) or (2) another time or date is agreed to in writing by the parties to the Merger Agreement.

CONVERSION OF VANGUARD SHARES

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding Vanguard Share (other than Dissenting Shares and Vanguard-held Shares) will be converted into the right to receive (1) the Per Share Stock Amount of 0.3987 AT&T shares (which, as a result of the three-for-two stock split, will be adjusted to 0.59805 AT&T shares), (2) the Per Share Cash Amount, or (3) a combination of AT&T Shares and cash. As of the Effective Time, all Vanguard Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate will cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, in accordance with the procedures set forth herein, the Per Share Stock Amount, the Per Share Cash Amount or a combination of cash and AT&T Shares. Vanguard Shares held by Vanguard or any wholly owned subsidiary of Vanguard will be canceled without consideration.

     Election Generally. Each record holder (or beneficial owner through appropriate and customary documentation and instructions) will be entitled (1) to elect to receive the Per Share Cash Amount for each such Vanguard Share (a "CASH ELECTION"), (2) to elect to receive the Per Share Stock Amount for each such Vanguard Share (a "STOCK ELECTION"), or (3) to indicate that such record holder has no preference as to the receipt of cash or AT&T Shares with respect to such holder's Vanguard Shares (a "NON-ELECTION," and any Cash Election, Stock Election or Non-Election, an "ELECTION"). Mixed elections will not be permitted. All Elections must be made on the Form of Election furnished in the green envelope (or a facsimile thereof). If more than one Certificate is surrendered for the account of the same holder, the number of AT&T Shares, if any, to be issued to such holder in exchange for the Certificates that have been surrendered will be computed on the basis of the aggregate number of Vanguard Shares represented by all of the Certificates surrendered for the account of such holder. Holders of record of Vanguard Shares who hold such Vanguard Shares as nominees, trustees or in other representative capacities (each, a "REPRESENTATIVE") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all Vanguard Shares held by such Representative for a particular beneficial owner. A Vanguard shareholder (other than a Representative) must elect to receive the same form of Merger Consideration with respect to all Vanguard Shares held by or on behalf of such holder. Any person or entity who beneficially owns Vanguard Shares must instruct the Representatives that hold Vanguard Shares on behalf of such person or entity to elect the same form of Merger Consideration for all Vanguard Shares held on behalf of such person or entity.

     Limitations. The aggregate number of Vanguard Shares that may be converted into the right to receive cash in the Merger is equal to 50% of the number of Vanguard Shares outstanding immediately prior to the Effective Time (other than Dissenting Shares and Vanguard-held Shares). The aggregate number of Vanguard Shares which may be converted into the right to receive AT&T Shares in the Merger is equal to 50% of the number of such Vanguard Shares outstanding immediately prior to the Effective Time. Because Dissenting Shares are excluded for purposes of calculating these limitations, any Form of Election submitted by a holder of Dissenting Shares will be ignored. Any such calculations will be made as of shortly before the Merger.

     Cash Oversubscription. If the aggregate number of Vanguard Shares with respect to which Cash Elections have been made exceeds the aggregate number of Vanguard Shares that may be converted into the right to receive cash in the Merger, then:

     - each Vanguard Share with respect to which a Stock Election was made will be converted into the right to receive the Per Share Stock Amount;

     - each Vanguard Share with respect to which a Non-Election was made (or deemed to have been made) will be converted into the right to receive the Per Share Stock Amount; and

     - each Vanguard Share with respect to which a Cash Election was made will be converted into the right to receive (1) the amount in cash, without interest, equal to the product of (a) the Per Share Cash Amount and (b) a fraction, the numerator of which will be the aggregate number of Vanguard Shares that may be converted into the right to receive cash in the Merger, and the denominator of which will be the aggregate number of Vanguard Shares with respect to which Cash Elections were made (the "CASH FRACTION"), and (2) the number of AT&T Shares equal to the product of (a) the Per Share Stock Amount and (b) a fraction equal to one minus the Cash Fraction.

     Stock Oversubscription. If the aggregate number of Vanguard Shares with respect to which Stock Elections have been made exceeds the aggregate number of Vanguard Shares which may be converted into the right to receive AT&T Shares in the Merger, then:

     - each Vanguard Share with respect to which a Cash Election was made will be converted into the right to receive the Per Share Cash Amount;

     - each Vanguard Share with respect to which a Non-Election was made (or deemed to have been made) will be converted into the right to receive the Per Share Cash Amount; and

     - each Vanguard Share with respect to which a Stock Election was made will be converted into the right to receive (1) the number of AT&T Shares equal to the product of (a) the Per Share Stock Amount and (b) a fraction, the numerator of which will be the aggregate number of Vanguard Shares which may be converted into the right to receive AT&T Shares in the Merger, and the denominator of which will be the aggregate number of Vanguard Shares with respect to which Stock Elections were made (the "STOCK FRACTION"), and (2) the amount in cash, without interest, equal to the product of (a) the Per Share Cash Amount and (b) a fraction equal to one minus the Stock Fraction.

     No Oversubscription. If there is neither a cash oversubscription nor a stock oversubscription, then:

     - each Vanguard Share with respect to which a Cash Election was made (or deemed to have been made) will be converted into the right to receive the Per Share Cash Amount;

     - each Vanguard Share with respect to which a Stock Election was made (or deemed to have been made) will be converted into the right to receive the Per Share Stock Amount; and

     - each Vanguard Share with respect to which a Non-Election was made (or deemed to have been made), if any, will be converted into the right to receive (1) the amount in cash, without interest, equal to the product of
       (a) the Per Share Cash Amount and (b) a fraction, the numerator of which will be the excess of (x) the aggregate number of Vanguard Shares which may be converted into the right to receive cash in the Merger over (y) the aggregate number of Vanguard Shares with respect to which a Cash Election was made, and the denominator of which will be the excess of (x) the aggregate number of Vanguard Shares outstanding immediately prior to the Effective Time (other than Vanguard Shares held by Vanguard or any wholly owned subsidiary of Vanguard) over (y) the sum of the aggregate number of Vanguard Shares with respect to which a Cash Election or a Stock Election was made plus Dissenting Shares (the "NON-ELECTION FRACTION"), and (2) the number of AT&T Shares equal to the product of (a) the Per Share Stock Amount and (b) a fraction equal to one minus the Non-Election Fraction.

     Potential Value Fluctuation of Merger Consideration. The value of the consideration that a Vanguard shareholder receives in the Merger may depend on the value of AT&T Shares, which will fluctuate, as well as on the percentage of Vanguard shareholders that elect to receive AT&T Shares versus cash in the Merger. Since the value of the cash portion of the Merger Consideration is fixed at $23.00, it is expected that, if the value of 0.3987 pre-split AT&T Shares exceeds $23.00 (which will occur if the market value of an AT&T Share is more than $57.70), holders of more than 50% of the Vanguard Shares will elect to receive AT&T Shares in the Merger and, consequently, those Vanguard shareholders that elect to receive AT&T Shares will receive a combination of AT&T Shares and cash in respect of each Vanguard Share. The 0.3987 exchange ratio used in the example above does not take account of AT&T's three-for-two stock split. Under the same example on a post-split basis, it is expected that if the value of
0.59805 post-split AT&T Shares exceeds $38.47, holders of more than 50% of the Vanguard Shares will elect to receive AT&T Shares in the Merger.

     The following table illustrates the approximate value of the consideration that a Vanguard shareholder with 100 Vanguard Shares, depending on whether such shareholder makes a stock election or a cash election, receives assuming varying values for AT&T Shares and different percentages of Vanguard shareholders electing to receive AT&T Shares (and assuming no Dissenting Shares). The table uses hypothetical pre-split share prices and the pre-split exchange ratio of
0.3987. You should bear in mind that, notwithstanding the foregoing, (1) the price of AT&T Shares is subject to change, and (2) neither AT&T nor Vanguard can predict the percentage of Vanguard shareholders that will make stock elections or cash elections.

                                       If the value of an AT&T share (on a pre-split basis) is:
                                       $78.00    $83.00    $88.00    $78.00    $83.00    $88.00
                                       then the approximate value of the aggregate merger
                                       consideration that a holder of 100 Vanguard Shares
                                       receives will be:
  and stock elections are made for:      if such holder makes a        if such holder makes a
                                             stock election                cash election
          all Vanguard Shares          $2,705    $2,805    $2,904       n/a       n/a       n/a
          75% of the Vanguard Shares   $2,840    $2,973    $3,106    $2,300    $2,300    $2,300
          50% of the Vanguard Shares   $3,110    $3,309    $3,509    $2,300    $2,300    $2,300
          25% of the Vanguard Shares   $3,110    $3,309    $3,509    $2,570    $2,636    $2,703
          no Vanguard Shares              n/a       n/a       n/a    $2,705    $2,805    $2,904

     No Fractional Shares. No certificate or scrip representing fractional AT&T Shares will be issued upon the surrender for exchange of Certificates, and such fractional AT&T Share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of AT&T. Each holder of Vanguard Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an AT&T Share (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction of an AT&T Share multiplied by $23.00.

     Adjustment to Per Share Stock Amount. In the event that, pursuant to a transaction announced after the date of the Merger Agreement and becoming effective prior to the Effective Time, (1) any distribution is made in respect of AT&T Shares other than a regular quarterly cash dividend or (2) any stock dividend, stock split, reclassification, recapitalization, combination or mandatory exchange of shares occurs with respect to, or rights (other than non-mandatory offers to exchange) are issued in respect of, AT&T Shares, then, the Per Share Stock Amount will be adjusted accordingly. As a result of the three-for-two stock split of AT&T Shares which was announced after the date of the Merger Agreement and will be paid prior to the Effective Time, the Per Share Stock Amount will be adjusted from 0.3987 to 0.59805 AT&T Shares.

     Election Procedure; Exchange of Certificates. A green Form of Election is being sent contemporaneously to Vanguard shareholders in a separate mailing. Elections may be made by holders of Vanguard Shares by delivering the green Form of Election to Boston Equiserve Trust Company, N.A. (the "EXCHANGE AGENT"). To be effective, a green Form of Election must be properly completed, signed and submitted in the green return envelope mailed therewith to the Exchange Agent by no later than 5:00 p.m., Eastern Time, on April 26, 1999 (the "ELECTION DEADLINE"), and accompanied by (a) the Certificates as to which the Election is being made or (b) an appropriate guarantee of delivery of such Certificates as set forth in such green Form of Election from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery (a "GUARANTEE OF

DELIVERY"). Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery will be deemed to invalidate any otherwise properly made Cash Election or Stock Election. AT&T has the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any Form of Election has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the Form of Election. The good faith decision of AT&T (or, if so delegated, the Exchange Agent) in such matters will be conclusive and binding. Neither AT&T nor the Exchange Agent is under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent will also make all computations contemplated by the Merger Agreement, and all such computations will be conclusive and binding on the holders of Vanguard Shares in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, AT&T will, or will cause the Exchange Agent to, cause the Certificates covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person. A Form of Election and Letter of Transmittal may be changed if the record holder effectively revokes such holder's Form of Election and Letter of Transmittal in accordance with the procedures described herein and a new Form of Election and Letter of Transmittal and the related Vanguard Share Certificate(s) (or a Guarantee of Delivery) for such record holder is received by the Exchange Agent at or prior to the Election Deadline. Vanguard shareholders who do wish to revoke and resubmit should take into account the time required to receive and resubmit Certificates, which may or may not be sufficient to allow for the receipt of returned Certificates and the resubmission of Certificates by the applicable deadline.

     A Vanguard shareholder who does not submit a Form of Election to the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes such shareholder's Form of Election and does not re-submit a Form of Election and other required documents that are timely received by the Exchange Agent), or who submits a Form of Election without the corresponding Certificates or a Guarantee of Delivery, will be deemed to have made a Non-Election. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the Vanguard shareholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein will be deemed to be of no force and effect, and the Vanguard shareholder making such purported Cash Election or Stock Election will be deemed to have made a Non-Election.

     If Vanguard and AT&T do not expect to consummate the Merger within three to five business days after the Special Meeting, they will extend the Election Deadline and publicly announce the extension. In any event, Vanguard and AT&T intend to mail, approximately 10 days prior to the ultimate deadline for making Elections, Forms of Election to persons who have become Vanguard shareholders following the Record Date. Forms of Election are also available from D.F. King & Co. upon request.

     Other. All AT&T Shares issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement (including any cash paid) will be deemed to have been issued in full satisfaction of all rights pertaining to such Vanguard Shares, and, from and after the Effective Time, there will be no further registration of transfers of Vanguard Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Merger Sub for any reason, they will be canceled and exchanged.

     Holders of Dissenting Shares will not be entitled to receive the Merger Consideration otherwise applicable thereto, and any Form of Election submitted by such holders will be ignored. Such shareholders will be entitled to receive the amounts determined in accordance with the provisions of Article 13. If, after the Effective Time, any such holder fails to preserve such rights, such Dissenting

Shares will then be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in the Merger Agreement with the making of a Non-Election. Vanguard will give AT&T prompt notice of any notice or demands for payment in accordance with Article 13 for Vanguard Shares received by Vanguard, and AT&T shall have the right to direct all proceedings, negotiations and actions taken by Vanguard in respect thereof.

     At the Effective Time, each unexpired and unexercised outstanding Option will be canceled and converted into the right to receive from AT&T, within 10 days following the Effective Time, cash in an amount equal to the product of (1) the Per Share Cash Amount minus the exercise price per share of such Option, times (2) the number of Vanguard Shares that may be purchased upon exercise of such Option (whether or not then exercisable). Prior to (but effective at) the Effective Time, Vanguard will use its reasonable best efforts to (a) obtain any consents from all holders of Options and (b) make any amendments to the terms of such Options or compensation plans or arrangements that, in the case of either clause (a) or (b) of this sentence, are necessary to give effect to the transactions in connection with the Options. Immediately prior to the Effective Time, Vanguard will terminate the Vanguard Stock Option Plans effective as of the Effective Time.

     No dividends or other distributions declared or made after the Effective Time with respect to AT&T Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the AT&T Shares to which such holder is entitled in the Merger and no cash payment will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be given to the record holder of the Certificates representing whole AT&T Shares to which such holder is entitled hereunder, without interest, (1) at the time of such surrender, a Certificate representing the number of whole AT&T Shares and the amount of any cash to which such holder is entitled and the amount of dividends or other distributions with respect to such whole AT&T Shares with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole AT&T Shares.

     If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by AT&T, the posting by such person of a bond in such reasonable amount as AT&T may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, AT&T Shares and/or any cash.

     At 5:00 p.m., Eastern Time, on the day the Effective Time occurs, the stock transfer books of Vanguard will be closed and there will be no further registration of transfers of Vanguard Shares thereafter on the records of Vanguard. From and after the Effective Time, holders of Certificates will cease to have any rights with respect to Vanguard Shares formerly represented thereby, except as otherwise provided in the Merger Agreement or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or AT&T for any reason will be converted into the Merger Consideration applicable to each Vanguard Share formerly represented thereby.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto customary for transactions of such type, including representations and warranties by Vanguard as to:

     - organization, standing and power;

     - capital structure;

     - authority and no conflicts as to the Merger Agreement;

     - reports and financial statements;

     - this Proxy Statement/Prospectus and the related Registration Statement;

     - compliance with applicable laws and regulatory matters;

     - litigation;

     - taxes;

     - absence of certain changes or events;

     - vote required to approve the Merger Agreement;

     - material contracts and agreements;

     - employee benefit plans, labor matters and options;

     - brokers or finders;

     - opinion of financial advisor;

     - Year 2000 compliance;

     - affiliated transactions and certain other agreements;

     - environmental matters;

     - intellectual property;

     - properties;

     - assets;

     - insurance;

     - foreign operations; and

     - the Tender Offer;

and by AT&T and Merger Sub as to:

     - organization, standing and power;

     - authorization and execution of the Merger Agreement;

     - AT&T Shares;

     - no conflicts as to the Merger Agreement;

     - reports and financial statements;

     - this Proxy Statement/Prospectus and the related Registration Statement;

     - absence of certain changes or events;

     - no vote required by AT&T shareholders to approve the Merger Agreement;

     - brokers or finders;

     - ownership of Vanguard Shares; and

     - business activities of Merger Sub.

BUSINESS OF VANGUARD PENDING THE MERGER

     During the period from the date of the Merger Agreement and continuing until the Effective Date, Vanguard and its subsidiaries have agreed to carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner, and will use reasonable best efforts to preserve their relationships with employees. In addition, Vanguard has agreed to certain customary restrictions for the conduct of its business with regard to:

     - dividends and changes in share capital;

     - securities;

     - organizational documents and funding;

     - investments and loans;

     - compensation;

     - extraordinary transactions;

     - acquisitions and other uses of funds;

     - wireless assets;

     - line of business;

     - expenditures;

     - affiliates;

     - claims;

     - non-competition agreements;

     - tax and accounting matters; and

     - certain other actions.

REASONABLE EFFORTS

     Each of Vanguard and AT&T and their respective subsidiaries has agreed to use its reasonable commercial efforts to effectuate the transactions contemplated by the Merger Agreement and to cause to be fulfilled the conditions to closing under the Merger Agreement, and Vanguard has agreed to use its commercially reasonable efforts to comply with and to effectuate the Voting Agreements and the Vanguard Option Agreement. Notwithstanding the foregoing or anything in the Merger Agreement to the contrary:

     - neither Vanguard nor any of its subsidiaries will, without AT&T's prior written consent, commit to any divestiture or similar transaction, and each of Vanguard and its subsidiaries will commit to, and will use reasonable efforts to effect any such transaction (which may, at Vanguard's option, be conditioned upon and effective as of the Effective
       Time) as AT&T shall request;

     - neither AT&T or any of its subsidiaries will be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, Vanguard or any of its subsidiaries or any material portion of the assets of Vanguard and its subsidiaries, or any of the business, product lines or assets of AT&T or any of its subsidiaries, except (a) AT&T will take such action with respect to PCS spectrum in Vanguard's geographic cellular service areas as is required to comply with the FCC's spectrum aggregation rules and policies or will obtain a timely waiver of such rules and policies and
       (b) any such divestiture, requirement to hold separate, or limitation that arises after AT&T or any of its subsidiaries engages in, or agrees to engage in, a merger, acquisition or other business combination transaction after the date of the Merger Agreement (and that has not been publicly announced prior to the date of the Merger Agreement), but that would not have arisen but for AT&T engaging in or agreeing to engage in such transaction; and

     - nothing in the Merger Agreement will prevent or restrict AT&T and its subsidiaries from engaging in any merger, acquisition or business combination transaction; provided that such merger, acquisition or business combination transaction would not (a) prevent, or delay beyond the date that is 12 or, under certain circumstances, 18 months from the date of the Merger Agreement the ability of AT&T to consummate, the Merger or (b) cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

NO SOLICITATION

     Vanguard has agreed that Vanguard and its subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) will not, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of any substantial portion of the assets of, or any equity securities of, or any transaction that would involve the transfer or potential transfer of control of, Vanguard (any such proposal or offer, an "ACQUISITION PROPOSAL"), and has represented that it has terminated any discussions or negotiations with, and the provision of information or data to, any person (other than AT&T) respecting an Acquisition Proposal. Vanguard has further agreed that Vanguard and its subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) will not, directly or indirectly, provide any confidential information or data to any person relating to or in contemplation of an Acquisition Proposal or engage in any negotiations or discussions relating to or in contemplation of an Acquisition Proposal. However, nothing contained in the Merger Agreement will prevent Vanguard or the Vanguard Board from complying with Rule 14e-2 promulgated under the Securities and Exchange Act of 1934, as amended, with regard to any Acquisition Proposal.

     In addition, if and only to the extent that the Vanguard Board concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Vanguard shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (any such more favorable Acquisition Proposal, a "SUPERIOR PROPOSAL"), and until the approval of Vanguard shareholders has been obtained, Vanguard may furnish or cause to be furnished confidential information or data and may participate in such negotiations and discussions, but only if:

     - Vanguard is not then in breach of its obligations described in this paragraph and the preceding paragraph; and

     - only to the extent that the Vanguard Board concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law; and

     - confidentiality arrangements on terms no less beneficial to Vanguard as those entered into by AT&T are entered into with respect thereto.

Vanguard has agreed to notify AT&T immediately if any inquiries, proposals or offers respecting an Acquisition Proposal are received by, any such information or data is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any such persons indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers, and must keep AT&T apprised with respect to the status and terms thereof. Vanguard has also agreed to promptly request each person that had, prior to the Merger Agreement, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return all confidential information furnished to such person by or on behalf of Vanguard and may not waive any "standstill" provision of any such, or any other, agreement. Vanguard has agreed to provide AT&T at least two business days' advance notice of its intention to present to the Vanguard Board or accept any Superior Proposal and to provide AT&T with a summary of the terms and conditions thereof.

SPECIAL MEETING; RECOMMENDATION

     Pursuant to the Merger Agreement, Vanguard has agreed, as soon as practicable following the date of the Merger Agreement, to duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining shareholder approval of the Merger Proposal and that the Vanguard Board will unanimously recommend such approval by Vanguard shareholders and, upon AT&T's request, reconfirm such recommendation, provided that the Vanguard Board need not:

     - make or reconfirm such recommendation (a) if, at the time that it would otherwise be required to make or reconfirm such recommendation, Vanguard is not then in breach of its obligations described under "-- No Solicitation," and (b) in such event, if and only to the extent that the Vanguard Board concludes in good faith (after having consulted with and considered the advice of outside legal counsel) in connection with the receipt of a Superior Proposal that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law; or

     - reconfirm such recommendation if no other Acquisition Proposal is pending or, in AT&T's reasonable judgment, likely to become pending.

CONDITIONS; WAIVERS

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of Vanguard, AT&T and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (other than with respect to the condition to receive tax opinions, which is non-waivable) by the party benefited by the condition waived, on the Closing Date of the following conditions:

     - Vanguard having obtained the Required Vanguard Vote;

     - the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act having been terminated or expired;

     - no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction being in effect and having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

     - the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order;

     - this Proxy Statement/Prospectus having been delivered to the Vanguard shareholders in accordance with the requirements of the Securities Act and the Exchange Act;

     - Vanguard having received the opinion of Latham & Watkins and AT&T having received the opinion of Wachtell, Lipton, Rosen & Katz, which opinions shall be dated as of the Closing Date, that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code; and

     - the AT&T Shares to be issued in the Merger having been approved for listing on the NYSE, subject to official notice of issuance.

     Conditions to the Obligations of AT&T and Merger Sub. The obligations of AT&T and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by AT&T, on the Closing Date, of the following conditions:

     - (a) each of the representations and warranties of Vanguard set forth in the Merger Agreement that is qualified as to materiality or material adverse effect being true and correct when made and being true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which must be true and correct as of such certain date), (b) each of the representations and warranties of Vanguard that is not so qualified being true and correct in all material respects when made and being true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date that must be true and correct in all material respects as of such certain date), (c) each of the representations and warranties of Vanguard set forth in the Merger Agreement being true and correct when made and being true and correct on and as of the Closing Date (ignoring, for such purposes, any qualification as to materiality, material adverse effect or similar language), except as could not, individually or in the aggregate with all other failures to be true and correct, reasonably be expected to have a material adverse effect on Vanguard and (d) AT&T and Merger Sub will have received a certificate of the chief executive officer and the chief financial officer of Vanguard to such effect;

     - Vanguard having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are qualified as to materiality or material adverse effect and having performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality or material adverse effect, and AT&T and Merger Sub having received a certificate of the chief executive officer and the chief financial officer of Vanguard to such effect;

     - all (a) specifically required consents and (b) other consents of any person the failure of which to receive or obtain (individually or on the aggregate) could reasonably be expected to have a material adverse effect on Vanguard having been obtained or given, in each case at not more than immaterial cost and expense to Vanguard and AT&T and with not more than immaterial alteration of rights or obligations of Vanguard or any of its subsidiaries under any agreement, arrangement or instrument;

     - the number of Dissenting Shares not exceeding 5% of the number of outstanding Vanguard Shares;

     - all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any governmental entity (other than the FCC or the appropriate governmental entity under the Hart-Scott-Rodino Antitrust Improvements Act) that, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a material adverse effect on AT&T or Vanguard (collectively, "VANGUARD REQUIRED REGULATORY APPROVALS"), having been obtained, declared or filed or having occurred, as the case may be, and all such Vanguard Required Regulatory Approvals being in full force and effect and not having any term, condition or restriction unacceptable to AT&T in its sole discretion;

     - the FCC having granted its consent to the consummation of the transactions contemplated by the Merger Agreement, such FCC consents having become a final order of the FCC and being in full force and effect, and such FCC consents not having any term, condition or restriction unacceptable to AT&T in its sole discretion (subject to certain limitations);

     - AT&T having received an affiliate letter from each person who may be deemed to be an affiliate of Vanguard;

     - since the date of the Merger Agreement, there not having been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vanguard;

     - no suit, action, investigation or other proceeding by any governmental entity having been instituted and being pending that imposes, seeks to impose or reasonably would be expected to impose any remedy, condition or restriction that would have a material adverse effect on Vanguard or that would materially restrict AT&T's ownership or operation of Vanguard; and

     - either (a) all Debentures having been covenant defeased (and all conditions thereto satisfied) in accordance with the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture or (b) the Proposed Amendments having become effective and the provisions thereof having become operative and substantially all of the covenants in the Indenture no longer applying to or restricting the operation of Vanguard and its successors.

     Conditions to the Obligations of Vanguard. The obligations of Vanguard to effect the Merger are subject to the satisfaction, or waiver by Vanguard, on or prior to the Closing Date, of the following conditions:

     - (a) each of the representations and warranties of AT&T and Merger Sub set forth in the Merger Agreement that is qualified as to materiality or material adverse effect being true and correct when made and being true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date that must be true and correct as of such certain date), (b) each of the representations and warranties of each of AT&T and Merger Sub that is not so qualified being true and correct in all material respects when made and being true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date must be true and correct in all material respects as of such certain date) and (c) Vanguard having received a certificate of an executive officer of AT&T to such effect;

     - AT&T having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are qualified as to materiality or material adverse effect and having performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Vanguard having received a certificate of an executive officer of AT&T to such effect; and

     - all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any governmental entity (other than the FCC or the appropriate governmental entity under the Hart-Scott-Rodino Antitrust Improvements Act) that, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a material adverse effect on AT&T (collectively, "AT&T REQUIRED REGULATORY APPROVALS"), having been obtained, having been declared or filed or having occurred, as the case may be, and all such AT&T Required Regulatory Approvals being in full force and effect.

     Except as set forth in this paragraph, each of the foregoing conditions is waivable by AT&T or Vanguard, as the case may be, to the extent legally permissible. AT&T and Vanguard will not complete the Merger without the Required Vanguard Vote, FCC consent, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and effectiveness of the Registration Statement. In addition, the condition to receive tax opinions is a non-waivable condition to the Merger.

TERMINATION

     Termination by Either AT&T or Vanguard. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger Proposal by Vanguard shareholders:

     (1) by the mutual written consent of AT&T and Vanguard, by action of their respective Boards of Directors;

     (2) if the Merger has not been consummated by the date which is 12 months from the date of the Merger Agreement, provided that this date will be extended by six months in the event that all conditions to effect the Merger other than (a) the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period, (b) the lack of injunctions or restraints, (c) the lack of necessary consents,
         (d) the existence of Dissenting Shares in a number greater than 5% of the outstanding Vanguard Shares, (e) the lack of Vanguard Required Regulatory Approvals or AT&T Required Regulatory Approvals, (f) the lack of FCC consent and (g) the existence of suits or actions by a governmental entity (collectively, the "EXTENSION CONDITIONS") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date that is 18 months from the date of the Merger Agreement (as such date may be extended, the "OUTSIDE DATE"), and, provided further, that the right to terminate the Merger Agreement described under this clause (2) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulting in, the failure of the Merger to occur on or before such date;

     (3) if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

     (4) if the approval by Vanguard shareholders of the Merger Proposal has not been obtained by reason of the failure to obtain the Required Vanguard Vote at the Special Meeting or at any adjournment thereof.

     Termination by AT&T. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the AT&T Board, whether before or after approval of the Merger Proposal by Vanguard shareholders, if:

     (1) (a) the Vanguard Board has withdrawn, or adversely modified, or failed (upon AT&T's request) to reconfirm its recommendation of the Merger or the Merger Agreement (or determined to do so), (b) the Vanguard Board has determined to recommend to the Vanguard shareholders that they approve an Acquisition Proposal other than that contemplated by the Merger Agreement or have determined to accept a Superior Proposal, (c) a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a "beneficial owner" (such terms having the meaning in the Merger Agreement as is ascribed under Regulation 13D under the Exchange Act) of 20% or more of the outstanding Vanguard Shares is commenced (other than by AT&T or its affiliates) and the Vanguard Board fails to recommend that Vanguard shareholders not tender their Vanguard Shares in such tender or exchange offer, (d) any person (other than AT&T or any of its affiliates) or group becomes the beneficial owner of 20% or more of the outstanding Vanguard Shares, (e) for any reason Vanguard fails to call or hold the Special Meeting by the Outside Date or (f) Vanguard has furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with, another person; or

     (2) since the date of the Merger Agreement, there was any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vanguard and such material adverse effect is not cured within 30 days after written notice thereof or (a)(1) Vanguard has breached any covenant or agreement on the part of Vanguard or any of its subsidiaries set forth in the Merger Agreement, the Voting Agreements or the Vanguard Option Agreement, (2) any representation or warranty of Vanguard or any of its subsidiaries set forth in the Merger Agreement, the Voting Agreements or the Vanguard Option Agreement that is qualified as to materiality or material adverse effect has become untrue or (3) any representation or warranty of Vanguard or any of its subsidiaries set forth in the Merger Agreement, the Voting Agreements or the Vanguard Option Agreement that is not so qualified has become untrue in any material respect, (b) such breach or misrepresentation is not cured within 30 days after written notice thereof and (c) such breach or misrepresentation would cause the conditions to AT&T's obligations to consummate the Merger regarding the representations and warranties of Vanguard on the performance of obligations of Vanguard not to be satisfied.

     Termination by Vanguard. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Vanguard Board, whether before or after approval of the Merger Proposal by Vanguard shareholders, if:

     (1) prior to the approval of Vanguard shareholders having been obtained, the Vanguard Board determines to accept a Superior Proposal, but only after Vanguard (a) provides AT&T with not less than 48 hours' notice of its determination to accept such Superior Proposal, including all material terms thereof, and (b) fulfills its obligations under the Merger Agreement upon such termination (provided that Vanguard's right to terminate the Merger Agreement under this provision shall not be available if Vanguard is then in breach of the Merger Agreement under Vanguard's obligations respecting Acquisition Proposals); or

     (2) (a)(i) AT&T has breached any covenant or agreement on the part of AT&T or Merger Sub set forth in the Merger Agreement, the Voting Agreements or the Vanguard Option Agreement, (ii) any representation or warranty of AT&T or Merger Sub that is qualified as to materiality or material adverse effect has become untrue or (iii) any representation or warranty of AT&T or Merger Sub that is not so qualified has become untrue in any material respect, (b) such breach or misrepresentation is not cured within 30 days after written notice thereof and (c) such breach or misrepresentation would cause the conditions to Vanguard's obligations to consummate the Merger regarding the representations and warranties of AT&T and Merger Sub or the performance of obligations of AT&T not to be satisfied (a "TERMINATING AT&T BREACH"). If, at any time after the Special Meeting has been called, a Terminating AT&T Breach exists, and Vanguard has given AT&T notice thereof, Vanguard shall have the right to adjourn or delay the Special Meeting until up to 10 days after such Terminating AT&T Breach has been cured or the 30-day cure period has expired.

TERMINATION FEES

     In the event of termination of the Merger Agreement by either Vanguard or AT&T, the Merger Agreement will become void (other than covenants in the Merger Agreement regarding reasonable commercial efforts with respect to the Voting Agreements and the Vanguard Option Agreement), and there will be no liability or obligation on the part of AT&T or Vanguard or their respective officers or directors except with respect to (1) fees and expenses, termination fee(s) and certain general provisions in the Merger Agreement and (2) any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

     If the Merger Agreement is terminated as a result of the events described in clause (4) under "-- Termination -- Termination by Either AT&T or Vanguard," clause (1) or clause (2) under "-- Termination -- Termination by AT&T," or clause (1) of "-- Termination -- Termination by Vanguard," then Vanguard will pay AT&T an amount equal to the sum of AT&T's expenses up to an amount equal to $2 million. If the Merger Agreement is terminated as a result of the events described in clause (2) under "-- Termination -- Termination by Vanguard," then AT&T will pay to Vanguard an amount equal to the sum of all of Vanguard's expenses up to an amount equal to $2 million.

     If the Merger Agreement is terminated as a result of the events described in clause (1) (other than clause (1)(f)) under "-- Termination -- Termination by AT&T" or clause (1) under "-- Termination -- Termination by Vanguard," then Vanguard will pay to AT&T immediately prior to such termination, in the case of a termination by Vanguard, or, within two business days thereafter, in the case of a termination by AT&T, a termination fee of $52.5 million. In the event that the Merger Agreement is terminated as a result of the events described in clause
(1)(f) or clause (2) under "-- Termination -- Termination by AT&T" then Vanguard will pay AT&T, no later than two days after the earlier to occur of (a) the date of entrance by Vanguard or any of its subsidiaries into an agreement concerning a transaction that constitutes an Acquisition Proposal or (b) the date any person or persons (other than AT&T) purchases 20% or more of the assets or voting securities (in one or a series of transactions) of Vanguard and its subsidiaries (provided that the entering of any definitive agreement referred to in clauses (a) and (b) of this sentence is entered into by Vanguard or any of its subsidiaries, or if there is no such agreement with respect to a purchase contemplated by clause (b) of this sentence any tender, exchange or other offer or arrangement for Vanguard's voting securities is first publicly disclosed, within 12 months of such termination of the Merger Agreement), a termination fee of $52.5 million. In the event the Merger Agreement is terminated as a result of the events described in clause (4) under "-- Termination -- Termination by Either AT&T or Vanguard" and Vanguard has not entered into an agreement concerning an Acquisition Proposal and no person has purchased 20% or more of the assets of Vanguard or Vanguard Shares, and no tender, exchange or other offer or arrangement for Vanguard's securities has been publicly disclosed, then Vanguard will pay to AT&T, upon such termination, a termination fee of $30 million, provided, however, that, if, within 12 months of such termination of the Merger Agreement, Vanguard enters into an agreement concerning an Acquisition Proposal or a person purchases 20% or more of the assets of Vanguard or Vanguard Shares or a tender, exchange or other offer or arrangement for Vanguard's securities has been publicly disclosed then, no later than two days after the occurrence of any such event, Vanguard will pay AT&T an additional termination fee of $22.5 million.

     If the Merger Agreement is terminated as a result of the events described in clause (2) under "-- Termination -- Termination by Vanguard," then AT&T will pay Vanguard an amount equal to the product of (x) $3.5 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Vanguard's expenses owed pursuant to the Merger Agreement. If the Merger Agreement is terminated as a result of the events described in clause (2) under "-- Termination -- Termination by Either AT&T or Vanguard," then AT&T will pay Vanguard an amount equal to the product of (x) $1.75 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Vanguard's expenses owed pursuant to the Merger Agreement.

EXPENSES

     Whether or not the Merger is completed and except as described above, each of AT&T and Vanguard will pay its own expenses in connection with the Merger. If the Merger is consummated, Merger Sub will pay (1) all property or transfer taxes imposed on Vanguard and (2) the expenses incurred in connection with printing, filing and mailing this Proxy Statement/Prospectus to the Vanguard shareholders.

AMENDMENT

     The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by Vanguard shareholders, but, after any such approval, no amendment shall be made that by law or in accordance with the rules of the NASDAQ/NM requires further approval by Vanguard shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

EXTENSION; WAIVER

     At any time prior to the Effective Time, AT&T and Vanguard (by action taken or authorized by their respective Boards of Directors) may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement (other than the condition regarding the receipt of tax opinions, which is non-waivable). Any agreement on the part of AT&T and Vanguard to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of AT&T and Vanguard to assert any of their rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

INDEMNIFICATION

     Merger Sub will cause to be maintained in effect (1) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the organizational documents of Vanguard and its subsidiaries, and (2) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Vanguard, subject to certain cost limitations, with respect to claims arising from facts or events that occurred on or before the Effective Time.

EMPLOYEE BENEFITS

     AT&T has agreed that, for two years immediately following the Closing Date, Merger Sub will maintain in effect employee benefit plans and arrangements that provide benefits substantially comparable, in the aggregate, to the benefits provided by Vanguard's benefit plans, provided that AT&T, at its sole option, may provide employee benefits to Merger Sub that, in the aggregate, are substantially comparable to those applicable to similarly situated employees of AT&T.

     Pursuant to the Merger Agreement, Options owned by Messrs. Griffin, Leeolou and Preyer that have not vested prior to the date of the Merger Agreement may be accelerated prior to the Effective Date. All other Options that are not vested as of the date of the Special Meeting will be accelerated to such date if (1) the Merger is approved at the Special Meeting and (2) each holder of such Options signs a consent that such holder will be entitled to receive only cash upon exercise of such Options.

                                OTHER AGREEMENTS

     The following are descriptions of the material provisions of the Vanguard Option Agreement and the Voting Agreements. A copy of the Vanguard Option Agreement is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. Copies of the Voting Agreements, the Charitable Trust and Family Foundation Voting Agreement and the Executive Loan Letter Agreement have been filed as exhibits to the Registration Statement and are incorporated herein by reference.

OPTION AGREEMENT

     Concurrent with the execution of the Merger Agreement, AT&T and Vanguard entered into an option agreement, dated as of October 2, 1998 (the "VANGUARD OPTION AGREEMENT"), under which Vanguard granted AT&T an option to purchase, in whole or in part, up to 7,319,000 Vanguard Shares, representing 19.9% of the issued and outstanding Vanguard Shares, at an exercise price of $23.00 per share, subject to certain customary anti-dilution adjustments (the "VANGUARD OPTION"). Under certain circumstances, in lieu of acquiring Vanguard Shares upon exercise of the Vanguard Option, AT&T may elect to receive an amount in cash equal to the value of such Vanguard Shares as measured by a formula set forth in the Vanguard Option Agreement less the exercise price relating thereto, provided that in no event shall such cash amount, together with any termination fee received by AT&T under the Merger Agreement, exceed $53 million. Upon the occurrence of a Purchase Event and prior to the termination of the Vanguard Option, Vanguard has agreed to register Vanguard Shares covered by the Vanguard Option (as well as Vanguard Shares covered under the Voting Agreements) for sale by AT&T under the Securities Act.

     AT&T may not exercise the Vanguard Option until the occurrence of a Purchase Event. A "PURCHASE EVENT" will occur upon termination of the Merger Agreement as a result of:

     (1) the failure to obtain the Required Vanguard Vote at the Special Meeting (or of any adjournment thereof);

     (2) termination by AT&T as a result of (a) the withdrawal or adverse modification (or failure to reconfirm) by the Vanguard Board of its recommendation of the Merger or the Merger Agreement, (b) the determination by the Vanguard Board to recommend an alternative Acquisition Proposal or to accept a Superior Proposal, (c) a tender offer or exchange offer that would result in any person or group becoming a beneficial owner of 20% or more of the outstanding Vanguard Shares is commenced and the Vanguard Board fails to recommend that Vanguard shareholders not tender their Vanguard Shares in such tender or exchange offer, (d) any person or group becoming the beneficial owner of 20% or more of the outstanding Vanguard Shares, (e) the failure of Vanguard to call or hold the Special Meeting by the Outside Date or (f) Vanguard furnishing confidential information or data to, or engaging in negotiations or discussions with, another person or group regarding an alternative Acquisition Proposal;

     (3) termination by Vanguard upon the Vanguard Board determining to accept a Superior Proposal; or

     (4) termination by AT&T as a result of any development or change of circumstances that constitutes or could reasonably be expected to have a material adverse effect on Vanguard and such material adverse effect not being cured within 30 days, or as a result of certain breaches of the Merger Agreement, the Voting Agreements or the Vanguard Option Agreement; provided, however, that in the circumstances described in clause (2)(f) above and this clause (4), a Purchase Event will not occur unless, within 12 months of such termination, (a) Vanguard or any of its subsidiaries enters into an agreement concerning a transaction that constitutes an Acquisition Proposal or (b) any person or persons (other than AT&T) publicly announces a tender, exchange or other offer that results in such person or persons purchasing 20% or more of the assets or voting securities of Vanguard and its subsidiaries, or Vanguard or any of its subsidiaries enters into an agreement having such effect.

     The Vanguard Option Agreement will terminate on the earliest to occur of
(1) consummation of the Merger, (2) 12 months and one day after a termination of the Merger Agreement under any provision that is or could result in the occurrence of a Purchase Event, and (3) termination of the Merger Agreement under any provision thereof that is not and could not result in a Purchase Event.

VOTING AGREEMENTS

     In connection with the Merger Agreement, AT&T entered into Voting Agreements with each of Messrs. Griffin, Leeolou, Preyer and Richardson, Piedmont Harbor-Piedmont Associates Limited Partnership and the Smith Richardson Foundation (collectively, the "SHAREHOLDERS"), under which each of the Shareholders granted AT&T an option (the "SHAREHOLDER'S OPTION") to purchase, under certain conditions, such Shareholder's Vanguard Shares (collectively, 6,678,889 Vanguard Shares, representing 16.62% of the issued and outstanding Vanguard Shares as of the Record Date) at an exercise price of $23.00 per share (the "VOTING AGREEMENTS"). If AT&T were to offer increased consideration to all Vanguard shareholders for all of their Vanguard Shares, then the exercise price under the Voting Agreements would be increased to equal such greater consideration. Furthermore, if AT&T were to exercise any Shareholder's Option within 12 months prior to such an increase in consideration, then AT&T would pay to such Shareholder an amount equal to the product of (a) the number of Vanguard Shares previously purchased from such Shareholder pursuant to the Voting Agreement and (b) the amount of increase between the previous per share cash price and the greater per share consideration. Any Vanguard Shares acquired by the Shareholders following the date of the Voting Agreements (including Vanguard Shares received upon exercise of any Options) shall also be similarly covered by the Voting Agreements.

     Under the Voting Agreements, each Shareholder has agreed (1) to vote such Shareholder's Vanguard Shares in favor of approval of the Merger Proposal and against any Acquisition Proposal from any person other than AT&T, and (2) if so requested, to deliver to AT&T an irrevocable proxy with respect to such Vanguard Shares. Vanguard has agreed to indemnify the Shareholders from and against all expenses (including reasonable attorneys' fees) incurred in connection with the defense of any action (actual or threatened) arising out of the Voting Agreements up to an aggregate of $1 million. Vanguard is not liable for any settlement, judgment or award resulting from any such proceeding. Also under the Voting Agreements, each Shareholder has agreed not to dispose of such Shareholder's Vanguard Shares, except in certain limited cases for specified purposes. Generally, in the event of any permitted disposal, AT&T has a right of first refusal to purchase any Vanguard Shares to be sold.

     AT&T may not exercise any Shareholder's Option until either (1) the occurrence of a Purchase Event or (2) the breach by such Shareholder of certain provisions of the Voting Agreement.

     The Voting Agreements will terminate on the earliest to occur of (1) consummation of the Merger, (2) 12 months and one day after a termination of the Merger Agreement under any provision thereof that is or could result in the occurrence of a Purchase Event, (3) termination of the Merger Agreement under any provision thereof that is not and could not result in a Purchase Event, and
(4) 18 months from the Outside Date.

     On December 22, 1998, AT&T consented under the Merger Agreement to the transfer of 784,782 Vanguard Shares, which Vanguard Shares are subject to the Voting Agreements, by Messrs. Griffin, Leeolou and Preyer, to The Haynes G. Griffin 1998 Charitable Remainder Unitrust, the Griffin Family Foundation, The Stephen R. and Mary D. Leeolou 1998 Charitable Remainder

Unitrust, the Leeolou Family Foundation, the Lunsford Richardson Preyer, Jr. Charitable Remainder Unitrust and the Preyer-Jacobs Foundation (the "CHARITABLE TRUST AND FAMILY FOUNDATION SHAREHOLDERS"). In connection therewith, the Charitable Trust and Family Foundation Shareholders entered into voting agreements (the "CHARITABLE TRUST AND FAMILY FOUNDATION VOTING AGREEMENTS") on terms substantially the same as the Voting Agreements, including granting to AT&T an option to purchase transferred shares under the applicable Charitable Trust and Family Foundation Voting Agreement (such options to purchase, collectively, the "CHARITABLE TRUST AND FAMILY FOUNDATION SHAREHOLDERS' OPTIONS").

     On December 28, 1998, AT&T consented, under the Merger Agreement, in a letter agreement between Vanguard and AT&T (the "EXECUTIVE LOAN LETTER AGREEMENT"), to the lending by Vanguard to certain of its executive officers (the "EXECUTIVE LOAN PROGRAM") of funds for such executive officers to finance the exercise of Options to purchase up to an aggregate of 4,398,795 Vanguard Shares (1,580,045 of which are held by executive officers not parties to Voting Agreements) and to satisfy certain related tax obligations, provided that any such loan will be secured by the Vanguard Shares purchased thereby and by certain other payments to be made to such executive officers in connection with the Merger. In connection with such borrowing, such officers not parties to Voting Agreements will be required to agree (1) to vote the Vanguard Shares acquired in connection therewith in favor of approval of the Merger Agreement and against any Acquisition Proposal from any person other than AT&T and (2) not to sell, transfer, dispose of, encumber or otherwise convey any interest in such Vanguard Shares prior to March 31, 1999. Such officers who are parties to Voting Agreements will continue to be subject to such Voting Agreements.

     Except in certain limited circumstances, AT&T may not exercise the Charitable Trust and Family Foundation Shareholders' Options until a termination of the Merger Agreement pursuant to certain of the termination provisions contained therein.

     In connection with each of the Vanguard Option Agreement, the Voting Agreements, the Charitable Trust and Family Foundation Voting Agreements and the Executive Loan Letter Agreement (and the Executive Loan Program), AT&T filed a
Schedule 13D with the SEC. AT&T expressly disclaims beneficial ownership of Vanguard Shares that may be purchasable by AT&T under the Vanguard Option Agreement, the Voting Agreements, the Charitable Trust and Family Foundation Voting Agreements and the Executive Loan Letter Agreement (and the Executive Loan Program).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following are the only persons known to Vanguard who beneficially own more than 5% of the outstanding Vanguard Shares as of March 22, 1999:

                                                                   BENEFICIAL
                                                               Ownership(1)(2)(4)
                                                              --------------------
NAME AND ADDRESS                                               SHARES      PERCENT
----------------                                              ---------    -------
Stuart S. Richardson........................................  2,728,151(3)   6.78%
c/o Lexington Global Asset Managers, Inc.
Park 80 West, Plaza Two
Saddle Brook, NJ 07663

-------------------------

(1) The descendants of Lunsford Richardson, Sr., their spouses, trusts and corporations in which they have interests and charitable organizations established by such descendants (collectively, the "RICHARDSON FAMILY") beneficially own approximately 8,247,187 Vanguard Shares, or 20.29% of the Vanguard Shares, and, consequently, may, if they act in concert, be in a position to control the management and the affairs of Vanguard. Such number of Vanguard Shares includes 479,188 Vanguard Shares that members of the Richardson Family have the right to acquire under presently exercisable Options. The individuals and institutions constituting the Richardson Family have differing interests and may not necessarily vote their Vanguard Shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) that may dictate positions that differ from their personal interests.

(2) Unless otherwise indicated, all Vanguard Shares are owned of record by the person named and the beneficial ownership consists of sole voting power and sole investment power.

(3) Includes 81,250 Vanguard Shares that Mr. Richardson has the right to acquire under presently exercisable Options; 17,900 Vanguard Shares owned by Mr. Richardson's spouse; 1,057,759 Vanguard Shares held by the Smith Richardson Foundation, of which Mr. Richardson is a trustee; 83,882 Vanguard Shares held by various other trusts of which Mr. Richardson is also a trustee; and 1,308,917 Vanguard Shares held by Piedmont Harbor-Piedmont Associates Limited Partnership over which Mr. Richardson obtained shared voting and investment authority pursuant to the terms of an appointment of agent, dated September 30, 1998, by the Managing General Partner Piedmont Harbor-Piedmont Associates Limited Partnership. The Vanguard Shares shown as beneficially owned do not include 50,012 Vanguard Shares held in trusts for the benefit of Mr. Richardson's children. Mr. Richardson denies beneficial ownership of the Vanguard Shares held by such trusts. Mr. Richardson denies beneficial ownership of the Vanguard Shares directly owned by his spouse. Mr. Richardson has entered into a Voting Agreement with respect to 50,736 of the Vanguard Shares he beneficially owns. The Smith Richardson Foundation and Piedmont Harbor-Piedmont Associates Limited Partnership have also entered into Voting Agreements.

(4) As described in "Other Agreements," AT&T has been granted under the Shareholder's Options, the Charitable Trust and Family Foundation Shareholder's Options and the Vanguard Option, options to purchase, collectively, up to 13,997,889 Vanguard Shares from Vanguard, Messrs. Preyer, Griffin, Leeolou and Richardson, the Smith Richardson Foundation and Piedmont Harbor-Piedmont Associates Limited Partnership, and from Vanguard. AT&T filed a Schedule 13D in connection with the Shareholder's Options and the Vanguard Option in which AT&T disclaimed beneficial ownership of Vanguard Shares subject to such agreements.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of Vanguard Shares, as of March 22, 1999 by (i) each director and the executive officers named in the Summary Compensation Table included in Vanguard's Proxy Statement dated April 20, 1998 and (ii) all directors and executive officers as a group. Unless otherwise indicated, all Vanguard Shares are owned of record by the individuals named and the beneficial ownership consists of sole voting power and sole investment power. The number of Vanguard Shares beneficially owned by each of the persons listed below includes Vanguard Shares subject to options that become exercisable on or before the Effective Time.

                                                              AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP    PERCENT
                  ------------------------                    --------------------    -------
Stuart S. Richardson........................................       2,728,151(1)        6.78 %
Haynes G. Griffin...........................................       1,659,800(2)        4.10 %
Stephen R. Leeolou..........................................       1,408,615(3)        3.47 %
L. Richardson Preyer, Jr. ..................................       1,387,573(4)        3.42 %
Timothy G. Biltz............................................          61,455(5)         *
Stephen L. Holcombe.........................................         311,464(6)         *
Richard C. Rowlenson........................................         290,993(7)         *
F. Cooper Brantley..........................................          27,198(8)         *
Doris R. Bray...............................................          14,800(9)         *
Robert M. DeMichele.........................................       1,068,259(10)       2.66 %
L. Richardson Preyer, Sr. ..................................          96,073(11)        *
Robert A. Silverberg........................................         171,000(12)        *
All Directors, Nominees and Executive Officers as a group
  (14 persons)..............................................       8,332,334(13)      19.79 %

---------------
 *  Represents less than 1%

(1) For a detailed description of the nature of Mr. Richardson's beneficial ownership, see "Security Ownership of Certain Beneficial Owners."

(2) Mr. Griffin has entered into a Voting Agreement with respect to 1,357,993 of these Vanguard Shares. Also includes 319,938 Vanguard Shares that Mr. Griffin has the right to acquire under presently exercisable Options that, if exercised, will become subject to his Voting Agreement. Also includes 5,271 Vanguard Shares owned by Mr. Griffin's spouse as to which he shares voting and investment power. Does not include 51,690 Vanguard Shares held by trusts, the sole beneficiaries of which are Mr. Griffin's sons and the trustee of which is Mr. Griffin's brother. Mr. Griffin denies beneficial ownership of the foregoing Vanguard Shares owned by his spouse and held by such trusts. Also does not include 200,000 Vanguard Shares held by a charitable remainder unitrust and 40,000 Vanguard Shares held by the Griffin Family Foundation, over which Mr. Griffin has no investment or voting authority.

(3) Mr. Leeolou has entered into a Voting Agreement with respect to 1,005,612 of these Vanguard Shares. Also includes 402,938 Vanguard Shares that Mr. Leeolou has the right to acquire under presently exercisable Options that, if acquired, will become subject to his Voting Agreement. Does not include 36,954 Vanguard Shares held by trusts, the sole beneficiaries of which are Mr. Leeolou's children and the trustee of which is Mr. Leeolou's brother. Mr. Leeolou denies beneficial ownership of the Vanguard Shares held by these trusts. The Vanguard Shares shown also do not include 269,325 Vanguard Shares held by a trust of which Mr. Leeolou may be deemed to share investment power but over which he has no voting power. Also does not include 202,500 Vanguard Shares held by a charitable remainder unitrust and 80,800 Vanguard Shares held by the Leeolou Family Foundation, over which Mr. Leeolou has no investment or voting authority.

 (4) Mr. Preyer has entered into a Voting Agreement with respect to 976,090 of these Vanguard Shares. Also includes 397,938 Vanguard Shares that Mr. Preyer has the right to acquire under presently exercisable Options that, if exercised, will become subject to his Voting Agreement. Also includes 12,061 Vanguard Shares owned by Mr. Preyer's spouse as to which he shares voting and investment power. Does not include 63,279 Vanguard Shares held by trusts, the sole beneficiaries of which are Mr. Preyer's children and the trustee of which is Mr. Preyer's sister. Mr. Preyer denies beneficial ownership of the foregoing Vanguard Shares owned by his spouse and held by such trusts. The Vanguard Shares shown do not include 300,000 Vanguard Shares held by a trust of which Mr. Preyer may be deemed to share investment power but over which he has no voting power. Also does not include 249,736 Vanguard Shares held by a charitable remainder unitrust and 11,746 Vanguard Shares held by the Preyer Jacobs Foundation, over which Mr. Preyer has no investment or voting authority.

 (5) Includes 60,299 Vanguard Shares that Mr. Blitz has the right to acquire under presently exercisable Options.

 (6) Includes 285,899 Vanguard Shares that Mr. Holcombe has the right to acquire under presently exercisable Options.

 (7) Includes 251,299 Vanguard Shares that Mr. Rowlenson has the right to acquire under presently exercisable Options. Also includes 14,427 Vanguard Shares owned by Mr. Rowlenson's spouse as to which he shares voting and investment power. Does not include 13,550 Vanguard Shares held by trusts, the sole beneficiaries of which are Mr. Rowlenson's children and the trustee of which is Mr. Rowlenson's brother-in-law. Mr. Rowlenson denies beneficial ownership of the foregoing Vanguard Shares owned by his spouse and held by such trusts.

 (8) Includes 6,000 Vanguard Shares that Mr. Brantley has the right to acquire under presently exercisable Options.

 (9) Includes 10,500 Vanguard Shares that Mrs. Bray has the right to acquire under presently exercisable Options.

(10) Includes 10,500 Vanguard Shares that Mr. DeMichele has the right to acquire under presently exercisable Options and 1,057,759 Vanguard Shares held by the Smith Richardson Foundation, Inc., of which Mr. DeMichele serves as one of eight trustees. The Vanguard Shares held by the Smith Richardson Foundation, Inc. are also reported as beneficially owned by Mr. Richardson, who is also a trustee. Mr. DeMichele denies beneficial ownership of Vanguard Shares held by the Smith Richardson Foundation, Inc.

(11) Includes 28,245 Vanguard Shares held by Mr. Preyer's spouse. Mr. Preyer denies beneficial ownership of the foregoing Vanguard Shares owned by his spouse. The Vanguard Shares shown do not include 14,929 Vanguard Shares held by a trust of which Mr. Preyer may be deemed to share investment power but over which he has no voting power.

(12) Includes 6,000 Vanguard Shares that Mr. Silverberg has the right to acquire under presently exercisable Options and 165,000 Vanguard Shares owned of record by a limited partnership of which Mr. Silverberg is managing partner.

(13) Includes 1,934,610 Vanguard Shares that directors and executive officers have the right to purchase under presently exercisable Options.

                         COMPARATIVE RIGHTS OF VANGUARD
                       SHAREHOLDERS AND AT&T SHAREHOLDERS

     Upon consummation of the Merger, some or all of the Vanguard shareholders will become shareholders of AT&T and their rights will be governed by the Amended AT&T Charter and the Amended AT&T By-laws, which differ in certain material respects from the Vanguard Articles of Incorporation and the Vanguard Bylaws. As shareholders of AT&T, the rights of former Vanguard shareholders will also be governed by the New York Business Corporation Law (the "NYBCL") instead of the North Carolina Business Corporation Act ("NCBCA"). New York is the jurisdiction of incorporation of AT&T, and North Carolina is the jurisdiction of incorporation of Vanguard.

     The following comparison of the NYBCL, the Amended AT&T Charter and the Amended AT&T By-laws, on the one hand, and the NCBCA, the Vanguard Articles of Incorporation and the Vanguard Bylaws, on the other hand, summarizes the material differences but is not intended to list all differences.

BUSINESS COMBINATIONS

     Under the NCBCA, the approval by the affirmative vote of a majority of all votes of a corporation entitled to be cast on the matter is required for a merger, a share exchange or a transfer of substantially all of the corporation's property to be consummated (unless a higher requirement is contained in the articles of incorporation). The Vanguard Articles of Incorporation require a vote of 66 2/3% of the outstanding Vanguard Shares to approve any such transaction or a corporate dissolution if, on the Record Date, a person or group of persons is the record or beneficial owner of more than 10% of the voting shares of Vanguard. This provision is not applicable if the transaction is approved by a majority of the Vanguard Board (excluding the 10% holder) and is recommended by the Vanguard Board to the Vanguard shareholders. Accordingly, this provision does not apply to the Merger, since the Merger has been unanimously approved and recommended by the Vanguard Board.

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved (1) in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon and (2) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. The AT&T Charter does not contain a provision expressly providing for majority approval of such transactions.

     The NYBCL also provides that holders of shares of a class, or series of a class, of capital stock of a corporation shall be entitled to vote together and to vote as a separate class on any merger or consolidation in which (a) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (b) the charter of the surviving or consolidated corporation or such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision that is not contained in the charter of the pre-merger corporation and that, if contained in an amendment thereto, would entitle the holders of shares of such class or series of a class to vote as a separate class pursuant to the procedures under the NYBCL for class voting on charter amendments discussed under "-- Amendments to Charters."

STATE TAKEOVER LEGISLATION

     The NCBCA contains two anti-takeover provisions, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, which restrict business combinations with certain North Carolina corporations. Both the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act provide a means by which a North Carolina corporation may "opt out" of the application of these provisions. In accordance with the respective terms of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, the Vanguard Bylaws provide that neither the North Carolina Shareholder Protection Act nor the North Carolina Control Share Acquisition Act will be applicable to Vanguard.

     Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates and associates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that caused such shareholder to become an interested shareholder, was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder.

     A New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912 of the NYBCL. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. The AT&T By-laws contain no provision electing not to be governed by such section of the NYBCL.

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of a North Carolina corporation generally have the right to dissent and receive payment of the fair value of their shares in the event of certain business combinations and other fundamental changes in the corporation, including mergers, share exchanges, a transfer of substantially all of the property of the corporation except under certain limited circumstances, an amendment to the articles of incorporation that materially and adversely affects the rights of the dissenter's shares, and any other circumstance to the extent the articles of incorporation, the by-laws or a resolution of the board of directors provide for Dissenters' Rights.

     The Vanguard Articles of Incorporation and the Vanguard Bylaws contain no provisions providing for Dissenters' Rights, and the Vanguard Board has adopted no resolution providing for Dissenters' Rights. For a detailed description of the procedures for exercising dissenters' rights, see "Rights of Dissenting Vanguard Shareholders."

     Shareholders of a New York corporation whose shares are not listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges. Holders of AT&T Shares currently do not have such rights to dissent because AT&T Shares are listed on a national securities exchange.

AMENDMENTS TO CHARTERS

     Under the NCBCA, a proposed amendment to a corporation's articles of incorporation requires the affirmative vote of a majority of all votes entitled to be cast on the matter, unless a higher vote is required in the articles of incorporation. If any such amendment would adversely affect the rights of holders of shares of a class or series of stock, the vote of holders of a majority of all outstanding shares of that class or series, voting as a class, is also necessary to authorize such amendment. The Vanguard Articles of Incorporation require a vote of 66 2/3% of the votes entitled to be cast on an amendment to the Vanguard Articles of Incorporation if the amendment changes the high vote requirements referred to in "-- Business Combinations" and on an amendment to the provision in the Vanguard Articles of Incorporation requiring a 66 2/3% vote for Vanguard shareholders to adopt, amend or repeal the Vanguard Bylaws.

     Under the NYBCL, amendments to a certificate of incorporation generally must be approved by a vote of the board of directors followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders, provided that, if a provision of the certificate of incorporation requires the vote of a greater number or proportion of shares, such provision may not be altered, amended or repealed except by such greater vote. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is also required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not such holders are otherwise entitled to vote on such amendment by the certificate of incorporation, that:

     - would decrease the par value of the shares of such class, change any shares of such class into a different number of shares of the same class or into the same or a different number of shares of a different class, fix, change or abolish the designation of such class, alter or change the designation, relative rights, preferences or limitations of the shares of such class or provide new conversion rights or, alter any existing conversion rights so as to affect them adversely;

     - would exclude or limit the voting rights of the shares of such class, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

     - would subordinate the rights of the shares of such class by authorizing shares having preferences superior to the rights of such existing shares.

     For this purpose, if a proposed amendment would have any of the effects listed in the immediately preceding sentence on one or more series of any class so as to affect them adversely but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any class or series of shares of AT&T does not differ from its adverse effect on the powers, preferences or special rights of any other class or series of shares of AT&T would not entitle such class to vote separately from the other classes of shares of AT&T.

AMENDMENTS TO BYLAWS

     The NCBCA provides that a corporation's board of directors may amend or repeal the corporation's bylaws, except to the extent otherwise provided in the articles of incorporation or in a bylaw adopted by the shareholders. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless otherwise provided in the articles of incorporation or the bylaws. The Vanguard Bylaws provide that the Vanguard Board has

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

the power to adopt, amend or repeal bylaws except to the extent limited by law. The Vanguard Articles of Incorporation and the Vanguard Bylaws provide that the shareholders of Vanguard may exercise their power to adopt, amend or repeal bylaws only by affirmative vote of holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

     Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by the NYBCL, but any by-law adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon as provided by the NYBCL.

     The AT&T By-laws may be amended by the shareholders of AT&T at any meeting, or by the AT&T Board at any meeting by a majority vote of the full AT&T Board or at two successive meetings by a majority vote of a quorum present.

NO PREEMPTIVE RIGHTS

     Under the NCBCA, a corporation's shareholders do not possess preemptive rights to purchase additional shares of a corporation's capital stock unless such rights are specifically granted by the articles of incorporation. However, shareholders of corporations incorporated before July 1, 1990, other than public corporations, have preemptive rights unless the articles of incorporation expressly provide otherwise. A "public corporation" is defined in the NCBCA as a corporation that has a class of shares registered under Section 12 of the Exchange Act. Vanguard is a public corporation and the Vanguard Articles of Incorporation specifically state that no Vanguard shareholder will be entitled to preemptive rights.

     Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, holders of equity shares of any corporation (like AT&T) incorporated prior to February 22, 1998 are granted certain preemptive rights. The AT&T Charter provides that no holder of AT&T Shares has any preemptive rights to purchase any AT&T Shares or other securities of AT&T.

REDEMPTION OF CAPITAL STOCK

     Under the NCBCA, subject to certain limitations, a corporation's capital stock may be made subject to redemption by the corporation at its option, at the option of holders of such stock or otherwise. The Vanguard Articles of Incorporation contain no redemption provisions with respect to its capital stock. The Vanguard Articles of Incorporation authorize 1,000,000 shares of preferred stock, par value $.01 per share, the preferences, limitations and relative rights of which may be fixed by the Vanguard Board. Such preferred shares could be made redeemable should the Vanguard Board so determine. The preferences, limitations and relative rights of the authorized preferred shares have not been fixed, and no preferred shares are outstanding.

     Under the NYBCL, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation, the holders thereof, other persons or upon the happening of a specified event for cash, other property, indebtedness or other securities of the same or another corporation, at such time or times, price or prices, or rate or rates, and with such adjustments, as are stated in the certificate of incorporation. The AT&T Charter does not contain such a provision.

DIVIDEND SOURCES

     Under the NCBCA, a board of directors may authorize a corporation to make dividends and other distributions to its shareholders, subject to any restrictions contained in the corporation's articles of incorporation. No distribution may be made, however, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities, plus the amount of any preferential rights of any outstanding shares on dissolution of the corporation. The Vanguard Articles of Incorporation contain no limitations on the payment of dividends or other distributions.

     Under the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

     Following the Merger, AT&T expects to continue to pay its regular quarterly dividend on AT&T Shares at its current rate, subject to any change that the AT&T Board may determine.

DURATION OF PROXIES

     Under the NCBCA, a proxy is valid for 11 months after it is given, unless a different period is expressly provided in the proxy appointment form. A proxy is revocable unless it states that it is irrevocable and it is coupled with an interest sufficient in law to support an irrevocable power.

     Under the NYBCL, no proxy is valid for more than 11 months after its date, unless otherwise provided in the proxy. Irrevocable proxies may be created for:

     - a pledgee;

     - a person who has purchased or agreed to purchase the shares;

     - a creditor of the corporation who extends credit in consideration of the proxy;

     - a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

     - a person designated under a voting agreement.

SHAREHOLDER ACTION

     Under the NCBCA, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by written consent of all of the shareholders entitled to vote on the action. The consent may be signed by shareholders either before or after the action is taken.

     Under the NYBCL, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The AT&T Charter does not contain such a provision.

     The NYBCL also provides that no written consent of shareholders shall be effective unless, within 60 days of the earliest dated consent delivered to the corporation, the corporation shall have received written consents from a sufficient number of holders to take the action specified therein. Prompt notice of the taking of corporate action without a meeting shall be given to those shareholders who have not consented in writing.

SHAREHOLDER PROPOSALS

     The AT&T By-laws require that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered notice thereof to AT&T (containing certain information specified in the AT&T By-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. This requirement is separate and apart from and in addition to the requirements that a shareholder must meet to have a shareholder proposal included in AT&T's proxy statement under SEC Rule 14a-8.

     The Vanguard Bylaws contain no such provision.

MEETINGS OF SHAREHOLDERS

     The NCBCA provides that a special meeting of shareholders may be called by the board of directors, the person or persons authorized by the articles of incorporation or the by-laws to call meetings, or by written demand of holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The right of shareholders to demand the call of a meeting does not, however, apply to shareholders of a public corporation. Vanguard is a public corporation and, therefore, shareholders may not demand special meetings.

     The NCBCA also provides that, if an annual meeting of shareholders is not held within 15 months after a corporation's last annual meeting, the Superior Court of the county where the corporation's principal office is located may, upon application of any shareholder, call an annual meeting.

     The NYBCL provides that, if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors of the corporation shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors of the corporation within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

     The NYBCL also provides that special meetings of shareholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or by-laws. The AT&T By-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by the AT&T Board or upon a request signed by shareholders representing at least 33 1/3% of the AT&T Shares.

CUMULATIVE VOTING

     Under the NCBCA, the articles of incorporation may provide that shareholders may cumulate their votes in elections of directors. Otherwise, the corporation's shareholders have no such rights with certain exceptions. None of the exceptions apply to Vanguard because it is a public corporation. The Vanguard Articles of Incorporation do not provide for cumulative voting.

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. The AT&T Charter does not contain such a provision.

NUMBER AND ELECTION OF DIRECTORS

     The NCBCA provides that the articles of incorporation or by-laws of a corporation will establish the number of directors or how the number will be fixed. The board of directors may be granted the power under the articles of incorporation or the by-laws to fix or change the number of directors, but the board may increase or decrease the number of directors by no more than 30% during any 12-month period. The NCBCA also provides that the articles of incorporation or by-laws may provide for a minimum and maximum number of directors to be fixed and changed from time to time by the shareholders or the board of directors, as provided in the articles of incorporation or the by-laws. The NCBCA permits a corporation to have a staggered board of directors, with two, three or four groups of directors being elected every two, three or four years, as the case may be. The Vanguard Bylaws provide for a minimum of nine and a maximum of 17 directors, with the exact number of directors to be determined from time to time by the Vanguard Board. The Vanguard Bylaws also provide for a staggered Vanguard Board that is divided into three classes, with each director serving a three-year term.

     Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the shareholders or by action of the board of directors under the specific provision of a by-law adopted by the shareholders. At each annual meeting of shareholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards of directors. In addition, the NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. New amendments to the NYBCL delete the requirement of at least three directors in any class.

     The AT&T Charter provides that the number of directors shall be as provided for in the AT&T By-laws. The AT&T By-laws provide that the number of directors shall be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of the entire AT&T Board. Currently, AT&T has 12 directors. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

     The NCBCA provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The Vanguard Articles of Incorporation contain no provisions relating to the removal of directors. Directors may not be removed unless the notice of the meeting at which the vote is to be taken states that the purpose, or one of the purposes, of the meeting is removal of the director. The removal of directors, with or without cause, is subject to the following: (1) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively, and (2) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class.

     The NCBCA also provides that the Superior Court of the county where a corporation's principal office is located may remove a director in a proceeding commenced either by the corporation or by shareholders holding at least 10% of the outstanding shares of any class if the Superior Court finds that the director has engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, and that the removal is in the best interest of the corporation.

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed for cause by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The removal of directors, with or without cause, is subject to the following: (1) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively, and (2) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the Attorney General of New York or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

     Neither the AT&T Charter nor the AT&T By-laws provide that directors may be removed without cause by action of the shareholders or that directors may be removed by the AT&T Board.

VACANCIES

     The NCBCA provides that, unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors by reason of an increase in the number of directors, the failure by the shareholders to elect the full authorized number of directors, or otherwise, the shareholders or the board of directors may fill the vacancy. The Vanguard Bylaws provide that the Vanguard Board may fill vacancies on the Vanguard Board.

     Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason except the removal of directors without cause may be filled by the vote of the board of directors. Unless the certificate of incorporation or by-laws provide otherwise, a vacancy in a directorship elected by holders of a particular class or series of shares shall be filled by a vote of the other directors elected by holders of the same class or series. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. Notwithstanding the foregoing, unless otherwise provided in the certificate of incorporation or by-laws, whenever the holders of one or more classes or series of shares are entitled to elect one or more directors by the certificate of incorporation, any vacancy that may be filled by the board or a majority of the directors then in office shall be filled by a majority of the directors then in office that were elected by such classes or series.

     The AT&T By-laws provide that any vacancy on the AT&T Board may be filled by a majority vote of the remaining directors, though less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the NCBCA, a corporation may indemnify any director, officer, employee or agent made a party to any proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or, in cases of conduct other than in the person's official capacity with the corporation, not opposed to the best interest of the corporation and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. The Vanguard Bylaws provide that Vanguard will generally indemnify directors and executive officers, to the extent permitted by law, against all liability and expenses in any proceeding arising out of their status as directors or officers or their activities in any such capacities or in any capacity in which any of them is or was serving, at the corporation's request, in another corporation or other entity, or in any service as fiduciaries under the Employee Retirement Income Security Act of 1974, as amended. Both the NCBCA and the Vanguard Bylaws provide for the advance of expenses in connection with any such proceeding.

     The NCBCA mandates that any director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding in which he or she was a party because he or she was a director or officer of the corporation be indemnified against reasonable expenses incurred by such individual in connection with the proceeding. The NCBCA also authorizes the court conducting any such proceeding or any other court of competent jurisdiction to provide indemnification upon application of a director or officer of a corporation if it determines that (1) the director or officer is entitled to mandatory indemnification under the NCBCA, or (2) the director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

     In addition to the foregoing, the NCBCA permits a corporation, in its articles of incorporation or by-laws, or by contract, to indemnify officers, directors, employees or agents, except that a corporation may not indemnify a person against liabilities and expenses on account of activities that were at the time known or believed by such person to be clearly in conflict with the best interests of the corporation. The NCBCA also permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents, whether or not the corporation would have the power to indemnify any such person against the same liability under any provision of the NCBCA. Vanguard maintains officer and director liability insurance with respect to its directors and officers.

     In order to indemnify a director or officer, a North Carolina corporation must determine that indemnification is permissible under the NCBCA, by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or, if such a quorum cannot be obtained, by majority vote of a committee of two or more directors not at the time parties to the proceeding, or by special legal counsel, or by the shareholders.

     Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if such director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation. Notwithstanding the foregoing, that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, or ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the applicable standard of conduct by the disinterested directors if a quorum is available, or, if such a quorum so directs or is unavailable (1) the board of directors upon the written opinion of independent legal counsel or (2) the shareholders. A corporation may advance expenses incurred by a director or officer in defending any action or proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of such individual to repay such advance to the extent that it exceeds the indemnification to which such individual is entitled.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by such certificate of incorporation or by-laws, (1) a resolution of shareholders, (2) a resolution of directors or (3) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The AT&T By-laws provide that AT&T is authorized, by (1) a resolution of shareholders, (2) a resolution of directors or (3) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of AT&T in any capacity with any other enterprise. AT&T has entered into indemnification agreements with certain of its officers and directors in accordance with the AT&T By-laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or Vanguard pursuant to the foregoing provisions, AT&T and Vanguard have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The NCBCA provides that a corporation's articles of incorporation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of any duty as a director. However, no such provision is effective with respect to:

     - acts or omissions that the director at the time of such breach knew or believed to be clearly in conflict with the best interests of the corporation;

     - any liability for unlawful distribution to shareholders in violation of the provisions of the NCBCA;

     - any transaction from which the director derived an improper personal benefit; or

     - acts or omissions occurring prior to the date the provision in the articles of incorporation became effective.

     The Vanguard Articles of Incorporation contain a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted by the NCBCA.

     The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director (1) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to shareholders after dissolution of the corporation and loans to directors to the extent contrary to New York law) or (2) for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The AT&T Charter provides that no director will be personally liable to AT&T or any of its shareholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited (1) if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to shareholders after dissolution of the corporation and loans to directors to the extent contrary to New York law) or (2) for any act or omission prior to the adoption of this provision by AT&T shareholders.

                                 LEGAL OPINIONS

     The legality of the AT&T Shares to be issued in connection with the Merger is being passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of March 22, 1999, Mr. Feit owned 3,043 AT&T Shares and held options to purchase an additional 17,500 AT&T Shares.

     Certain of the tax consequences of the Merger will be passed upon at the Effective Time, as a condition to the Merger, by Wachtell, Lipton, Rosen & Katz on behalf of AT&T, and by Latham & Watkins on behalf of Vanguard. See "The Merger -- Material Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated balance sheets of AT&T as of December 31, 1998 and 1997 and the consolidated statements of income, changes in shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements and schedules of Vanguard, Eastern North Carolina Cellular Joint Venture, Inter-Act Systems, Incorporated and PT Rajasa Hazanah Perkasa, incorporated in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Star Digitel Limited have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and such report is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated balance sheets of IWCH and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Vanguard for the fiscal year ended December 31, 1997, as amended, have been incorporated by reference herein in reliance upon the report, dated April 10, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. This report contains an explanatory paragraph that states that

IWCH has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt concerning its ability to continue as a going concern.

     The consolidated balance sheets of TCI and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 22, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 22, 1999, of AT&T have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       SHAREHOLDER PROPOSALS FOR THE 1999
                            VANGUARD ANNUAL MEETING

     Vanguard will hold a 1999 Annual Meeting of Shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must have been received by the Secretary of Vanguard on or before December 21, 1998 in order to be considered for inclusion in Vanguard's 1999 proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION

     AT&T and Vanguard file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

     AT&T filed a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") to register with the SEC the AT&T Shares to be issued to Vanguard shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of AT&T, as well as being a proxy statement of Vanguard for the Special Meeting.

     As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement.

     The SEC allows us to "incorporate by reference" business and financial information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

AT&T SEC FILINGS (FILE NO. 1-1105)*                                    PERIOD
-----------------------------------                                    ------
Annual Report on Form 10-K...................  For the Year ended December 31, 1998 (as amended on
                                                 March 23, 1999)
Quarterly Reports on Form 10-Q...............  Form 10-Q/A filed on January 8, 1999
Current Reports on Form 8-K..................  January 8, 1999, January 27, 1999, March 9, 1999,
                                               March 10, 1999 and March 22, 1999
Proxy Statements.............................  Filed on January 8, 1999 (including the description of
                                               AT&T capital stock included therein) and March 19,
                                                 1999

VANGUARD SEC FILINGS (FILE NO. 0-16560)                                PERIOD
---------------------------------------                                ------
Annual Report on Form 10-K...................  For the Year ended December 31, 1997 (as amended on
                                                 April 15, 1998, June 30, 1998, March 23, 1999 and
                                                 March 24, 1999)
Quarterly Reports on Form 10-Q...............  For the Quarters ended March 31, 1998, June 30, 1998 and September 30, 1998
Current Reports on Form 8-K..................  Filed on July 13, 1998, October 13, 1998, October 15,
                                               1998, November 9, 1998, December 4, 1998 and December
                                                 31, 1998
Proxy Statement..............................  Dated April 20, 1998


TCI SEC FILING (FILE NO. 0-20421)                                      PERIOD
---------------------------------                                      ------
Financial Statements and Management's
  Discussion and Analysis of Financial
  Condition and Results of Operations as of
  and for the nine months ended September 30,
  1998 and 1997 for Tele-Communications, Inc.
  and Liberty/ Ventures Group contained in
  the Current Report on Form 8-K.............  Filed on January 7, 1999 (as amended on January 11,
                                               1999)

     AT&T and Vanguard also incorporate by reference into this Proxy Statement/Prospectus additional documents that may be filed with the SEC from the date of this Proxy Statement/ Prospectus to the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

     AT&T has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to AT&T and Vanguard has supplied all such information relating to Vanguard.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                 AT&T Corp.                           Vanguard Cellular Systems, Inc.
         32 Avenue of the Americas                   2002 Pisgah Church Road, Suite 300
          New York, NY 10013-2412                        Greensboro, NC 27455-3314
            Tel: (212) 387-5400                             Tel: (336) 282-3690
   Attn: Corporate Secretary's Department          Attn: Corporate Secretary's Department

     If you would like to request documents from us, please do so by April 18, 1999 to receive them before the Special Meeting.

     YOU SHOULD RELY ONLY ON THE PROXY CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/ PROSPECTUS IS DATED MARCH 26, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO VANGUARD SHAREHOLDERS NOR THE ISSUANCE OF AT&T SHARES IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

TERM                                  PAGE
----                                  ----
Acquisition Proposal................   50
ARPU................................   25
Articles of Merger..................   29
AT&T Required Regulatory
  Approvals.........................   53
AT&T Shares.........................   15
Bankruptcy Case.....................   37
Base Case...........................   25
CAGR................................   25
Cash Election.......................   42
Cash Fraction.......................   43
Certificate of Merger...............   29
Certificates........................   39
Charitable Trust and Family
  Foundation Shareholders...........   60
Charitable Trust and Family
  Foundation Shareholders'
  Options...........................   60
Charitable Trust and Family
  Foundation Voting Agreements......   60
Closing Date........................   42
Code................................   24
Comparable Companies................   27
Dissenters' Notice..................   39
Dissenters' Rights..................   39
Dissenting Shares...................   20
EBITDA..............................   21
Effective Time......................   29
Election............................   42
Election Deadline...................   45
Exchange Agent......................   45
Executive Loan Letter Agreement.....   60
Executive Loan Program..............   60
Extension Conditions................   54
Fairness Opinion....................   23
FCC.................................   16
Form of Election....................   17
Guarantee of Delivery...............   45
IWCH................................   36
High Case...........................   25
Long Term Plan......................   34
Low Case............................   25

TERM                                  PAGE
----                                  ----
Merger..............................   17
Merger Agreement....................   17
Merger Consideration................   20
Merger Proposal.....................   17
Merger Sub..........................   16
NCBCA...............................   64
Non-Election........................   42
Non-Election Fraction...............   44
Non-Employee Directors..............   36
NYBCL...............................   64
Options.............................   35
Outside Date........................   54
Per Share Cash Amount...............   20
Per Share Stock Amount..............   20
Plan................................   37
POPs................................   16
Proposed Amendments.................   33
Purchase Event......................   58
Record Date.........................   17
Registration Statement..............   76
Representative......................   43
Required Vanguard Vote..............   17
Richardson Family...................   61
Senior Executives...................   35
Shareholder's Option................   59
Shareholders........................   59
Stipulation.........................   38
Stock Election......................   42
Stock Fraction......................   43
Superior Proposal...................   50
Tax Reimbursement Amounts...........   34
Terminating AT&T Breach.............   55
Vanguard Founders...................   34
Vanguard-held Shares................   20
Vanguard Option.....................   58
Vanguard Option Agreement...........   58
Vanguard Paging Business............   36
Vanguard Required Regulatory
  Approvals.........................   52
Vanguard Stock Option Plans.........   35
Voting Agreements...................   59

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 2, 1998
                                     AMONG
                                  AT&T CORP.,
                                 WINSTON, INC.
                                      AND
                        VANGUARD CELLULAR SYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

                                ARTICLE I.
                              PLAN OF MERGER
1.1   The Merger..................................................     A-5
1.2   Effective Time..............................................     A-5
1.3   Effects of the Merger.......................................     A-5
1.4   Certificate of Incorporation................................     A-5
1.5   By-Laws.....................................................     A-5
1.6   Directors and Officers of Surviving Corporation.............     A-5
1.7   Effect on Capital Stock.....................................     A-5
1.8   Adjustment of Merger Consideration..........................     A-9
1.9   No Further Ownership Rights in Company Common Stock.........    A-10
1.10  No Fractional Shares........................................    A-10
1.11  Shares of Dissenting Shareholders...........................    A-10
1.12  Company Options.............................................    A-10

                               ARTICLE II.
                         EXCHANGE OF CERTIFICATES
2.1   Closing.....................................................    A-11
2.2   Exchange Agent..............................................    A-11
2.3   Exchange and Payment Procedures.............................    A-11
2.4   Distributions with Respect to Unexchanged Shares............    A-12
2.5   Termination of Exchange Fund................................    A-12
2.6   No Liability................................................    A-12
2.7   Lost Certificates...........................................    A-13
2.8   Withholding Rights..........................................    A-13
2.9   Further Assurances..........................................    A-13
2.10  Stock Transfer Books........................................    A-13

                               ARTICLE III.
                      REPRESENTATIONS AND WARRANTIES
3.1   Representations and Warranties of the Company...............    A-13
3.2   Joint and Several Representations and Warranties of Parent      A-24
      and Merger Sub..............................................

                               ARTICLE IV.
                COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1   Covenants of the Company....................................    A-27
4.2   Reasonable Efforts..........................................    A-30
4.3   NYSE Listing................................................    A-30
4.4   Advice of Changes; Government Filings.......................    A-30
4.5   Control of Other Party's Business...........................    A-31

                                                                      Page
                                                                      ----
                               ARTICLE V.
                          ADDITIONAL AGREEMENTS
5.1   Preparation of Proxy Statement/Registration; Company            A-31
      Shareholder Meeting.........................................
5.2   Access to Information.......................................    A-32
5.3   Approvals and Consents; Cooperation.........................    A-32
5.4   Acquisition Proposals.......................................    A-33
5.5   Employee Benefits...........................................    A-34
5.6   Fees and Expenses...........................................    A-34
5.7   Indemnification; Directors' and Officers' Insurance.........    A-35
5.8   Public Announcements........................................    A-35
5.9   Debentures..................................................    A-35
5.10  Affiliate Letters...........................................    A-36
5.11  Year 2000 Compliance........................................    A-36
                               ARTICLE VI.
                           CONDITIONS PRECEDENT
6.1   Conditions to Each Party's Obligation to Effect the             A-36
      Merger......................................................
6.2   Additional Conditions to Obligations of Parent and Merger       A-37
      Sub.........................................................
6.3   Additional Conditions to Obligations of the Company.........    A-39

                               ARTICLE VII.
                        TERMINATION AND AMENDMENT
7.1   Termination.................................................    A-39
7.2   Effect of Termination.......................................    A-41
7.3   Amendment...................................................    A-42
7.4   Extension; Waiver...........................................    A-42

                              ARTICLE VIII.
                            GENERAL PROVISIONS
8.1   No Survival of Representations, Warranties and Agreements...    A-43
8.2   Notices.....................................................    A-43
8.3   Interpretation..............................................    A-43
8.4   Counterparts................................................    A-43
8.5   Entire Agreement; No Third Party Beneficiaries..............    A-43
8.6   Governing Law...............................................    A-44
8.7   Severability................................................    A-44
8.8   Assignment..................................................    A-44
8.9   Enforcement.................................................    A-44
8.10  Definitions.................................................    A-44

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 2, 1998 (the "Agreement"), by and among AT&T Corp., a New York corporation ("Parent"), Winston, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Vanguard Cellular Systems, Inc., a North Carolina corporation (the "Company", and together with Parent and Merger Sub, the "Parties").

                              W I T N E S S E T H.

     WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of October 2, 1998 (the "Original Merger Agreement");

     WHEREAS, the Parties entered into an Amendment No. 1 to the Original Merger Agreement, dated as of November 4, 1998 (the "Amendment No. 1");

     WHEREAS, the Parties desire to set forth an amended and restated agreement and plan of merger incorporating the Original Merger Agreement, as amended by Amendment No. 1, and to further clarify certain of the provisions contained in the Original Merger Agreement, as amended;

     WHEREAS, the Parties desire that the provisions of this Agreement shall be effective as of the date of the Original Merger Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger is in the best interests of their respective shareholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by the Company, will be converted into the right to receive the consideration set forth herein;

     WHEREAS, in order to effectuate the foregoing, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of North Carolina, will merge with and into Merger Sub in a merger in which Merger Sub shall be the surviving corporation;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Parent has requested, and the Company has agreed, as a condition to Parent's willingness to enter into this Agreement, that the Company enter into that certain Option Agreement, dated as of the date hereof and attached hereto as Annex A (the "Option Agreement");

     WHEREAS, Parent has requested, and the certain stockholders of the Company have agreed, as a condition to Parent's willingness to enter into this Agreement, that certain stockholders of the Company enter into those certain Voting and Option Agreements dated as of the date hereof and attached hereto as Annex B ("Voting Agreements"); and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                 PLAN OF MERGER

     1.1 The Merger. In accordance with the North Carolina Business Corporation Act (the "NCBCA") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Winston, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") (the "Merger"). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") in accordance with Section 55-11-07 of the NCBCA and Section 252 of the DGCL.

     1.2 Effective Time. The Merger shall become effective when (i) articles of merger (the "Articles of Merger") are filed with the Secretary of State of North Carolina in such form as is required by and executed in accordance with
Section 55-11-05 of the NCBCA and a certificate of merger (a "Certificate of Merger") is filed with the Secretary of State of Delaware in accordance with Sections 251 and 252 of the DGCL or (ii) such other time as Parent and the Company shall agree in writing should be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 55-11-06 of the NCBCA and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.5 By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.6 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub shall be the directors and officers, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

     1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company's Class A Company Common Stock, par value $.01 per share (the "Company Common Stock"):

          (a) Cancellation of Stock. Each share of Company Common Stock that is owned by the Company or any wholly owned subsidiary of the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Consideration for Company Common Stock. Subject to Section 1.11, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be cancelled in accordance with Section 1.7(a)) shall be converted into either (i) the right to receive 0.3987 fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (the "Per Share Stock Amount"), or (ii) the right to receive $23.00 in cash, without interest (the "Per Share Cash Amount"), or (iii) a combination of shares of Parent Common Stock and cash, each as determined in accordance with Section 1.7(f), Section 1.7(g) or Section 1.7(h). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.3, the Per Share Stock Amount, the Per Share Cash Amount or a combination of cash and Parent Common Stock, each in accordance with this Section 1.7. The consideration to be received in the Merger under this Article for one share of Company Common Stock shall be referred to herein as the "Merger Consideration."

          (c) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged as a share of capital stock of the Surviving Corporation.

          (d) The aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 1.7(a)). The aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 1.7(a)).

          (e) Subject to the allocation and election procedures set forth in this Section 1.7 (which allocation procedures shall be calculated as of immediately prior to the Effective Time), each record holder (or beneficial owner through appropriate and customary documentation and instructions) immediately prior to the Effective Time of shares of Company Common Stock shall be entitled either (i) to elect to receive the Per Share Cash Amount for each such share of Company Common Stock (a "Cash Election"), or (ii) to elect to receive the Per Share Stock Amount for each such share of Company Common Stock (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash, Parent Common Stock or a combination thereof with respect to such holder's shares of Company Common Stock (a "Non-Election", and any Cash Election, Stock Election or Non-Election shall be referred to herein as an "Election"); provided, however, that no holder of Dissenting Shares shall be entitled to make an Election. All such elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company. If more than one certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock, if any, to be issued to such holder in exchange for the Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all of the Certificates surrendered for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (f) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made exceeds the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, then:

             A. Each share of Company Common Stock with respect to which a Stock Election shall have been made shall be converted into the right to receive the Per Share Stock Amount;

             B. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

             C. Each share of Company Common Stock with respect to which a Cash Election shall have been made shall be converted into the right to receive:

                (1) the amount in cash, without interest, equal to the product of (i) the Per Share Cash Amount and (ii) a fraction (the "Cash Fraction"), the numerator of which shall be the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made, and

                (2) the number of shares of Parent Common Stock equal to the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Cash Fraction.

          (g) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made exceeds the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, then:

             A. Each share of Company Common Stock with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Amount;

             B. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount; and

             C. Each share of Company Common Stock with respect to which a Stock Election shall have been made shall be converted into the right to receive:

                (1) the number of shares of Parent Common Stock equal to the product of (i) the Per Share Stock Amount and (ii) a fraction (the "Stock Fraction"), the numerator of which shall be the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made, and

                (2) the amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

          (h) In the event that neither Section 1.7(f) nor Section 1.7(g) above is applicable, then:

             A. Each share of Company Common Stock with respect to which a Cash Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount;

               B. Each share of Company Common Stock with respect to which a Stock Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

               C. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made), if any, shall be converted into the right to receive:

                      (1) the amount in cash, without interest, equal to the
                  product of (i) the Per Share Cash Amount and (ii) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the (A) aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger over (B) the sum of the aggregate number of shares of Company Common Stock with respect to which a Cash Election shall have been made, and the denominator of which shall be the excess of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.7(a)) over (B) the sum of the aggregate number of shares of Company Common Stock with respect to which a Cash Election and a Stock Election shall have been made plus Dissenting Shares, and

                      (2) the number of shares of Parent Common Stock equal to
                  the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Non-Election Fraction.

          (i) Elections shall be made by holders of shares of Company Common Stock by delivering the Form of Election to the exchange agent. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by no later than 5:00 p.m. (New York City time) on the last business day prior to the Company Shareholders Meeting, if the Effective Time is reasonably expected by the Company and Parent to occur at least three but no more than five business days following such Company Shareholders Meeting (the "Election Deadline") (provided that if the Effective Time is not reasonably expected to occur at least three but no more than five business days following the Company Shareholders Meeting, Parent and the Company shall agree to a later date and time, reasonably expected to be at least four business days prior to the Effective Time as the Election Deadline (and shall reset such date if necessary so that the Election Deadline is at least three business days before the Effective
     Time) and shall publish appropriate advance notice of such Election Deadline), and accompanied by (1)(x) the Certificates representing the shares of Company Common Stock as to which the election is being made or
     (y) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of such guarantee of delivery (a "Guarantee of Delivery"), and (2) a properly completed and signed letter of transmittal. Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 1.7 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing the shares of Company Common Stock covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person.

          (j) For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or who submits a Form of Election without the corresponding Certificates or a Guarantee of Delivery, shall be deemed to have made a Non-Election. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

          (k) A Form of Election and a letter of transmittal shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to shareholders of the Company in connection with the Company Meeting. Parent and the Company shall each use its reasonable best efforts to mail or otherwise make available the Form of Election and a letter of transmittal to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Meeting and the Election Deadline.

     1.8 Adjustment of Merger Consideration. In the event that pursuant to a transaction announced after the date hereof and becoming effective prior to the Effective Time (i) any distribution is made in respect of Parent Common Stock other than a regular quarterly cash dividend or (ii) any stock dividend, stock split, reclassification, recapitalization, combination or mandatory exchange of shares occurs with respect to, or rights (other than non-mandatory offers to exchange) are issued in respect of, Parent Common Stock, then, the Per Share Stock Amount shall be adjusted accordingly. In the event of a dividend or distribution to all holders of Parent Common Stock of any class of capital stock of Parent or any Subsidiary of Parent ("Adjustment Shares"), the record date for which is prior to the Effective Time (it is agreed that the appropriate adjustment, in addition to the right to receive the Per Share Stock Amount prior to such adjustment, shall be either, at Parent's option (provided that Parent shall use reasonable efforts to be able to elect (A) before electing (B)), (A) the right to receive, at the Effective Time, the number of Adjustment Shares that such recipient would have received in respect of the Per Share Stock Amount had such recipient owned the Per Share Stock Amount in Parent Common Stock as of the date of this Agreement and held such through the Effective Time or and no further adjustment shall be required under this Section 1.8 for such dividend or distribution, or (B) the right to receive an amount of Parent Common Stock equal in market value at the Effective Time to the market value at the Effective Time of the number of Adjustment Shares that would have been received in respect of the Per Share Stock Amount had the recipient thereof owned the Per Share Stock Amount in Parent Common Stock as of the date of this Agreement and held such through the Effective Time, and no further adjustment shall be required under this Section 1.8 for such dividend distribution. For the purposes of the prior sentence, "market value" means, with respect to any securities listed on a national securities exchange or quoted on an interdealer quotation system, the average of the closing prices on the five trading days prior to the Effective Time, or if not so listed, the fair market value of such securities reasonably determined by the Board of Directors of Parent on such date.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7, 1.10 or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Article II.

     1.10 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Per Share Cash Amount.

     1.11 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the Merger and who shall have given to the Company (and from whom the Company shall have actually received), before the vote is taken at the Company Shareholders Meeting to adopt this Agreement, written notice of such shareholder's intent to demand payment for such shareholder's shares of Company Common Stock if the Merger is effectuated in accordance with Article 13 of the NCBCA, and not failed to preserve such shareholder's right to receive payment for such shares by failing to take those actions required by such Article 13 within the time periods stipulated therein (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive the amounts determined in accordance with the provisions of such Article 13. If, after the Effective Time, any such holder fails to preserve such rights, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in Section 1.7 as if such holder had made a Non-Election. The Company shall give Parent prompt notice of any notice or demands for payment in accordance with Article 13 of the NCBCA for shares of Company Common Stock received by the Company, and Parent shall have the right to direct all proceedings, negotiations and actions taken by the Company in respect thereof.

     1.12 Company Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Company Options") previously granted by the Company or its Subsidiaries under the Company's Amended and Restated Stock Compensation Plan, the 1989 Stock Plan and the Amended and Restated 1994 Long Term Incentive Plan (collectively, the "Company Stock Option Plans") shall be cancelled and converted into the right to receive from the Parent, within 10 days following the Effective Time, cash in an amount equal to the product of (a) the Per Share Cash Amount minus the exercise price per share of such Company Option, times (b) the number of shares of Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable). Prior to (but effective at) the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from all holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or
(ii), are necessary to give effect to the transactions contemplated by this
Section 1.12. Immediately prior to the Effective Time, the Company shall terminate the Company Stock Option Plans effective as of the Effective Time.

                                  ARTICLE II.

                            EXCHANGE OF CERTIFICATES

     2.1 Closing. The closing of the Merger (the "Closing") shall take place at 8:00 a.m. on the first Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date") (provided that, if such conditions are satisfied or waived upon completion of the Company Shareholders Meeting, the Closing shall take place at least three, but not more than five, business days thereafter), unless (a) Parent elects a later date (because, in its good faith judgment, Parent believes that such delay is necessary in connection with avoiding interference with a material transaction) that is not later than the Outside Date or (b) another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, unless another place is agreed to in writing by the parties hereto. The Articles of Merger and the Certificate of Merger shall be filed at or as promptly as practicable following the time of the Closing, and each shall contemplate the same Effective Time.

     2.2 Exchange Agent. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent and be reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock and the holders of the Company Options, for exchange or payment in accordance with this Section 2.2, through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock equal to (x) the Per Share Stock Amount multiplied by (y) the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, and (ii) (1) cash in an amount equal to (x) the Per Share Cash Amount multiplied by (y) the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, and (2) any cash necessary to pay amounts due pursuant to
Section 1.10 and Section 1.12 (such certificates for shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with these Articles I and II, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 1.7 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     2.3 Exchange and Payment Procedures. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that were converted into the right to receive shares of Parent Common Stock and/or cash pursuant to Section 1.7(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Parent Common Stock and/or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and/or cash which such holder has the right to receive pursuant to the provisions of Article I and this
Article II and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and/or cash may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the certificate representing shares of Parent Common Stock and/or cash as contemplated by this Article II.

     (b) As soon as reasonably practicable after the Effective Time, but no later than five business days after the Effective Time, the Company, after approval by Parent (which approval shall not be unreasonably withheld or delayed), shall deliver to the Exchange Agent, a list of the holders of the Company Options, their addresses and the amounts to be paid to each of them. Promptly after receipt of such list, but no later than three days after receipts of such list, the Exchange Agent shall pay the amounts shown on such schedule.

     2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to which such holder is entitled hereunder and no cash payment paid to any such holder pursuant to Sections 1.7 and 1.10 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be given to the record holder of the certificates representing whole shares of Parent Common Stock to which such holder is entitled hereunder, without interest, (i) at the time of such surrender, a certificate representing the number of whole shares of Parent Common Stock and the amount of any cash to which such holder is entitled pursuant to Sections 1.7 and 1.10 and the amount of dividends or other distributions with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     2.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders or optionholders of the Company who have not previously complied with the provisions of this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock and/or cash and any dividends or distributions with respect to Parent Common Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled therein.

     2.6 No Liability. To the fullest extent permitted by law, none of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of Company Common Stock or

Parent Common Stock, as the case may be, for any shares (or dividends or distributions with respect thereto) and/or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and/or any cash.

     2.8 Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holders of Company Options such amounts as Parent or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by such party.

     2.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company of Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.10 Stock Transfer Books. At 5:00 p.m., New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

          (a) Organization, Standing and Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company's Subsidiaries has been duly formed and is validly existing under the laws of the jurisdiction of its formation except where the failure of a Subsidiary to be duly formed and validly existing in such jurisdictions could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than, with respect to the Subsidiaries, in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a

     Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently or proposed to be conducted, except, with respect to the Subsidiaries, where the lack of such requisite power could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has previously furnished to Parent true, complete and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement, and neither the Company nor its Subsidiary is in default thereunder or acting in conflict therewith.

          (b) Capital Structure.

             (i) The authorized capital stock of the Company consists of (A) 250,000,000 shares of Company Common Stock, of which 36,780,009, shares are issued and outstanding as of the date hereof and of which 36,780,009 shares plus such number of shares as may be issued consistent with
        Section 4.1(b) shall be issued and outstanding as of the Effective Time, and no shares are held by the Company or its Subsidiaries as treasury stock, (B) 30,000,000 shares of Class B Common Stock, par value $.01 per share, of which no shares are issued or outstanding, and (C) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. Except pursuant to the Option Agreement or as set forth on Schedule 3.1(b)(i), there are no outstanding options, warrants or other rights to acquire capital stock from the Company (or securities convertible into or exchangeable or exercisable for such capital stock) other than options representing in the aggregate the right to purchase 5,987,693 shares of Company Common Stock under the Company Stock Option Plans.

             (ii) Schedule 3.1(b)(ii) lists all Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Schedule 3.1(b)(ii), (a) all of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company and where owned by the Company or one or more of its Subsidiaries, are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights, security interests, charges, voting and disposition restrictions or any other claims of any third party ("Liens"), (b) all capital, membership or voting interests of each Subsidiary of the Company that is not a corporation have been validly created pursuant to its Organizational Documents and, where owned by the Company or one or more of its Subsidiaries, are owned, directly or indirectly, by the Company free and clear of any Liens and (c) none of the Company or its Subsidiaries has any agreement or obligation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or owns any interests in any Person other than a wholly owned Subsidiary (except, as of the Effective Time, as may be agreed or allowed consistent with Section 4.1(d)).

             (iii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("Company Voting Debt") are issued or outstanding.

             (iv) Schedule 3.1(b)(iv) sets forth a true and complete list as of the date hereof of all holders of options to purchase Company Common Stock, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option.

             (v) Except as otherwise set forth in the last sentence of Section 3.1(b)(i) or as set forth in Schedule 3.1(b)(v), there are no securities, options, warrants, calls, subscriptions, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, subscriptions, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed on Schedule 3.1(b)(i), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          (c) Authority; No Conflicts.

             (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject, in the case of the consummation of the Merger only, to the adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby and thereby (which shall include, for all purposes hereunder, without limitation, the making and consummation of the Tender Offer (as defined herein) and all transactions contemplated thereby, the making of the Deposit (as defined herein) and the execution, delivery and performance of the Supplemental Indenture (as defined herein)). The execution, delivery and performance of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the unanimous vote of the Board of Directors of the Company (at a meeting duly called and a quorum being present) and all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger only, to the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The Board of Directors of the Company has (i) unanimously approved and adopted this Agreement, the Option Agreement and the transactions contemplated hereby and thereby and has declared that the Merger and this Agreement and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and (ii) unanimously taken all action necessary to render inapplicable to the transactions contemplated by this Agreement, by the Option Agreement and by the Voting Agreement, the provisions of Article VII of the Company's Articles of Incorporation and any state anti-takeover or similar law, including any such law relating to the voting of shares or a moratorium on the consummation of any business combination. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock to obtain the Required Company Vote and, subject to the terms hereof, has unanimously recommended that such holders vote for approval and adoption of this Agreement and the transactions contemplated hereby. Neither Article 9 nor Article 9A of Chapter 55 of the General Statutes of North Carolina apply to the Company.

             (ii) Except as set forth in Schedule 3.1(c)(ii), the execution and delivery of this Agreement, the Option Agreement or the Voting Agreements does not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, require any filing, waiver, permit, approval or consent under, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, requirement, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries and (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, (x) any Company Material Contract (other than any cell site lease) except any such Violations, which individually or in the aggregate are not material, or (y) any other contract, agreement or binding obligation to which the Company or any Subsidiary is a party or to which any of its or their assets are bound, except as could not, individually or in the aggregate together with any violations pursuant to any Company Material Contract, be reasonably expected to result in a Material Adverse Effect on the Company.

             (iii) No consent, waiver, permit, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws, (D) the Securities Act of 1933, as amended (the "Securities Act"), (E) the Securities Exchange Act of 1934, as amended ("Exchange Act"), (F) the NCBCA with respect to the filing and recordation of appropriate documents to effect the Merger, (G) the Public Utilities Commission of Ohio, Public Competitive Telecommunications Service Provider, 563 Registration Form, (H) rules and regulations of any state public service or utility commissions or similar state regulatory bodies, (I) rules and regulations of the NYSE or Nasdaq National Market ("Nasdaq"), and (J) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, excluding those which, prior to the Effective Time, have been made or obtained, could not reasonably be expected to have a Material Adverse Effect on the Company.

             (iv) Upon execution and delivery by the Company and the Trustee under the Indenture (the "Trustee") of the Supplemental Indenture in accordance with the Tender Offer, the Majority Covenants (as defined herein) will not apply to the Company or any of its affiliates. The Company has reviewed the Supplemental Indenture with its counsel, the Trustee and such Trustee's counsel, and is aware of no reason that, assuming receipt of the Requisite Consents (as defined herein), the Supplemental Indenture would not be executed by the Trustee.

          (d) Reports and Financial Statements.

             (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, including all exhibits thereto and documents incorporated by reference therein, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective the Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except for, and to the extent of, those liabilities that are reflected or reserved against, to the extent reflected or reserved against, on the consolidated balance sheet of the Company and its Subsidiaries included in the Company's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1998, or the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998, and except and as to the extent disclosed in Schedule 3.1(d)(ii), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether fixed, absolute, accrued, contingent or otherwise and whether due or to become due) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

          (e) Proxy Statement/Registration Statement. The information to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with or declared effective by the SEC or at the date of the Company Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading (excluding any statement based upon information supplied by Parent for inclusion in the Proxy Statement).

          (f) Compliance with Applicable Laws; Regulatory Matters. The Company and its Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are necessary or advisable to the operation of their businesses, other than those which, individually or in the aggregate, the failure to hold could not reasonably be expected to have a Material Adverse Effect on the Company (the "Company Permits"). All such Company Permits are valid and in full force and effect, and no suspension or cancellation of any such Company Permit is pending or, to the knowledge of the Company, threatened, except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The business of the Company and its Subsidiaries (including, without limitation, operation of each Company Benefit Plan) are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity ("Law") except for violations that individually or in the aggregate (1) would not result in a material penalty or fine, (2) would not constitute a material criminal violation, (3) would not result in cognizable damage to the business reputation of the Company or the Parent, and (4) which, individually or in the aggregate, could not otherwise reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

          (g) Litigation. Schedule 3.1(g) is a true and complete list of all material litigation as of the date hereof that is pending, or to the knowledge of the Company, threatened. Other than rulemaking or other proceedings of general applicability affecting the cellular telephone industry, which would not have a materially disproportionate effect on the Company, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending, affecting or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or their assets, which individually, or except for the matters disclosed in
     Schedule 3.1(g) in the aggregate, as of the date hereof could be reasonably expected to result in a material liability, and there is no litigation, claim, suit, action, investigation or proceeding pending, affecting or, to the knowledge of the Company or any of its Subsidiaries, which individually, or in the aggregate could be reasonably expected to result in a Material Adverse Effect on the Company. There is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or their assets, which, individually or in the aggregate, as of the date hereof could be reasonably expected to result in a material liability, or as of the Closing Date, could reasonably be expected to have a Material Adverse Effect on the Company.

          (h) Taxes. Except as set forth in Schedules 3.1(h)(i)-(x): (i) the Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns with respect to material Taxes required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, except for incompletenesses and inaccuracies that could not, individually or in the aggregate, be reasonably expected to result in material Tax liability that has not been paid; (ii) the Company and each of its Subsidiaries have paid all material Tax liabilities that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) as of the date hereof, except as could not individually or in the aggregate be reasonably expected to result in material Tax liability that has not been paid, and as of the Closing Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company: (A) there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries, (B) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries, (C) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, and (D) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, and no request for waivers of the time to assess any Taxes are pending or outstanding; (iv) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code; (v) as of the date hereof, the consolidated federal income Tax Returns for the Company and its Subsidiaries have never been examined by the Internal Revenue Service; (vi) the net operating loss carryforwards ("NOLs") of the Company and its Subsidiaries as of December 31, 1997 are reasonably expected to equal the amount of NOLs set forth on the most recent consolidated federal income Tax Return of the Company and its Subsidiaries, and, except for limitations that may apply by reason of the Merger or related transactions contemplated by this Agreement, such NOLs are not subject to limitation under Section 382 of the Code, Treasury Regulation Section 1.1502-15T or -21T or otherwise; (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payment that would be nondeductible under Section 162(m) of the Code; (viii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); (ix) neither the Company nor any Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes (other than informal arrangements among the Company and its Subsidiaries); and (x) as of the date hereof, neither the Company nor any of its Subsidiaries knows of any facts with respect to the Company or its Subsidiaries that would reasonably be expected to prevent or materially or burdensomely impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Absence of Certain Changes or Events. Since June 30, 1998 through the date of this Agreement, (A) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with its past practice, except for the execution and delivery of this Agreement; (B) there has not been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (C) except as disclosed in Schedule 3.1(i)(C), through the date of this Agreement, none of the Company or its Subsidiaries has taken or failed to take any action which, if taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

          (j) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (k) Certain Agreements.

             (i) Schedule 3.1(k) contains a true and complete list of all agreements, arrangements or understandings (a) listed or which would be required to be listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 under the rules and regulations of the SEC, (b) relating to indebtedness for money borrowed by the Company or any Subsidiary, which individually or in the aggregate represent an amount greater than $1,000,000 excluding trade credit or payables in the ordinary course of business, (c) creating any guarantee or keepwell arrangement or other agreement to be liable for the obligations of another Person other than the Company or its wholly owned Subsidiaries, (d) providing for payments or the receipt of payments or the sale, purchase or exchange of goods or services worth in excess of $1,000,000 (or in fact resulting in such payments for 1997),
        (e) with any agent/dealer/retailer for the Company's products or services, (f) any joint venture or partnership agreement, (g) with any paging enterprise for the reselling of products or services, (h) which is an interest rate, equity or other swap or derivative instrument, (i) containing any provision or covenant limiting the ability of the Company or its Subsidiaries or any of its or their affiliates to sell any products or services of or to any other person, engage in any line of business or compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or affiliates and (j) cell site leases (collectively, the "Company Material Contracts"). The Company has previously provided Parent with true and correct copies of each of the Company Material Contracts, as in effect on the date hereof.

             (ii) All Company Material Contracts are valid and enforceable and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except for any invalidity, unenforceability or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such the Company Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no obligations under that certain Joint Venture Agreement, dated as of January 19, 1990, as amended.

          (l) Employee Benefit Plans; Labor Matters; Options.

             (i) For purposes of this Agreement, the following definitions apply: "Controlled Group Liability" means any and all liabilities under
        (A) Title IV of ERISA, (B) section 302 of ERISA, (C) sections 412 and 4971 of the Code, (D) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (E) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

             (ii) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of

        ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any of its Subsidiaries is a party, which is maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur material liability under Section 4069, 4201 or 4212(c) of ERISA (the "Company Benefit Plans"), the Company has made available to Parent a true and complete copy of (A) such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such Company Benefit Plan, (D) the most recent summary plan description related to each Company Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report (if applicable) relating to a Company Benefit Plan and (F) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.
        Schedule 3.1(l) of the Company Disclosure Schedule sets forth a true and complete list of Company Benefit Plans.

             (iii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on the Company.

             (iv) All contributions, except for contributions which are not, individually or in the aggregate, material, required to be made to any Company Benefit Plan by applicable law have been timely made.

             (v) The Company does not maintain or contribute to any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

             (vi) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability to the Company following the Effective Date.

             (vii) The Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

             (viii) No Company Benefit Plan covers foreign employees, other than resident aliens.

             (ix) No Company Benefit Plan provides for the reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code.

             (x) As of the date hereof, to the knowledge of the Company there are no actions, proceedings, arbitrations, suits or claims (other than claims for benefits) pending or threatened with respect to any Company Benefit Plan.

             (xi) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law (other than ordinary course liabilities to fund such Company Benefit Plans pursuant to their terms).

             (xii) None of the Company or its Subsidiaries is a party to any collective bargaining or other labor union contracts, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and as of the date hereof to the knowledge of the Company no campaign or other attempt for recognition has been made by any labor organization or employee with respect to employees of the Company and to the knowledge of the Company at the date hereof, no such campaign or other attempt has been threatened or made in the past three years. As of the date hereof, there is no pending labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.

             (xiii) Except as set forth in Schedule 3.1(l)(xiii), all employment and consulting agreements to which the Company is a party have been made available to Parent, and as of the date hereof there are no other written agreements obligating the Company to employ any individual.

             (xiv) At the Effective Time, any outstanding Company Options will be exercisable only for cash or the Merger Consideration and not for capital stock of the Company or Merger Sub.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by the Company or any of its Affiliates is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement from the Company or any Subsidiary, except Wasserstein Perella & Co., Inc. and, if the Company makes the election in Section 5.9(a), NationsBanc Montgomery Securities, LLC. A true and complete copy of the engagement letter of Wasserstein Perella & Co., Inc. has been delivered to Parent prior to the date hereof, and a true and complete copy of the engagement letter of NationsBanc Montgomery Securities LLC in the form attached to Schedule 5.9 shall have been delivered to Parent prior to the commencement of the Tender Offer if the Company makes the election in Section 5.9(a).

          (n) Opinion of Financial Advisor. The Company has received the opinion of Wasserstein Perella & Co., Inc. dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

          (o) Year 2000 Compliance.  The Company has taken steps (summarized in
     Schedule 3.1(o)) that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or the Subsidiaries, and no expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000. The Company has taken the actions described in such Schedule (to the extent described therein), has resolved (or is in the process of resolving) any issues arising as a result of tests taken or otherwise to the knowledge of the Company, and is not aware of any fact that would lead one to reasonably conclude that the Company will be unable to resolve any of such issues on the timetable set forth in Schedule 3.1(o) (and in any event on a timely basis in order to be resolved before the year 2000).

          (p) Affiliated Transactions and Certain Other Agreements. Set forth in Schedule 3.1(p) is a list of (a) all contracts, arrangements, agreements or understandings that would be required to be described pursuant to Item 404 of Regulation S-K of the Securities Act of 1933, as amended, except for those contracts, arrangements, agreements or understandings disclosed in the

     Company's 1998 Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 1997, and (b) all agreements or understandings, whether written or oral, giving any Person the right to require the Company to register shares of capital stock or to participate in any such registration. The Company has previously provided to Parent true and complete copies of each of the foregoing agreements.

          (q) Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date hereof, and except as could not reasonably be expected to result in a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary under any applicable Environmental Law; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with any Hazardous Substance during the period of ownership or operation by the Company or any of its Subsidiaries to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary; (iv) neither the Company nor any of its Subsidiaries is reasonably likely to be subject to liability or remediation obligations for any Hazardous Substance disposal or management or contamination at any other property to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary under any Environmental Laws; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances; and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law. As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or common law, relating to the protection, investigation or restoration of the environment, health and safety, or natural resources. As used herein, the term "Hazardous Substance" means any substance that is:
     (A) a pollutant or contaminant or a hazardous or toxic chemical, waste, substance or material, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (B) any other substance that may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

          (r) Intellectual Property. The Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in their respective businesses, except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company. As used herein, "Intellectual Property" means all industrial and intellectual property rights, including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists; and "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its

     Subsidiaries or Parent and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

          (s) Properties. Schedule 3.1(s) lists all material real property and material interests in real property owned by the Company or its Subsidiaries or leased by the Company or its Subsidiaries as lessee or lessor, as well as all material real property and material interests in real property used or held for use as cell sites.

          (t) Assets. All assets of the Company are in good operating condition and sufficient for the Company's use thereof, normal wear and tear excepted, except where such failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. The Company owns or has rights to use all assets necessary for the conduct of its business and operations or reflected on the balance sheet included in the most recent Form 10-Q filed by the Company with the SEC, except where the lack of such ownership or rights could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (u) Insurance. The Company and its Subsidiaries are insured, and shall continue to maintain insurance, in such amounts and against such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and business of the Company and its Subsidiaries. As of the date hereof, no written notice of cancellation or nonrenewal with respect to any material insurance policy has been received by the Company or any of its Subsidiaries. Copies of all such insurance policies have been furnished or made available to Parent.

          (v) Foreign Operations. Schedule 3.1(v) contains a complete list of foreign nations in which the Company has a current investment or operation (and the nature of Persons conducting such operations.)

          (w) Tender Offer Matters. The consummation of the transactions contemplated by Section 5.9 shall comply with all applicable laws including, without limitation, all federal and state securities laws. None of the offer to purchase or any of the related materials to be sent or delivered by the Company in connection with the Tender Offer shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The supplemental indenture (the "Supplemental Indenture") to be entered into in connection with the Tender Offer, upon execution by the Company and the Trustee, shall be valid and enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries shall violate any provision of, or commit or fail to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Supplemental Indenture.

     3.2 Joint and Several Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

          (b) Authorization and Execution. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement have been duly authorized by the Board of Directors of such corporation and by Parent as sole stockholder of Merger Sub, and no further corporate action of Parent or Merger Sub is necessary to consummate the transactions contemplated hereby. Each of Parent and Merger Sub have duly executed and delivered this Agreement, and this agreement constitutes the legal, valid, and binding obligation of such party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to Article I will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent is entitled to preemptive rights as a result of the issuance of the Parent Company Stock hereunder. The Parent Common Stock to be issued in the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws, in each case for delivery hereunder to holders of Company Common Stock. The Parent has available for issuance under its Organization Documents a sufficient number of shares of authorized Parent Common Stock necessary to satisfy Parent's obligations under this Agreement.

          (d) No Conflicts. The execution and delivery of this Agreement does not or will not, as the case may be, (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws or similar organizational documents, as currently in effect, of Parent or any of its "Significant Subsidiaries" (as such term is defined in regulations promulgated under the Securities Act or the Exchange Act), (ii) except for
     (A) the consents, approvals, orders, authorizations, registrations, declarations and filing required under or in relation to clause (x) of
     Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or impair or delay the ability of Parent or consummate the transactions contemplated hereby, require any filing with, or consent or approval of, any Government Entity having jurisdiction over any of the business or assets of Parent or any of its Significant Subsidiaries, (iii) violate any statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any injunction, judgment, order, writ, or decree to which Parent or any of its Significant Subsidiaries is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets or stock of Parent or any of its Significant Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing or obtain such consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (e) Reports and Financial Statements.

             (i) Parent has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto and documents incorporated by reference therein, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (f) Proxy Statement/Registration Statement. The Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading (excluding any statement based upon information supplied by the Company for inclusion in the Proxy Statement). The information to be supplied by Parent for inclusion in the Registration Statement shall not on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading.

          (g) Absence of Certain Changes or Events. Except as expressly disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since June 30, 1998, there has not been a Material Adverse Effect on Parent or any development or combination of developments of which management of Parent has knowledge which is reasonably likely to result in such an effect.

          (h) No Vote Required. No vote or approval of the holders of any class of Parent shares is necessary to approve this Agreement and the transactions contemplated hereby.

          (i) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Merger Sub is or will be entitled to any broker's or finder's fee or any other similar commission or fee from the Company or its Subsidiary in connection with any of the transactions contemplated by this Agreement.

          (j) Ownership of Company Common Stock. Except for Company Common Shares which Parent may acquire pursuant to the terms of the Option Agreement and the Voting Agreements, Parent "beneficially owns" (as such terms are used in connection with Rule 13d-3 under the Exchange Act) less than 1% of the outstanding Company Common Shares.

          (k) Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or entered into any agreement or arrangements with any person.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Date (except as expressly permitted by this Agreement or as otherwise indicated in Schedules 4.1 or to the extent that Parent shall otherwise consent in writing), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve their relationships with employees, Governmental Entities, customers, suppliers and others having business dealings with them with the objective that their ongoing businesses shall not be impaired at the Effective Time. In furtherance and not in limitation of the foregoing, until the Effective Time (except as expressly permitted by this Agreement or as otherwise indicated in the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing):

          (a) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Company's wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (b) Securities. The Company and its Subsidiaries shall not issue, deliver, sell, dispose, pledge or encumber, or authorize or propose the issuance, delivery, sale, disposition, pledge or encumbrance of, any shares of its capital stock of any class or other securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, commitments or options to acquire, any such shares or securities, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the Company Benefit Plans, other than the issuance of Company Common Stock upon the exercise of stock options issued in the ordinary course of business and consistent with past practice in accordance with the terms of the Company Stock Option Plans as in effect on the date of this Agreement.

          (c) Organizational Documents and Funding. The Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

          (d) Investments and Loans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee, endorse or assume any obligation of other Persons other than indebtedness of the Company or any of its Subsidiaries to the Company or any wholly owned Subsidiary of the Company; provided, however, that the Company may incur indebtedness under its current bank credit facilities such that the total amount outstanding thereunder does not exceed the amounts set forth on Schedule 4.1(d)(i) to the extent and for the purposes set forth on such schedule plus any amounts necessary to comply with
     Section 5.9, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any of its

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

     Subsidiaries to or in the Company or any of its wholly-owned Subsidiaries, except for loans, advances, capital contributions or investments in Persons that are entities in whom the Company has investments as of the date of this Agreement, made in the ordinary course of business, consistent with past practice, in respect of the Company's current line of business (and after consultation with Parent) which in the aggregate do not exceed two million dollars, or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice.

          (e) Compensation. The Company and its Subsidiaries shall not (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) pay or award or agree to pay or award any pension, retirement allowance, or other nonequity incentive awards, or other employee benefit, not required by any outstanding employee benefit plans or arrangements to any current or former director, officer or employees, whether past or present, or to any other Person, except for payments or awards that are in the ordinary course of business, consistent with past practice, and that are not material; provided, however, that the Company and its Subsidiaries may pay cash bonuses for 1998 in the ordinary course of business consistent with past practice not to exceed the amount set forth in Schedule 4.1(e)(ii), (iii) reprice, pay or award or agree to reprice, pay or award any stock option or equity incentive awards, (iv) enter into any new or amend any existing employment agreement with any director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except with respect to employees who are not officers, executives or directors of the Company or its Subsidiaries, for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (v) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except with respect to employees who are not officers, executives or directors of the Company or its Subsidiaries, for agreements or amendments in the ordinary course of business, consistent with past practice, that do not provide for materially increased benefits, (vi) other than the acceleration of outstanding Company Stock Options and payments under the Company's Five Year Incentive Plan, and other payments, in each case as set forth in Schedule 4.1(e)(vi), enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries or (vii) become obligated under any new employee benefit plan or arrangement, which was not in existence on the date hereof or amend or exercise discretion pursuant to any such employee benefit plan or arrangement in existence on the date hereof, except for any such amendment applicable only to employees who are not officers, executives or directors of the Company or its Subsidiaries or exercise of discretion in the ordinary course of business, consistent with past practice (that does not disproportionately effect officers, executives or directors as opposed to other employees);

          (f) Extraordinary Transactions. The Company and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (g) Acquisitions; Other Uses of Funds. The Company and its Subsidiaries shall not make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or spectrum or (ii) except in the ordinary course and consistent with past practice, any other assets;

          (h) Wireless Assets. The Company and its Subsidiaries shall not make any disposition of any direct or indirect ownership interest in or assets comprising any tower or wireless system or part thereof or cell site or any other local service or access system (including any shares of capital stock of any Subsidiary holding any such interest) or other investment (other than cash equivalents) or material business enterprise or operation (except for the replacement or upgrade of assets, or disposition of redundant assets, in each case in the ordinary course and consistent with past practice), except sales of individual assets (other than inventory) in the ordinary course and consistent with past practice not exceeding, in the aggregate, $1,000,000;

          (i) Line of Business. The Company and its Subsidiaries shall not (i) make any investment in a Person with operations in any foreign nation other than in those Persons listed Schedule 4.1(i) (and only if such Persons continue to operate only in the nations listed on Schedule 3.1(v)) or (ii) engage in the conduct of any business or in any nation other than the wireless telecommunications and related businesses conducted as of the date hereof and in the nations where so conducted or in any planned expansion thereof as disclosed to Parent in writing prior to the date hereof;

          (j) Expenditures. For any quarter, the Company and its Subsidiaries shall not make any capital expenditures in excess of the total amount set forth for capital expenditures for such quarter in Schedule 4.1(j); provided that any amounts not spent in prior quarters permitted hereunder may be spent in succeeding quarters, and any amounts set forth for a particular quarter may be accelerated and spent in the immediately preceding quarter. The Company shall not enter into any contracts, arrangements or understandings requiring capital expenditures at times or in amounts other than as set forth in the preceding sentence;

          (k) Affiliates. The Company and its Subsidiaries shall not enter into, or amend or waive any right under, any agreement with any Affiliates of the Company (other than its Subsidiaries) or with International Wireless Communications Holdings, Inc. or its Affiliates;

          (l) Claims. The Company and its Subsidiaries shall not (i) settle or compromise any material claims (including without limitation Tax claims) or material litigation; (ii) except in the ordinary course of business consistent with past practice, prepay or terminate any Company Material Contracts; or (iii) except in the ordinary course of business, modify, prepay, amend or terminate any other material agreement of the Company or any Subsidiary or waive, release or assign any material rights or claims;

          (m) Certain Agreements. The Company and its Subsidiaries shall not enter into any agreement containing any provision or covenant limiting the ability of the Company or its Subsidiary to (i) sell any products or services of or to any other person, (ii) engage in any line of business or
     (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries;

          (n) Tax and Accounting. Neither the Company nor any of its Subsidiaries shall make or rescind any material Tax election (other than the making of such elections in the ordinary course of business consistent with past practice, which elections are required to be made on a periodic basis), settle or compromise any material Tax liability or change any of its methods of accounting for Tax or other purposes, except as may be required by applicable law or by the rules and pronouncements of the Securities and Exchange Commission;

          (o) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, or any of the representations or warranties of the Company set forth in this Agreement that are not so qualified becoming untrue in any material respect or (ii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (p) Intention. The Company and its Subsidiaries shall not enter into any agreement, commitment, or obligation to take any action prohibited by this Section.

     4.2 Reasonable Efforts. Subject to Parent's rights to delay the Closing as set forth in Section 2.1, each of the Company and Parent and their respective Subsidiaries shall use their reasonable commercial efforts to effectuate the transactions contemplated hereby and to cause to be fulfilled the conditions to Closing under this Agreement, and the Company shall use its commercially reasonable efforts to comply with and to effectuate the Voting Agreements and the Option Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) (A) neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, commit to any divestiture or hold separate or similar transaction and each of the Company and its Subsidiaries shall commit to, and shall use reasonable efforts to effect, such a transaction (which may, at the Company's option, be conditioned upon and effective as of the Effective Time) as Parent shall request, and (B) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries, or any of the business, product lines or assets of Parent or any of its Subsidiaries, except
(1) Parent shall take such action with respect to personal communications services ("PCS") spectrum in the Company's geographic cellular service areas as is required to comply with the FCC's spectrum aggregation rules and policies or shall obtain a timely waiver of such rules and policies and (2) any such divestiture, requirement to hold separate, or limitation that arises after Parent or any of its Subsidiaries engages in, or agrees to engage in, a merger, acquisition or other business combination transaction after the date hereof (and which has not been publicly announced prior to the date hereof), but would not have arisen but for Parent engaging in or agreeing to engage in such transaction, and (ii) nothing in this Agreement shall prevent or restrict Parent and its Subsidiaries from engaging in any merger, acquisition or business combination transaction; provided that such merger, acquisition or, business combination transaction would not (x) prevent, or delay beyond the Outside Date the ability of Parent to consummate the Merger or (y) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     4.3 NYSE Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be listed at the Effective Time on the NYSE.

     4.4 Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on the Company's operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue and inaccurate in may material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or Material Adverse Effect or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the FCC and the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.5 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall be given Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     5.1  Preparation of Proxy Statement/Registration; Company Shareholder
Meeting.

          (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a proxy statement/prospectus (the "Proxy Statement") to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting to consider the Merger and the issuance of Parent Common Stock in connection therewith, and Parent shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered under the Securities Act (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Parent may delay the filing of the Registration Statement until after the Proxy Statement has been declared effective. Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as soon after the filing as practicable. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger unless the Board is not required to make such recommendation pursuant to clause
     (e) below. Parent and the Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time any event relating to the Company or Parent, or any of its affiliates, officers, or directors, is discovered by the Company or Parent, respectively, that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, such party shall promptly so inform the other.

          (b) The Company shall take all action necessary to cause the representation set forth in Section 3.1(e) to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

          (c) Parent shall take all action necessary to cause the representation set forth in Section 3.2(f) to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

          (d) As soon as reasonably practicable, the Company and Parent shall take all such actions as may be necessary to comply with state "blue sky" or securities laws in connection with the transactions contemplated by this Agreement.

          (e) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Votes with respect to this Agreement. The Board of Directors of the Company shall unanimously recommend adoption of this Agreement by the shareholders of the Company and, upon Parent's request, reconfirm such recommendation (provided that the Board of Directors of the Company need not (1) make or reconfirm such recommendation
     (x) if at the time that it would otherwise be required to make or reconfirm such recommendation the Company is not then in breach of its obligations under Section 5.4 and (y) in such event, if and only to the extent that the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) in connection with the receipt of a Superior Proposal that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law, or reconfirm such recommendation (2) reconfirm such recommendation if no other Acquisition Proposal is pending or in Parent's reasonable judgment likely to become pending. Subject to the foregoing, the Company shall use reasonable best efforts to solicit such adoption.

     5.2 Access to Information. Upon reasonable notice, the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, the Company and its Subsidiaries shall furnish promptly to Parent
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict access to any properties or information.

     5.3 Approvals and Consents; Cooperation. Subject to Section 4.2, each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing promptly, after consulting with the other party and providing an opportunity to review related documentation in advance, all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain all consents, waivers, licenses, registrations, permits, authorizations, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, the Company and Parent agree to make all necessary filings in connection with the Required Regulatory Approvals promptly following the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required

Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals. Subject to Section 4.2, each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals in as expeditious a manner as possible. Subject to Section 4.2, in the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws or the Communications Act, each of the Company and Parent shall use its reasonable best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

     5.4 Acquisition Proposals. The Company agrees that it and its Subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) shall not, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of any substantial portion of the assets of, or any equity securities of, or any transaction that would involve the transfer or potential transfer of control of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") and has terminated any discussions or negotiations with, and the provision of information or data to, any Person (other than Parent) respecting an Acquisition Proposal. The Company further agrees that it and its Subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) shall not, directly or indirectly, provide any confidential information or data to any Person relating to or in contemplation of an Acquisition Proposal or engage in any negotiations or discussions relating to or in contemplation of an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (a) complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal; and (b) if any only to the extent that the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), until the Required Company Vote has been obtained, the Company may furnish or cause to be furnished confidential information or data and may participate in such negotiations and discussions but only if (i) the Company is not then in breach of its obligations under this Section, (ii) (and only to the extent that) the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (iii) confidentiality arrangements on terms no less beneficial to the Company as those entered into by Parent are entered into with respect thereto. The Company will notify Parent immediately if any inquiries, proposals or offers respecting an Acquisition Proposal are received by, any such information or data is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any such Persons indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and shall keep Parent apprised with respect to the status and terms thereof. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and will not waive any "standstill" provision of any such, or any other, agreement. The Company shall provide Parent at least two business days advance notice of its intention to present to its Board of Directors or accept any Superior Proposal and shall provide Parent with a summary of the terms and conditions thereof. Notwithstanding the foregoing, none of the actions set forth on Schedule 5.4 shall constitute an Acquisition Proposal.

     5.5  Employee Benefits.

          (a) For a period of two years immediately following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value substantially comparable, in the aggregate, to the benefits provided by the Company Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based); provided, that Parent at its sole option may provide employee benefits to the Surviving Corporation which, in the aggregate, are substantially comparable to those applicable to similarly situated employees of Parent or its Subsidiaries. At the request of Parent, the Company shall, prior to the Effective Time, terminate the Company's 401(k) Plan effective immediately prior to the Effective Time. The Company shall terminate the Company's Employee Stock Purchase Plan (the "ESPP") for each fiscal quarter beginning on or after October 1, 1998 and shall cease all offering periods that begin on or after September 30, 1998.

          (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits (except that no such credit shall be applied for (i) benefit accrual or entitlement purposes under defined benefit pension plans or the schedule of benefits under Parent's severance pay and short term disability plans and policies, (ii) eligibility to receive post-retirement ancillary benefits (consisting at this time of medical, dental, death and telephone concession benefits) or (iii) calculating Parent service for purposes of "bridging" prior Parent service under Parent benefit plans).

          (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms (i) all written employment, severance and termination plans and agreements (including change in control provisions) of employees of the Company and its Subsidiaries provided to Parent on or prior to the date of this Agreement and (ii) the Tax Reimbursement Agreements identified in Schedule 5.5(c)(ii).

     5.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries (b) the Expenses incurred in connection with printing, filing and mailing to shareholders of the Proxy Statement and the solicitation of shareholder approvals shall be borne by the Company, and (c) as provided in
Section 7.2. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.7 Indemnification; Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the Organizational Documents of the Company and its Subsidiaries and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that the annual premium therefor is not in excess of 200% of the last annual premium paid by the Company prior to the date hereof, or if such premium is in excess of such amount, such policies of directors' and officers' liability insurance and fiduciary liability insurance providing for as much coverage as can be obtained for such amount.

     5.8 Public Announcements. The Company and Parent shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that, all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with, and use reasonable best efforts to accommodate the comments of, Parent before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.9 Debentures. (a) Subject to compliance with this Section 5.9, the Company may, at its election, commence a tender offer and consent solicitation (the "Tender Offer") to purchase the Company's outstanding 9 3/8% Debentures due 2006 (the "Debentures") on the terms and conditions set forth in Schedule 5.9 hereto, which shall effect the deletion of substantially all of the covenants in the related Indenture, dated as of April 1, 1996, as amended by the First Supplemental indenture thereto, dated as of April 1, 1996 (as so amended, the "Indenture"), which may be deleted therefrom with the consent (the "Requisite Consent") of a majority in principal amount of outstanding Debentures, as set forth in Schedule 5.9 (the "Majority Covenants").

     (b) The Tender Offer shall be commenced as promptly as practicable following November 4, 1998, and, in any event, within three days following such date (the "Third Day"). Except as may be required by law, the Company shall not extend the consent date or expiration date of, or amend or waive any terms or conditions of, the Tender Offer, or deem any condition thereof not to be satisfied, without Parent's prior written consent (in its sole discretion), provided that, on any scheduled consent date under the Tender Offer prior to November 25, 1998, the Company may extend such consent date, for one business day, if on such consent date the Requisite Consent has not been received.

     (c) All documentation delivered in connection with the Tender Offer shall be acceptable to Parent (in its sole discretion), and Parent shall be provided all such documentation sufficiently in advance of the anticipated date of use of such documentation to meaningfully review and comment on such documentation. The Company shall provide Parent with (i) opinions of North Carolina and New York counsel to the Company, addressed to both the Company and Parent, in form and substance satisfactory to Parent (in its sole discretion) and as set forth in
Schedule 5.9 hereto respecting the commencement and consummation of the Tender Offer and the execution and delivery of the Supplemental Indenture and (ii) reliance letters permitting Parent and the Company to rely on any legal opinions or certificates delivered in connection therewith.

     (d) If the Tender Offer is commenced (x) upon the receipt of the Requisite Consent, the Company shall execute and use its best efforts to cause the Trustee to execute the Supplemental Indenture at the Consent Time (as defined in the Tender Offer) and (y) upon the expiration of the period for tendering Debentures under the Tender Offer, if the conditions to consummation of the Tender Offer have been satisfied, the Company shall accept for payment and purchase all Debentures validly tendered thereunder and shall deliver such Debentures to the Trustee under the Indenture for cancellation.

     (e) Promptly following the expiration of the period for tendering Debentures under the Tender Offer without Debentures being purchased thereunder, or upon the Third Day if the Tender Offer shall not have been commenced by such day, the Company shall make the deposit (the "Deposit") contemplated by Section 6.1A(1) of the Indenture and shall use its best efforts to satisfy all other conditions to the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture so that such covenant defeasance shall become effective with respect to all Debentures as promptly as practicable thereafter.

     5.10 Affiliate Letters. Prior to the mailing of the Joint Proxy Statement/Prospectus, the Company shall deliver to Parent a list of names and addresses of those Persons, that to the knowledge of the Company, are or may be deemed to be as of the time of the Company Shareholders' Meeting "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and who own Company Common Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Company Shareholders' Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall use reasonable best efforts to deliver or cause to be delivered to the other party, prior to the date of the Company Shareholders' Meeting, from each such affiliate identified in the foregoing lists (as the same may be supplemented as aforesaid) a letter dated as of the Company Shareholders' Meeting in the form attached as Annex C hereto (collectively, the "Affiliate Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger.

     5.11 Year 2000 Compliance. The Company will use reasonable best efforts to continue to take the actions set forth on Schedule 3.1(o).

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, other than with respect to (e) below which shall be non-waivable, waiver (by the party benefiting by such condition) on the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company shall have obtained the Required Company Vote.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Registration Statements/Proxy Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Proxy Statement shall have been delivered to the shareholders of the Company in accordance with the requirements of the Securities Act and the Exchange Act.

          (e) Tax Opinions. The Company shall have received the opinion of Latham & Watkins and Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, which opinions shall be dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and substantially in the forms attached to the Company's and Parent's respective Disclosure Schedules. In rendering such opinions, such firms may rely upon representations and covenants, including those contained in certificates of officers of the Company, Merger Sub and Parent, which representations and covenants are in form and substance reasonably acceptable to such counsel.

          (f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and each of the representations and warranties of the Company set forth in this Agreement shall be true and correct when made and shall be true and correct on and as of the Closing Date (ignoring, for such purposes, any qualification as to materiality, Material Adverse Effect or similar language), except as could not, individually or in the aggregate with all other failures to be true and correct, reasonably be expected to have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality or Material Adverse Effect, and Parent and Merger Sub shall have received a

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

     certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Contractual Consents. All (i) Required Consents and (ii) other consents of any Person the failure of which to receive or obtain (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect on the Company shall have been obtained or given, in each case at not more than immaterial cost and expense to the Company and Parent and with not more than immaterial alteration of the Company's or its Subsidiary's rights or obligations under any agreement, arrangement or instrument.

          (d) Dissenting Shares. The number of shares with respect to which dissenters' rights have been asserted shall not exceed 5% of the number of outstanding shares of Company Common Stock.

          (e) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity (other than the FCC or the appropriate Governmental Entity under the HSR Act) which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Parent or Company (collectively, "Company Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Company Required Regulatory Approvals shall be in full force and effect and shall not have any term, condition or restriction unacceptable to Parent in its sole discretion (except as provided in Section 4.2).

          (f) FCC Consents. The FCC shall have granted its consent to the consummation of the transactions contemplated hereby ("FCC Consents"), such FCC Consents shall have become a Final Order and be in full force and effect and such FCC Consents shall not have any term, condition or restriction unacceptable to Parent in its sole discretion except as provided in Section 4.2.

          (g) Affiliate Letters. Parent shall have received an Affiliate Letter from each Person identified as an affiliate pursuant to Section 5.10.

          (h) Absence of Certain Changes or Events. Since the date of this Agreement, there shall not have been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (j) Suits; Actions. No suit, action, investigation or other proceeding by any Governmental Entity shall have been instituted and be pending which imposes, seeks to impose or reasonably would be expected to impose any remedy, condition or restriction that would have a Material Adverse Effect on the Company or that would materially restrict Parent's ownership or operation of the Company (except as provided in Section 4.2).

          (k) Debentures. Either (i) all Debentures shall have been covenant defeased (and all conditions thereto satisfied) in accordance with the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture or
     (ii) the Supplemental Indenture shall have become effective and the provisions thereof shall have become operative and the Majority Covenants shall no longer apply to or restrict the operations of the Company and its successors.

     6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and the Company shall have received a certificate of and executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of an executive officer of Parent to such effect.

          (c) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity (other than the FCC or the appropriate Governmental Entity under the HSR Act) which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Parent (collectively, "Parent Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Parent Required Regulatory Approvals shall be in full force and effect.

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the
Company:

          (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b) By either the Company or Parent if the Merger shall not have been consummated by the date which is 12 months from the date of this Agreement; provided, however, that such date shall be extended to the date which is 18 months from the date of this Agreement in the event all conditions to effect the Merger other than those set forth in Sections 6.1(b), 6.1(c), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(j) and 6.3(c) (the "Extension
     Conditions") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is 18 months from the date of this Agreement, as it may be so extended, shall be referred to herein as the "Outside Date");

     provided further that the right to terminate this Agreement under this
     Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulting in, the failure of the Merger to occur on or before such date;

          (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best effort to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3 and 4.2) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By either Parent or the Company if the approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (e) By Parent if (i) the Board of Directors of the Company shall have withdrawn, or adversely modified, or failed (upon Parent's request) to reconfirm its recommendation of the Merger or this Agreement (or determined to do so); (ii) the Board of Directors of the Company shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (iii) a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer; (iv) any person (other than Parent or an Affiliate of Parent) or "group" becomes the "beneficial owner" of 20% or more of the outstanding shares of Company Common Stock; (v) for any reason the Company fails to call or hold the Company Shareholders Meeting by the Outside Date (provided that Parent's right to terminate this Agreement under such clause (vi) shall not be available if at such time the Company would be entitled to terminate this Agreement under Section 7.1(h)) or (vii) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with, another Person pursuant to clause (b) of the proviso to the second sentence of Section 5.4;

          (f) By the Company, prior to the Required Company Vote having been obtained, if the Board of Directors of the Company determines to accept a Superior Proposal, but only after the Company (i) provides Parent with not less than 48 hours notice of its determination to accept such Superior Proposal including all material terms thereof and (ii) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company's right to terminate this Agreement under this paragraph (f) shall not be available if the Company is then in breach of Section 5.4);

          (g) By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and such Material Adverse Effect is not cured within 30 days after written notice thereof or if (i)(A) the Company has breached any covenant or agreement on the part of the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement, (B) any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or
     (C) any representation or warranty of
     the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within 30 days after written notice thereof and (iii) such breach of misrepresentation would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied (a "Terminating Company Breach");

          (h) By the Company, if (i)(A) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, the Voting Agreements or the Option Agreement, (B) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within 30 days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied (a "Terminating Parent Breach"). If at any time after the Company Shareholders Meeting has been called, a Terminating Parent Breach exists, and the Company has given Parent notice thereof, the Company shall have the right to adjourn or delay the Company Shareholders Meeting until up to 10 days after the Terminating Parent Breach has been cured or the 30 day cure period has expired.

     7.2  Effect of Termination.

          (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1 this Agreement shall forthwith become void (other than covenants in Section 4.2 respecting the Voting Agreements and the Option Agreement) and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 5.6, this Section
     7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

          (b) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1(d), (e), (f) or (g), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $2 million.

          (c) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1 (h), then Parent shall pay to the Company an amount equal to the sum of all of the Company's Expenses up to an amount equal to $2 million.

          (d) Payment of expenses pursuant to Section 7.2(b) or 7.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

          (e) In addition to any payment required by the foregoing provisions of this Section: (1) in the event that this Agreement is terminated pursuant to Section 7.1(e) (other than clause (vii) thereof) or 7.1(f), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $52.5 million; (2), in the event that this Agreement is terminated pursuant to Section 7.1(g) or clause (vii) of Section 7.1(e), then the Company shall pay Parent, no later than two days after the earlier to occur of (i) the date of entrance by the Company or any of its Subsidiaries into an agreement concerning a transaction that constitutes an Acquisition Proposal or (ii) the date any Person or Persons (other than Parent) purchases 20% or more of the assets or voting securities (in one or a series of transactions) of the Company and its Subsidiaries (provided that the entering of any definitive agreement referred to in clauses (i) and (ii) of this sentence is entered into by the Company or any of its Subsidiaries, or if there is no such agreement with respect to a purchase contemplated by clause (ii), any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly disclosed, within 12 months of such termination of this Agreement; (provided further, however, that a financing transaction constituting a sale and leaseback of communications towers and related equipment shall not constitute a transaction under clause (i) or (ii) above.)), a termination fee of $52.5 million; and (3) in the event the Agreement is terminated pursuant to Section 7.1(d), and none of the events described in clauses (i) and (ii) of subsection (2) of this Section 7.2(e) has occurred, then the Company shall pay to Parent, upon such termination, a termination fee of $30 million, provided however that if, within 12 months of such termination of this Agreement, an event described in clauses (i) and (ii) of subsection
     (2) of this Section 7.2(e) occurs (other than a financing transaction constituting a sale and leaseback of communications towers and related equipment), then, no later than two days after the occurrence of any such event, the Company shall pay Parent an additional termination fee of $22.5 million.

          (f) If this Agreement is terminated pursuant to Section 7.1(h) and the Company prior to the date of such termination consummated the Tender Offer, then Parent will pay the Company an amount equal to the product of (x) $3.5 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Company Expenses which may be owed pursuant to
     Section 7.2(c). If this Agreement is terminated pursuant to Section 7.1(h) and the Company prior to the date of such termination irrevocably made the Deposit pursuant to Section 5.9(e) hereof, then Parent will pay the Company an amount equal to $4.5 million.

          (g) If this Agreement is terminated pursuant to Section 7.1(b) and the Company prior to the date of such termination consummated the Tender Offer, then Parent will pay the Company an amount equal to the product of (x) $1.75 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Company Expenses which may be owed pursuant to Section 7.2(c). If this Agreement is terminated pursuant to
     Section 7.1(b) and the Company prior to the date of such termination irrevocably made the Deposit pursuant to Section 5.9(e) hereof, then Parent will pay the Company an amount equal to $2.25 million.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq required further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (other than the condition set forth in Section 6.1(e) which shall be non-waivable). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     8.1 No Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to AT&T Corp., 295 North Maple Avenue, Basking Ridge, New Jersey, 07920, Attention: Marilyn Wasser, Facsimile No.
     (908) 221-6618 with copies to Wachtell, Lipton, Rosen & Katz, 51 West 52(nd) Street, New York, New York, 10019, Attention: David M. Silk, Facsimile No. (212) 403-2000;

          (b) if to the Company, to Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina, 27455, Attention:
     Richard C. Rowlenson, Facsimile No. (336) 545-2219 with a copy to Latham & Watkins, 885 Third Avenue, New York, New York, 10022, Attention: Raymond Y. Lin, Facsimile No.: (212) 751-4864.

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The Table of Contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5  Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the confidentiality agreement and Option Agreement entered into by Parent and the Company in connection with the transactions contemplated hereby, which shall survive the execution and delivery of this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6 Governing Law. Except as to matters of internal corporation law, which shall be governed by the laws of the State of North Carolina, in the case of the Company, New York in the case of Parent and Delaware in the case of Merger Sub, this Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of choice-of-law thereof.

     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10  Definitions.  As used in this Agreement:

          (a) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of such entity and its Subsidiaries taken as a whole or could reasonably be expected to prevent or materially delay (beyond the Outside Date) consummation of the transactions contemplated by this Agreement, other than any such changes, circumstances and effects to the extent arising out of changes, circumstances or effects occurring after, which did not occur before, the Approval Satisfaction Date from (i) general economic conditions, or (ii) changes in the wireless communications business generally that do not, in either case, significantly disproportionately affect the Company.

          (d) "Approval Satisfaction Date" means the date not before six months from the date hereof, on which all conditions to the Closing under Section
     6.1 and 6.2 have been satisfied or waived (other than 6.1(d), 6.1(e), 6.1(f) and 6.1(a), provided that the failure to satisfy 6.1(a) is due to Parent's failure to cause 6.1(d) to occur and not as a result of the Company's actions or failure to take action).

          (e) "Final Order" means an order of the FCC approving the transfer of control with respect to all FCC licenses, permits and other authorizations held by the Company, and shall be deemed to be a Final Order when the time for the filing of any protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal of such FCC order to the FCC or any Governmental Authority having jurisdiction over such order, and the time for review or reconsideration by the FCC on its own motion, has expired and no protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review of such order is pending.

          (f) "Knowledge" or "to the knowledge" of the Company means the actual knowledge of any of the persons specified in Schedule 8.10(f) after reasonable inquiry.

          (g) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

          (h) "Organizational Documents" means, with respect to any entity, the articles of incorporation, by-laws, partnership or limited liability company agreement and other governing documents of such entity, as applicable.

          (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (j) "Required Consents" means the consents to the agreements set forth in Schedule 8.10(j).

          (k) "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Notwithstanding the above, nothing contained in this Agreement shall be construed such that International Wireless Corporation Holdings, Inc. or any of its subsidiaries may be deemed to be a Subsidiary of the Company.

          (l) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

          (m) "Company Disclosure Schedule" means a disclosure schedule delivered by the Company to Parent at the execution of this Agreement, which is incorporated by reference into, and constitutes a part of, this Agreement. Reference to particular "Schedules" are references to schedules contained in the Company Disclosure Schedule.

     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of October 2, 1998.

                                          AT&T CORP.

                                          By: /s/ MICHAEL BERG
                                            ------------------------------------
                                              Name: Michael Berg
                                              Title:  General Attorney and
                                                      Assistant Secretary

                                          WINSTON, INC.

                                          By: /s/ MICHAEL BERG
                                            ------------------------------------
                                              Name: Michael Berg
                                              Title:  Vice President

                                          VANGUARD CELLULAR SYSTEMS, INC.

                                          By: /s/ STEPHEN R. LEEOLOU
                                            ------------------------------------
                                              Name: Stephen R. Leeolou
                                              Title: President and Chief
                                                     Executive Officer

                                                                      APPENDIX B

                                OPTION AGREEMENT

     OPTION AGREEMENT, dated as of October 2, 1998 (the "Agreement"), by and between Vanguard Cellular Systems, Inc., a North Carolina corporation ("Issuer"), and AT&T Corp., a New York corporation ("Grantee").

     WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a subsidiary of Grantee with such subsidiary as the surviving corporation in the Merger; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option, on the terms set forth herein; and

     WHEREAS, terms not defined herein shall have the meanings set forth in the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein Issuer and Grantee agree as follows:

          1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 7,319,000 (as adjusted as set forth herein) shares of Class A Common Stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $23 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

          2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time, after the occurrence of any event as a result of which the Grantee shall be entitled to receive a termination fee pursuant to Section 7.2(e) of the Merger Agreement in the amount of $52.5 million pursuant to part (1) or part (2) of such Section or in the amount of $22.5 million pursuant to part (3) of such Section (a "Purchase Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months and one day after the occurrence of a termination of the Merger Agreement in accordance with Section 7.1 (d), (e), (f) or (g) and (C) a termination of the Merger Agreement in accordance with Section 7.1(a), (b), (c) or (h) of the Merger Agreement. Notwithstanding the termination of the Option, Grantee shall be entitled to exercise the Option or have the Option repurchased if it has duly given notice of its intent to exercise the Option or have the Option repurchased in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

          (b) In the event that Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") to that effect which notice also specifies the total number of shares the Grantee will purchase pursuant to such exercise and a date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, however, that (i) if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the rules and regulations of the FCC), the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase or any other transaction contemplated hereby, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and, in the case of any prior notification or approval required in connection with such purchase, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

          3. Payment and Delivery of Certificates. (a) At the Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the product of (x) the Purchase Price and (y) the number of shares being purchased pursuant to the exercise of the Option.

          (b) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the shares to be purchased at the Option Closing, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and a new Option evidencing the rights of the Grantee to purchase the balance of the shares purchasable hereunder.

          (c) Certificates for the shares delivered at the Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows (if and to the extent true and necessary in light of legal and factual circumstances existing at such time):

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO CERTAIN PROVISIONS AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF OCTOBER 2, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF VANGUARD CELLULAR SYSTEMS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          4. Option Repurchase. (a) Upon the occurrence of a Purchase Event prior to the termination of the Option, in lieu of exercising the Option, Grantee may require Issuer to repurchase the Option. If Grantee so elects, Issuer (or any successor thereto) shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee, as the case may be, and reasonably acceptable to the Issuer.

          (b) The Grantee may exercise its right to require Issuer to repurchase the Option pursuant to this Section by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option in accordance with the provisions of this Section. Within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

          To the extent that Issuer is prohibited under applicable law or regulation from repurchasing, or requires any approval of its stockholders to repurchase, the Option in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to this
     Section is prohibited under applicable law or regulation from delivering, or requires any approval of its stockholders to deliver, to Grantee, the Option Repurchase Price in full (and Issuer hereby undertakes to use its best efforts to obtain such approval of its stockholders and all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee, that portion of the Option Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee, a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price. In such event, notwithstanding anything to the contrary contained herein, the Option shall not terminate until at least five business day have passed from receipt by Grantee of the notice and portion of the Option Repurchase Price contemplated by the first sentence of this paragraph.

          Notwithstanding anything to the contrary contained herein, in no event shall the sum of the Option Repurchase Price and the termination fee pursuant to Section 7.2(e) of the Merger Agreement received by the Grantee from the Issuer exceed $53 million and, if such sum otherwise would exceed such amount, the Option Repurchase Price shall be reduced such that the sum of the Option Repurchase Price and the Termination Fee equals $53 million.

          5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

             (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

             (b) Authorized Stock. Issuer's representations and warranties in the Merger Agreement are incorporated herein by reference. Without limiting the generality or effect of the foregoing, Issuer has taken all necessary corporate and other action to authorize and reserve, and to permit it to issue, and, at all times from the date hereof until the obligation to deliver shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any substitute option pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer, and the holder thereof shall be entitled to all rights and privileges (without limitation) relating to shares of Issuer Common Stock generally, including with respect to voting and disposition.

             (c) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Issuer or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Issuer or the comparable organizational documents of any Significant Subsidiary of Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Issuer or any Significant Subsidiary of Issuer or their respective properties or assets (without prejudice to the Company's obligations hereunder, other than covenant restrictions contained in the Indenture with respect to the Company's 9 3/8% Debentures due 2006 and the Company's bank credit facility with the banks named therein, each of which the Company hereby covenants to use its best efforts to have waived), or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Issuer or any of its Significant

        Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Issuer, (y) impair the ability of Issuer to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

             (d) State Takeover Statutes. The Board of Directors of Issuer has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby all applicable state anti-takeover statutes.

          6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Grantee and the consummation by Grantee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a legal, valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

             (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement hereby shall not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Grantee or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Grantee or the comparable organizational documents of any Significant Subsidiary of Grantee, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Grantee or any Significant Subsidiary of Grantee or their respective properties or assets, or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Grantee or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Grantee, (y) impair the ability of Grantee to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

             (c) Purchase Not for Distribution. Any shares or other securities acquired by Grantee upon exercise of the Option are acquired for its own account, and shall not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

          7. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar or other transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common

     Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued or cease to be issued and outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance or ceasing to be issued and outstanding, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

          8. Registration Rights. Upon the occurrence of a Purchase Event that occurs prior to the termination of the Option, Issuer shall, at the request of Grantee, promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Issuer Common Stock issued upon total or partial exercise of this Option ("Option Shares"), or shares acquired under the Voting Agreement, in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer.

          9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on Nasdaq (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

          10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          11.  Miscellaneous.

          (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

          (c) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

          (d) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (f) Headings. All Section headings are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

          (g) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          (h) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting Agreement and the Merger Agreement (including the documents and instruments referred to therein) and the confidentiality agreement entered into by Issuer and Grantee in connection with the transactions contemplated by the Merger Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of such agreements and (ii) except as expressly otherwise provided herein or in the Voting Agreement or the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

          (i) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) if to Grantee, to

              AT&T Corp.
              295 North Maple Avenue
              Basking Ridge, New Jersey 07920
              Telecopy No.: (908) 221-6618
              Attention: Marilyn Wasser

              with copies to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Telecopy No.: (212) 403-2000
              Attention: David M. Silk; and

          (ii) if to Issuer, to

               Vanguard Cellular Systems, Inc.
               2002 Pisgah Church Road
               Greensboro, NC 27455
               Telecopy No.: (336) 545-2219
               Attention: Richard Rowlenson

               with a copy to:

               Latham & Watkins
               53rd at Third Avenue, Suite 1000
               885 Third Avenue
               New York, NY 10022-4802
               Telecopy No.: (212) 751-4864
               Attention: Raymond Y. Lin.

          (j) Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer without the prior written consent of Grantee, and Grantee may assign or delegate, in whole or in part, any of its rights hereunder. Any assignment or delegation in violation of the preceding sentence shall be void.

          (k) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (l) ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO

     PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THE FOREGOING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          VANGUARD CELLULAR SYSTEMS, INC.

                                          By: /s/ STEPHEN R. LEEOLOU
                                            ------------------------------------
                                              Name: Stephen R. Leeolou
                                              Title: President and Chief
                                              Executive Officer

                                          AT&T CORP.

                                          By: /s/ MICHAEL BERG
                                            ------------------------------------
                                              Name: Michael Berg
                                              Title: Assistant Secretary

                                                                      APPENDIX C

                [Letterhead of Wasserstein Perella & Co., Inc.]

                                October 2, 1998

Board of Directors
Vanguard Cellular Systems, Inc.
2002 Pisgah Church Road, Suite 300
Greensboro, North Carolina 27455

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of Vanguard Cellular Systems, Inc., a North Carolina corporation (the "Company") (other than AT&T Corp., a New York corporation (the "Parent")) of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 2, 1998 (the "Merger Agreement"), among the Company, the Parent and Winston, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"). The Merger Agreement provides for, among other things, a merger of the Company with and into the Merger Sub (the "Merger") pursuant to which each outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (other than any such shares held by the Company or any wholly owned subsidiary of the Company (as treasury stock or otherwise)) (the "Company Common Stock") will be converted into the right to receive (i) $23.00 in cash, without interest (the "Cash Election") or (ii) 0.3987 shares of Common Stock, par value $1.00 per share of Parent (the "Parent Common Stock") (the "Stock Election"), or
(iii) a combination or cash and Parent Common Stock as set forth in the Merger Agreement ((i) (ii) and (iii) collectively, the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and Parent for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company and Parent to review and discuss such information and, among other matters, each of the Company's and Parent's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company and Parent, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and Parent or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the cellular telephone industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or Parent, or assumed any responsibility for conducting a physical inspection of the properties or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us. We note that the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on the Company or Parent or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Parent or the Company will actually trade at any time.

     In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Wasserstein Perella & Co., Inc. ("WP&Co.") has provided investment banking services to the Company from time to time. WP&Co. advised the Company in the sale of certain assets of Vanguard Cellular Systems of South Carolina, Inc. and in the sale of the assets of Western Florida Cellular Telephone Corp. and related minority-owned cellular interests. WP&Co. will receive customary fees for such services.

     WP&Co. solicited proposals from other parties with respect to the acquisition of the Company or any of its assets. The Company considered such proposals and determined that the Merger with the Parent was the best proposal for the Company.

     Our opinion addresses only the fairness from a financial point of view to the stockholders of the Company (other than the Parent) of the Merger Consideration, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company or the Parent following consummation of the Merger or at any time.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to stockholders of the Company relating to the Merger, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Merger Consideration provided for pursuant to the Merger Agreement is fair to the stockholders of the Company (other than the Parent) from a financial point of view.

                                          Very truly yours,

                                          /s/ WASSERSTEIN PERELLA & CO., INC.
                                          --------------------------------------
                                          WASSERSTEIN PERELLA & CO., INC.

                                                                      APPENDIX D

                    NORTH CAROLINA BUSINESS CORPORATION ACT

                                  ARTICLE 13.

                               DISSENTERS' RIGHTS

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     55-13-01  DEFINITIONS. -- In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided by G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     55-13-02  RIGHT TO DISSENT. -- (a) In addition to any rights granted under
Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were
     (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

             (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

             (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except;

                a. Cash;

                b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or

                c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

     55-13-03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) He does so with respect to all shares of which he is the beneficial shareholder.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     55-13-20 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

     55-13-21 NOTICE OF INTENT TO DEMAND PAYMENT -- (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

     55-13-22 DISSENTERS' NOTICE -- (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must: (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (3) Supply a form for demanding payment; (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 or more than 60 days after the date the subsection (a) notice is mailed; and (5) Be accompanied by a copy of this Article.

     55-13-23 DUTY TO DEMAND PAYMENT -- (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

     55-13-24 SHARE RESTRICTIONS -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     55-13-25 PAYMENT -- (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) the payment shall be accompanied by: (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any; (2) An explanation of how the corporation estimated the fair value of the shares; (3) An explanation of how the interest was calculated; (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and (5) A copy of this Article.

     55-13-26 FAILURE TO TAKE ACTION. -- (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

     55-13-28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM. -- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if: (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated; (2) The corporation fails to make payment under G.S. 55-13-25; or (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (j) under subdivision (a)(l) within 30 days after the corporation made payment for his shares of (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

PART 3.  JUDICIAL APPRAISAL OF SHARES

     55-13-30 COURT ACTION. -- (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

     55-13-31 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he or she has been made, or threatened to be made, a party by reason of the fact that he or she was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
  NO.
-------
  2.01    Amended and Restated Merger Agreement, dated as of October
          2, 1998, among the Registrant, Winston, Inc. and Vanguard
          Cellular Systems, Inc. ("Vanguard") (the "Merger Agreement")
          (included as Appendix A to the Proxy Statement/Prospectus).
          The Registrant agrees to furnish supplementally a copy of
          any omitted schedule to the Securities and Exchange
          Commission (the "Commission") upon request.
  2.02    Agreement and Plan of Restructuring and Merger among the
          Registrant, Italy Merger Corp. and Tele-Communications,
          Inc., dated as of June 23, 1998 (incorporated by reference to Exhibit 2.01 to the Registrant's Registration Statement
          on Form S-4, File No. 333-70279). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the
          Commission upon request.

EXHIBIT
  NO.
-------
  4.01    No instrument that defines the rights of holders of
          long-term debt of the Registrant and all of its consolidated subsidiaries is filed herewith pursuant to Regulation S-K,
          Item 601(b)(4)(iii)(A). Pursuant to such regulation, the
          Registrant hereby agrees to furnish a copy of any such
          instrument to the Commission upon request.
  5.01    Opinion of Robert S. Feit, Esq., General Attorney and
          Assistant Secretary of the Registrant, as to the legality of the securities being registered.
  8.01    Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
          federal income tax matters.*
  8.02    Opinion of Latham & Watkins as to certain U.S. federal
          income tax matters.*
 23.01    Consent of Robert S. Feit, Esq., General Attorney and
          Assistant Secretary of the Registrant (included in Exhibit
          5.01).
 23.02    Consent of Wasserstein Perella & Co., Inc.
 23.03    Consents of PricewaterhouseCoopers LLP.
 23.04    Consent of KPMG LLP.
 23.05    Consent of KPMG LLP.
 23.06    Consent of Arthur Andersen LLP.
 23.07    Consent of Arthur Andersen & Co.
 23.08    Consent of KPMG LLP
 23.09    Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.01).
 23.10    Consent of Latham & Watkins (included in Exhibit 8.02).
 24.01    Powers of attorney.
 99.01    Option Agreement, dated as of October 2, 1998, between the
          Registrant and Vanguard (included as Appendix B to the Proxy
          Statement/Prospectus).
 99.02    Voting Agreements, dated as of October 2, 1998, between the
          Registrant and Haynes G. Griffin, Stephen R. Leeolou, L.
          Richardson Preyer, Jr., Stuart S. Richardson, Piedmont
          Harbor-Piedmont Associates Limited Partnership and the Smith
          Richardson Foundation, Inc. (incorporated by reference to
          Exhibit 3 to the Schedule 13D filed by the Registrant with respect to Vanguard on October 2, 1998).
 99.03    Charitable Trust and Family Foundation Voting Agreements,
          dated as of December 22, 1998, between the Registrant and
          The Haynes G. Griffin 1998 Charitable Remainder Unitrust,
          the Griffin Family Foundation, The Stephen R. and Mary D.
          Leeolou 1998 Charitable Remainder Unitrust, the Leeolou
          Family Foundation, the Lunsford Richardson Preyer, Jr.
          Charitable Remainder Unitrust and the Preyer-Jacobs
          Foundation (incorporated by reference to Exhibit 7 to
          Amendment No. 2 to the Schedule 13D filed by the Registrant with respect to Vanguard on January 4, 1999).
 99.04    Letter Agreement, dated December 28, 1998, between the
          Registrant and Vanguard regarding the Executive Loan Program
          (incorporated by reference to Exhibit 6 to Amendment No. 2 to the Schedule 13D filed by the Registrant with respect to
          Vanguard on January 4, 1999).
 99.05    Form of Vanguard Proxy Card.
 99.06    Form of Election and Letter of Transmittal.

-------------------------
* To be filed by a post-effective amendment upon consummation of the Merger.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That, prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     To supply, by means of a post-effective amendment, all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 26, 1999.

                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                                     Marilyn J. Wasser
                                            Vice President -- Law and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                            CAPACITY
                      ---------                                            --------
            PRINCIPAL EXECUTIVE OFFICER:
                          *                              Chairman and Chief Executive Officer
-----------------------------------------------------
                C. Michael Armstrong

            PRINCIPAL FINANCIAL OFFICER:

                          *                              Senior Executive Vice President and Chief
-----------------------------------------------------      Financial Officer
                  Daniel E. Somers

            PRINCIPAL ACCOUNTING OFFICER:

                          *                              Vice President and Controller
-----------------------------------------------------
                 Nicholas S. Cyprus

                          *                              Director
-----------------------------------------------------
                C. Michael Armstrong

                          *                              Director
-----------------------------------------------------
                   Kenneth T. Derr

                          *                              Director
-----------------------------------------------------
                 M. Kathryn Eickhoff

                          *                              Director
-----------------------------------------------------
                  Walter Y. Elisha

                          *                              Director
-----------------------------------------------------
                 George M.C. Fisher

                      SIGNATURE                                            CAPACITY
                      ---------                                            --------

                          *                              Director
-----------------------------------------------------
                   Donald V. Fites

                          *                              Director
-----------------------------------------------------
                   Ralph S. Larsen

                          *                              Director
-----------------------------------------------------
                  Donald F. McHenry

                          *                              Director
-----------------------------------------------------
                  Michael I. Sovern

                          *                              Director
-----------------------------------------------------
                  Sanford I. Weill

                          *                              Director
-----------------------------------------------------
                   Thomas H. Wyman

                          *                              Director
-----------------------------------------------------
                   John D. Zeglis

             *By: /s/ MARILYN J. WASSER
  ------------------------------------------------
                  Marilyn J. Wasser
                 (Attorney-in-Fact)

March 26, 1999

                                  EXHIBIT LIST

EXHIBIT
  NO.
-------
  2.01    Amended and Restated Merger Agreement, dated as of October
          2, 1998, among the Registrant, Winston, Inc. and Vanguard
          Cellular Systems, Inc. ("Vanguard") (the "Merger Agreement")
          (included as Appendix A to the Proxy Statement/Prospectus).
          The Registrant agrees to furnish supplementally a copy of
          any omitted schedule to the Commission upon request.

  2.02 Agreement and Plan of Restructuring and Merger among the Registrant, Italy Merger Corp. and Tele-Communications,
          Inc., dated as of June 23, 1998 (incorporated by reference to Exhibit 2.01 to the Registrant's Registration Statement on Form S-4, File No. 333-70279). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
  4.01 No instrument which defines the rights of holders of long-term debt, of the Registrant and all of its consolidated subsidiaries, is filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.
  5.01    Opinion of Robert S. Feit, Esq., General Attorney and
          Assistant Secretary of the Registrant, as to the legality of the securities being registered.
  8.01    Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
          federal income tax matters.*
  8.02 Opinion of Latham & Watkins as to certain U.S. federal income tax matters.*
 23.01    Consent of Robert S. Feit, Esq., General Attorney and
          Assistant Secretary of the Registrant (included in Exhibit
          5.01).
 23.02    Consent of Wasserstein Perella & Co., Inc.
 23.03    Consents of PricewaterhouseCoopers LLP.
 23.04    Consent of KPMG LLP.
 23.05    Consent of KPMG LLP.
 23.06    Consent of Arthur Andersen LLP.
 23.07    Consent of Arthur Andersen & Co.
 23.08    Consent of KPMG LLP
 23.09    Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.01).
 23.10    Consent of Latham & Watkins (included in Exhibit 8.02).
 24.01    Powers of attorney.
 99.01    Option Agreement, dated as of October 2, 1998, between the
          Registrant and Vanguard (included as Appendix B to the Proxy
          Statement/Prospectus).
 99.02    Voting Agreements, dated as of October 2, 1998, between the
          Registrant and Haynes G. Griffin, Stephen R. Leeolou, L.
          Richardson Preyer, Jr., Stuart S. Richardson, Piedmont
          Harbor-Piedmont Associates Limited Partnership and the Smith
          Richardson Foundation, Inc. (incorporated by reference to
          Exhibit 3 to the Schedule 13D filed by the Registrant with respect to Vanguard on October 2, 1998).

---------------

* To be filed by a post-effective amendment upon consummation of the Merger.

EXHIBIT
  NO.
-------
 99.03    Charitable Trust and Family Foundation Voting Agreements,
          dated as of December 22, 1998, between the Registrant and
          The Haynes G. Griffin 1998 Charitable Remainder Unitrust,
          the Griffin Family Foundation, The Stephen R. and Mary D.
          Leeolou 1998 Charitable Remainder Unitrust, the Leeolou
          Family Foundation, the Lunsford Richardson Preyer, Jr.
          Charitable Remainder Unitrust and the Preyer-Jacobs
          Foundation (incorporated by reference to Exhibit 7 to
          Amendment No. 2 to the Schedule 13D filed by the Registrant with respect to Vanguard on January 4, 1999).
 99.04    Letter Agreement, dated December 28, 1998, between the
          Registrant and Vanguard regarding the Executive Loan Program
          (incorporated by reference to Exhibit 6 to Amendment No. 2 to the Schedule 13D filed by the Registrant with respect to
          Vanguard on January 4, 1999).
 99.05    Form of Vanguard Proxy Card.
 99.06    Form of Election and Letter of Transmittal.